Loan No. 07-0004432

GENERAL ELECTRIC CAPITAL CORPORATION

(as Administrative Agent and a Lender)

THE FINANCIAL INSTITUTIONS WHO ARE OR HEREAFTER

BECOME PARTIES TO THIS LOAN AGREEMENT,

as Lenders,

and

CHP PORTLAND, LLC

CHP MEDFORD 1, LLC,

and

CHP FRIENDSWOOD SNF, LLC,

Each, a Delaware limited liability company,

(Borrower)

 LOAN AGREEMENT

 Dated as of: September 13, 2012

Cornerstone Portfolio

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Exhibits and Schedules

Exhibit A	Description of Projects and Operators; Allocated Loan Amounts
Exhibit B	Loan Commitments
Schedule 2.1	Conditions to Advance of Loan Proceeds
Schedule 2.3(a)	Amortization Schedule
Schedule 2.5(b)	Required Repairs
Schedule 2.7	Sources and Uses
Schedule 6.1	Organizational Information; Organizational Chart
Schedule 6.22	Disclosures Regarding Healthcare Matters
Schedule 6.22(a)	Third Party Payor Programs
Schedule 6.22(b)	Primary Licenses
Schedule 7.2	Form of Compliance Certificate
Schedule 12.37	Post-Closing Obligations

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LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into as of September 13, 2012 by and among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GE Capital”), as Administrative Agent and collateral agent for the Lenders (as defined herein) (in such capacity and together with its successors and permitted assigns, the “Administrative Agent”), THE FINANCIAL INSTITUTIONS WHO ARE OR HEREAFTER BECOME PARTIES TO THIS AGREEMENT as Lenders (together with their successors and permitted assigns, each a “Lender” and collectively, the “Lenders”), and CHP PORTLAND, LLC, CHP MEDFORD 1, LLC, and CHP FRIENDSWOOD SNF, LLC, each, a Delaware limited liability company (individually or collectively, as the context may require, and together with such Affiliates of each as may from time to time become signatories hereto as “Borrowers” “Borrower”).

ARTICLE I

DEFINITIONS

Section 1.1.    Certain Definitions. As used herein, the following terms have the meanings indicated:

“Acceleration Prepayment Premium” has the meaning assigned in Section 2.4(d).

“Acceptance Notice” has the meaning assigned in Section 11.25.

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“ACH” has the meaning assigned in Section 2.6(c).

“Acknowledgement of Property Manager” means any Collateral Assignment, Subordination and Agreement of a Property Manager (whether one or more) executed by a Property Manager in favor of the Administrative Agent (on behalf of itself and the Lenders).

“Adjusted Expenses” means actual operating expenses related to the Projects, excluding any rent and interest paid and depreciation recorded by Operating Tenant on a stabilized accrual basis for the previous twelve (12) month period (as reasonably adjusted by Administrative Agent), including: (i) recurring expenses as determined under GAAP, (ii) real estate taxes, (iii) management fees (whether paid or not) in an amount not less than five percent (5%) of effective gross income (or the actual management fee paid, if higher) and (iv) a replacement reserve (whether reserved or not) of not less than Three Hundred Fifty and No/100 Dollars ($350) per Residential Unit.

“Adjusted Net Operating Income” or “ANOI” means annualized Adjusted Revenue less Adjusted Expenses, based upon the financial reports provided by Borrower under Article 7 and approved by Administrative Agent in its reasonable discretion.

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“Adjusted Revenue” means revenues generated by the Operator at the Projects for the period in question (and if none specified, then for the most current twelve (12) months), as determined under GAAP, but excluding (a) nonrecurring income and non-property related income (as determined by Administrative Agent in its sole discretion) and income from tenants that is classified as “bad debt” under GAAP, and (b) late fees and interest income; provided, however, if actual occupancy of the Projects, taken as a whole, exceeds 95%, Adjusted Revenue shall be proportionately reduced assuming an occupancy of 95%.

“Administrative Agent” has the meaning assigned in the preamble to this Agreement.

“Affected Lender” has the meaning assigned in Section 2.13(a).

“Affiliate” means, with respect to a particular Person, (a) any corporation in which such Person or any partner, shareholder, director, officer, member, or manager of such Person directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which such Person or any partner, shareholder, director, officer, member, or manager of such Person is a partner, joint venturer or member, (c) any trust in which such Person or any partner, shareholder, director, officer, member or manager of such Person is a trustee or beneficiary, (d) any Person which is directly or indirectly owned or controlled by such Person or any partner, shareholder, director, officer, member or manager of such Person, (e) any partner, shareholder, director, officer, member, manager or employee of such Person, (f) any Person related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of such Person. Any Borrower Party shall be deemed an Affiliate of Borrower.

“Affiliated Manager” shall mean any property manager in which Borrower, or any Affiliate of Borrower has, directly or indirectly, any legal, beneficial or economic interest.

“Agreement” means this Loan Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Anti-Money Laundering Laws” means those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App. Section 1, et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701, et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

“Approved Fund” means, with respect to Administrative Agent or any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) Administrative Agent or such Lender, (ii) any Affiliate of Administrative Agent or such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages Administrative Agent or such Lender.

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“Approved Insurer” means any insurer (other than Medicaid/Medicare/TRICARE) as may be approved by Administrative Agent from time to time in its sole discretion.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 12.3 (with the consent of any party whose consent is required by Section 12.3), accepted by the Administrative Agent, in form and substance satisfactory to Administrative Agent.

“Assignment of Hedge Agreement” means one more collateral assignments of Hedge Agreements, as amended, restated, supplemented or otherwise modified from time to time, which may be executed and delivered by Borrower and the counterparty under such Hedge Agreement to Administrative Agent (on behalf of itself and the Lenders), in accordance with Section 2.9 hereof.

“Assignment of Leases and Rents” means any Assignment of Leases and Rents (whether one or more), executed by any Borrower for the benefit of Administrative Agent (on behalf of itself and the Lenders), and pertaining to the Leases, as amended, restated, supplemented or otherwise modified from time to time.

“Assignment of Membership Interests” means any Assignment of Membership Interests, executed by the sole member of any Borrower for the benefit of Administrative Agent (on behalf of the Lenders), and pertaining to all of the membership interests in such Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“ASTM” means the American Society for Testing and Materials.

“Award” has the meaning assigned in Section 3.3.

“Bankruptcy Party” has the meaning assigned in Section 9.7.

“Bank Secrecy Act” means the Bank Secrecy Act, 31 U.S.C. Section 5311, et seq.

“Borrower” has the meaning assigned in the preamble to this Agreement.

“Borrower Formation Documents” has the meaning assigned in Section 6.1(b).

“Borrower Party” means any Guarantor, any general partner of any Borrower, and any general partner in any partnership that is a general partner of any Borrower, any manager or managing member of any Borrower, and any manager or managing member in any limited liability company that is a managing member of any Borrower.

“Borrower’s Knowledge” means the knowledge of any Borrower after diligent inquiry including, without limitation, review of existing reports (e.g., environmental and property condition reports) regarding the Projects, inquiry of the current operator of the Projects.

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“Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of Illinois are not open for general banking business.

“Cash Management Agreement” means any agreement existing as of the date hereof or from time to time during the term of the Loan among Administrative Agent (on behalf of itself and the Lenders), a Borrower, a Master Tenant (and any combination of the foregoing persons) and a bank approved by Administrative Agent regarding the establishment and operation of a lockbox account, blocked account or similar account into which rents and other Revenue are to be deposited, and includes the Deposit Account Control Agreement.

“Casualty” has the meaning assigned in Section 3.2.

“Census Report” means, with respect to the Projects, a report which records the number of licensed beds for the Projects, as well s the number of patients and patient census days by Third Party Payor source.

“Closing Date” means the date the Loan is funded by the Lenders.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all real and personal property with respect to which Liens in favor of Administrative Agent are executed, identified or purported to be granted pursuant to the Loan Documents and which secure the Obligations described in the Loan Documents and the Secured Hedge Agreement, and includes, without limitation, all of a Borrower’s right, title and interest in, to and under all personal property, real property, and other assets that arise from, are used in connection with, are related to or are located at the Projects, whether now owned by or owing to, or hereafter acquired by or arising in favor of a Borrower (including all personal property and other assets owned or acquired under any trade names, styles or derivations thereof), and whether owned or consigned by or to, or leased from or to, a Borrower, and regardless of where located.

“Commercial Lease” means any non-residential Lease of any portion of a Project, but excluding each Master Lease.

“Compliance Certificate” means the compliance certificate in the form of Schedule 7.2 attached hereto.

“CON” means a certificate of need or similar certificate, license or approval issued by the State Regulator for the requisite number of Residential Units in each of the Projects.

“Condemnation” has the meaning assigned in Section 3.3.

“Contest” has the meaning assigned in Section 13.1(b).

“Contract Rate” means a floating rate of interest equal to four and five tenths percent (4.50%) per annum in excess of the LIBOR Rate.*

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“Control” or “controls” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract, by its position with such Person as general partner or managing member, or otherwise; and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing.

“Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or any of its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person or any of its assets would be liable or subject, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person or any of its assets is liable or subject, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person or any of its assets is liable or subject contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Debt Service” means, for any particular period, the aggregate interest, fixed principal (if applicable), and other payments due during such period under the Loan and under any other permitted Debt relating to the Projects expressly approved by Administrative Agent (but not including payments applied to escrows or reserves required by Administrative Agent or the Lenders). In the event that Debt Service for a period of twelve (12) months (or other calculation period) is not available, Administrative Agent shall annualize the Debt Service for such period of time as is available.

“Debt Service Coverage Ratio” means the ratio of (i) Adjusted Net Operating Income for the Projects for a particular period, to (ii) Debt Service for such period.

“Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of the Contract Rate.

“Defaulting Lender” means a Lender that (a) has given written notice to Borrower, Administrative Agent, or any other Lender that it will fail to fund any amounts to be funded by such Lender after the Closing Date under this Agreement or otherwise fails to fund such amount under this Agreement; (b) is in default for failing to make payments under one or more syndicated credit facilities (unless subject to a good faith dispute); (c) has declared (or the holding company of such Lender has declared) bankruptcy or is otherwise involved in a liquidation proceeding and Administrative Agent has determined such Lender is reasonably likely to become a Defaulting Lender or (d) is the subject of a receivership.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Borrower.

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“Deposit Account Bank” means each bank in which any Borrower maintains a Deposit Account.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to Administrative Agent, among Administrative Agent, a Borrower and the Deposit Account Bank, which agreement provides that (a) such bank shall comply with instructions originated by Administrative Agent directing disposition of the funds in such Deposit Account without further consent by Borrower, and (b) such bank shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of commercially reasonable fees and other items, in each such case expressly consented to by Administrative Agent, and containing such other terms and conditions as Administrative Agent may require, as amended, restated, supplemented or otherwise modified from time to time.

“Determination Date” has the meaning assigned in Section 8.15(a).

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Electronic Transmission” means any process of communication that does not directly involve the physical transfer of paper and that is suitable for the retention, retrieval and reproduction of information by the recipient.

“Environmental Indemnity Agreement” means that certain Hazardous Materials Indemnity Agreement dated of even date hereof in favor of Administrative Agent (for itself and on behalf of the Lenders) executed by Borrower and Guarantor with respect to the Projects, as amended, restated, supplemented or otherwise modified from time to time.

“Environmental Laws” means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, without limitation, such laws (a) governing or regulating the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials, (b) governing or regulating the transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of such property, or (c) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means each Restricted Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Party, are (or were at any time in the past six years) treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” has the meaning assigned in Article 9.

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“Federal Bankruptcy Code” means Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended.

“Financial Institution” means a United States Financial Institution as defined in 31 U.S.C. 5312, as amended from time to time.

“Financing Notice” has the meaning assigned in Section 12.32.

“FIRREA” has the meaning assigned in Schedule 2.1.

“Friendswood Project” means the Project described on Part 4 of Exhibit A.

“Funds” means, collectively, the Replacement Escrow Fund, the HUD Fund and the Master Lease Fund.

“GAAP” means general accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable on the date so indicated and consistently applied.

“GE Capital” has the meaning assigned in the Preamble to this Agreement.

“GECB” has the meaning specified in Section 12.3.

“Governmental Account Debtor” means any Account Debtor that is a Governmental Authority, including, without limitation, Medicare and Medicaid.

“Governmental Approvals” means, collectively, all consents, licenses and permits and all other authorizations or approvals required from any Governmental Authority to operate the Projects.

“Governmental Authority” means any federal, state, county or municipal government or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body (including, without limitation, the State Regulator), or any court, administrative tribunal, or public body.

“Guarantor” means Cornerstone Core Properties REIT, Inc.

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“Hazardous Materials” means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by product thereof, (b) asbestos or asbestos containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f)any explosive or radioactive substances, (g) lead or lead-based paint, (h) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any Governmental Authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws, (i) any excessive moisture, mildews, mold or other fungi in quantities and/or concentrations that could reasonably be expected to pose a risk to human health or the environment, or negatively impact the value of the Projects or (j) any elements, material, compounds, mixtures, chemicals, wastes, pollutants, contaminants or substances known to cause cancer or reproductive toxicity, that, because of its quantity, concentration or physical or chemical characteristics, exposure is limited or regulated by any Governmental Authority having jurisdiction over human health and safety, natural resources or the environment, or which poses a significant present or potential hazard to human health and safety, or to the environment, if released into the workplace or the environment.

“Healthcare Investigations” means any inquiries, investigations, probes, audits or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of Borrower, Guarantor or any Operator (including, without limitation, inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audit or procedures initiated by Fiscal Intermediary/Medicare Administrator Contractor, Medicaid Integrity Contractor, Recovery Audit Contractor, Program Safeguard Contractor, Zone Program Integrity Contractor, Attorney General, Office of Inspector General, Department of Justice or similar governmental agencies or contractors for such agencies).

“Healthcare Laws” means all applicable state and federal statutes, codes, ordinances, orders, rules, regulations, and guidance relating to patient healthcare and/or patient healthcare information, including HIPAA, the Health Information Technology for Economic Clinical Health Act provisions of the American Recovery and Investment Act of 2009 and the respective rules and regulations promulgated thereunder, and all other applicable state and federal laws regarding the privacy and security of protected health information and other confidential patient information; the establishment, construction, ownership, operation, licensure, use or occupancy of the Projects or any part thereof as a skilled nursing facility or other healthcare or senior living facility, and all conditions of participation pursuant to Medicare and/or Medicaid certification; fraud and abuse, including without limitation, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Statute”, 31 U.S.C Section 3729-33, and the “False Claims Act”.

“Hedge Agreement” means any and all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements pertaining to fluctuations in interest rates, now or hereafter entered into by any Borrower pursuant to Section 2.9 of this Agreement, as the same may be renewed, extended, amended or replaced from time to time.

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“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HIPAA Compliance Plan” has the meaning assigned in Section 8.16(a).

“HIPAA Compliance Date” has the meaning assigned in Section 8.16(b).

“HIPAA Compliant” has the meaning assigned in Section 8.16(a).

“HUD” means the United States Department of Housing and Urban Development.

“HUD Commitment” means a commitment letter or letter of intent entered into on or before September 13, 2013, by a lender insured by HUD and Borrower that contemplates the funding of a HUD Loan, in an amount sufficient to repay the Loan in full, to Borrower on or before September 12, 2014.

“HUD Conditions” means (a) no Event of Default has occurred and is continuing; (b) Borrower has delivered the HUD Commitment to Administrative Agent; (c) the HUD Commitment remains in full force and effect; and (d) the HUD Commitment has not been amended or modified in a manner that would reduce the funds available to Borrower to prepay the Loan to be less than the amount required to repay the Obligations in full.

“HUD Fund” has the meaning assigned in Section 2.5.

“HUD Loan” means a loan to be advanced to Borrower by a lender insured by HUD, the proceeds of which shall be sufficient to repay the Obligations in full.

“Indebtedness” means all payment obligations of Borrower or any Borrower Party to Administrative Agent or to any Lender under the Loan or any of the Loan Documents, including, without limitation, any and all interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post petition interest is allowed in any such proceeding.

“Indemnitee” has the meaning assigned in Section 11.3.

“Insurance Impound” has the meaning assigned in Section 3.4.

“Insurance Premiums” has the meaning assigned in Section 3.1(c).

“Interest Only Period” means the first twelve (12) Payment Dates commencing with the first Payment Date on October 1, 2012, and ending on the Payment Date on September 1, 2013.

“Land” means the real property described in Exhibit A attached hereto.

“Laws” means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations and guidances and judicial opinions or presidential authority in the applicable jurisdiction, including quality and safety standards, accreditation standards and requirements of any Governmental Authority or State Regulator having jurisdiction over Borrower or the ownership, use, occupancy or operations of a Project, each as it may be amended from time to time.

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“Lease Party” means the party to any Lease that grants to the other party the right to use or occupy any portion of a Project, whether it be Borrower or any Operator.

“Leases” means all leases of, subleases of and occupancy agreements affecting a Project or any part thereof now existing or hereafter executed (including all patient and resident care agreements and service agreements which include an occupancy agreement) and all amendments, modifications or supplements thereto.

“Lender” has the meaning assigned in the preamble to this Agreement. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral and the benefit of any guarantees of the Obligations as more fully set forth in this Agreement and the other Loan Documents, the term “Lender” shall include Secured Hedge Providers. For the avoidance of doubt, any Person to whom any Obligations in respect of a Secured Hedge Agreement are owed and which does not hold any portion of the Loan or commitments hereunder shall not be entitled to any other rights as a “Lender” under this Agreement or the other Loan Documents.

“Lender Transferee” has the meaning assigned in Section 12.3(f).

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Libor Breakage Amount” means an amount, as reasonably calculated by any Lender, equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost in connection with the re-employment of such funds) that such Lender or any of its Affiliates may sustain as a result of any payment of the Loan (or any portion thereof) on any day that is not the last day of the Libor Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise).

“Libor Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“Libor Interest Period” means each period commencing on the first day of a calendar month and ending on the last day of the month that is three months thereafter; provided, any Libor Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

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“Libor Rate” means the greater of (a) five tenths percent (0.50%) per annum or (b) for each Libor Interest Period, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Libor Interest Period appearing on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) two (2) Business Days prior to the next preceding first day of each Libor Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 page at such time, the “Libor Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by the Administrative Agent in its sole discretion.

“Lien” means any interest, or claim thereof, in a Project securing an obligation owed to, or a claim by, any Person other than the owner of such Project, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting such Project.

“Loan” means the loan made by the Lenders to Borrower under this Agreement, together with all other amounts secured by the Loan Documents.

“Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make its Pro Rata Share of the Loan to Borrower, which commitment is in the amount set forth opposite such Lender’s name on Exhibit B under the caption “Lender’s Loan Commitment.” The aggregate amount of the Loan Commitments on the date hereof is specified on Exhibit B.

“Loan Documents” means: (a) this Agreement, (b) the Note, (c) the Mortgage, (d) the Assignment of Leases and Rents, (e) Uniform Commercial Code financing statements, (f) such assignments of management agreements, contracts and other rights as may be required under the Term Sheet or otherwise requested by Administrative Agent or the Lenders, (g) the Business Associate Agreement, (h) the Recourse Guaranty Agreement, (i) Collateral Assignment of Membership Interests, (j) the Security Agreement, (k) the Cash Management Agreement, (l) [reserved], (m) Acknowledgment of Property Manager, (n) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, (o) any letter of credit provided to Administrative Agent (for itself and on behalf of the Lenders) in connection with the Loan, and (p) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing; provided however, in no event shall the term “Loan Documents” include the Environmental Indemnity Agreement.

“Lockout Period” means the period beginning on the Closing Date and ending on the last day of the calendar month that is twelve (12) months thereafter.

“Management Agreement” means, individually or collectively, as the context may require, any agreement, in the form approved by Administrative Agent, between a Master Tenant and a Property Manager pursuant to which such Property Manager is engaged to manage a Project.

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“Master Lease” means, individually and collectively, as the context may require, a lease (whether one or more), in the form approved by Administrative Agent, between a Borrower, as landlord, and a Master Tenant, as tenant, demising a Project in its entirety, together with all amendments, restatements, supplements and modifications thereto permitted under Section 5.3(b) hereof.

“Master Lease Fund” has the meaning specified in Section 2.5(d).

“Master Lease Subordination Agreement” means, individually and collectively, as the context may require, a Subordination, Non-Disturbance and Attornment Agreement (whether one or more), in the form approved by Administrative Agent, executed by a Master Tenant, a Borrower and Administrative Agent with respect to a Master Lease.

“Master Tenant” means, individually or collectively as the context may require, each Person identified on Exhibit A as the “Master Tenant” of a Project.

“Material Action” means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have a Borrower or any Borrower Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against a Borrower or any Borrower Party, to file a petition seeking, or consent to, reorganization or relief with respect to a Borrower or any Borrower Party under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for a Borrower or any Borrower Party or a substantial part of its respective property, to make any assignment for the benefit of creditors of a Borrower or any Borrower Party, the admission in writing such Borrower’s or any Borrower Party of such Person’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

“Material Adverse Change” or “material adverse change” means, in Administrative Agent’s reasonable discretion, the business prospects, operations or financial condition of a Person or property has changed in a manner which could impair the value of the Collateral, prevent timely repayment of the Loan or otherwise prevent the applicable Person from timely performing any of its material obligations under the Loan Documents or Environmental Indemnity Agreement.

“Material Adverse Effect” or “material adverse effect” means, in Administrative Agent’s reasonable discretion, a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of a Borrower, (ii) the ability of a Borrower to perform any material obligation under the Loan Documents, (iii) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, (iv) the ability of a Borrower or an Operator to operate all or a material portion of the Projects owned by such Borrower or operated by such Operator or (v) the ability of a Master Tenant to make the required rental payments under a Master Lease.

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“Maturity Date” means, as applicable, the earlier of (a) September 12, 2017; or (b) the date on which the Obligations are otherwise required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

“Medicaid” means Title XIX of the Social Security Act, which was enacted in 1965 to provide a cooperative federal-state program for low income and medically indigent persons, which is partially funded by the federal government and administered by the states.

“Medicare” means Title XVIII of the Social Security Act, which was enacted in 1965 to provide a federally funded and administered health program for the aged and certain disabled persons.

“Mortgage” means, collectively (whether one or more), as applicable, the Mortgage(s), Assignment of Leases and Rents, Security Agreement and Fixture Filing, the Deed(s) of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, the Deed(s) to Secure Debt, Assignment of Leases and Rents, Security Agreement and Fixture Filing, or any similar security agreement encumbering a Project executed by any Borrower in favor of Administrative Agent (for itself and on behalf of the Lenders), covering the Projects, as amended, restated, supplemented or otherwise modified from time to time.

“Non-U.S. Lender Party” means each of the Administrative Agent, the Lenders and each participant, in each case that is not a Domestic Person.

“Note” and “Notes” means, respectively, (a) each Promissory Note executed at any time by a Borrower and payable to the order of a Lender in evidence of the Loan of such Lender and (b) all such Promissory Notes, together with all renewals, modifications and extensions thereof and any replacement or additional notes executed by any Borrower pursuant to the terms hereof.

“Obligations” means the Indebtedness and all other obligations of Borrower hereunder and under the other Loan Documents.

“OFAC” means the Office of Foreign Assets Control, Department of the Treasury.

“Operational Default” has the meaning assigned in Section 9.2.

“Operational Default Forbearance Period” has the meaning assigned in Section 9.2.

“Operator”, individually, and “Operators”, collectively, means the applicable Property Manager, Master Tenant, property sublessee and/or operator under any Operating Agreement, approved by Administrative Agent and any successor to such Operator approved by Administrative Agent. If there exists a Property Manager, Master Tenant and a property sublessee, or any combination thereof, with respect to a Project, then “Operator” shall refer to all such entities, collectively and individually as applicable and as the context may require.

“Operators’ Agreements” means, collectively, the Master Lease, the Management Agreement and/or other similar agreement regarding the management and operation of a Project between a Borrower and a Master Tenant or a Master Tenant and a Property Manager.

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“Other Taxes” has the meaning assigned in Section 2.16(c).

“Partial Release” has the meaning assigned in Section 2.17.

“Partial Release Price” has the meaning assigned in Section 2.17(a)(viii).

“Partial Release Principal Reduction Payment” shall mean a payment of a principal an amount that, if it had been made and applied to the principal balance of the Loan on the last day of the applicable fiscal quarter, would have reduced the principal balance of the Loan to an amount that would have enabled the Retained Project Debt Service Coverage Ratio and the Retained Project Debt Yield to be in compliance with the requirements specified in Section 2.17(a)(v).

“Partial Release Project” has the meaning assigned in Section 2.17.

“Patriot Act” means the USA Patriot Act of 2001, Pub. L. No. 107-56.

“Payment Date” means the first (1st) day of each calendar month.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate (including certificates of occupancy), concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Exceptions” means the exceptions to title contained in the Title Policy insuring the liens created pursuant to the Mortgages and any other title matter to which Administrative Agent consents in writing.

“Permitted Transfer” means (a) a Sale or Pledge expressly permitted under Section 8.1(c) or (b) a Prohibited Transfer approved by the Required Lenders pursuant to Section 8.1(d) or 8.1(e).

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

“Post Closing Obligations” means the post closing obligations described on Schedule 12.37.

“Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Primary Licenses” means, with respect to a Project or Person operating a Project, as the case may be, the CON, permit or license to operate as a skilled nursing facility, and each Medicaid/Medicare/TRICARE provider agreement.

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“Prohibited Transfer” has the meaning assigned in Section 8.1(a).

“Projects” means the Land, and facilities located thereon, and all related facilities, amenities, fixtures and personal property owned by Borrower and any improvements now or hereafter located on such Land, and any other real property and facilities owned by Borrower that may from time to time be encumbered by a Mortgage. Each Project is more particularly described on Exhibit A hereto.

“Project Yield” means the ratio, as of any particular date, expressed as a percentage, of (a) annualized Adjusted Net Operating Income from the Projects, as determined by Administrative Agent as of such date, to (b) the outstanding principal balance of the Loan as of such date.

“Property Condition Report” has the meaning assigned in Schedule 2.1.

“Property Manager” means, individually or collectively as the context may require, each Person identified on Exhibit A as the “Property Manager” of a Project, together with any successor thereto approved by Administrative Agent.

“Pro Rata Outstandings” means, with respect to any Lender at any time, the outstanding principal amount of the Loan owing to such Lender at such time.

“Pro Rata Share” means, with respect to any Lender at any time (a) on or prior to the Closing Date, the percentage obtained by dividing (i) the Loan Commitment of such Lender then in effect by (ii) the sum of the Loan Commitments and (b) after the making of the Loan, the percentage obtained by dividing (i) the Pro Rata Outstandings of such Lender by (ii) the total outstanding principal amount of the Loan; provided, however, that, if there are no Loan Commitments and no Pro Rata Outstandings, such Lender’s Pro Rata Share shall be determined based on the Pro Rata Share most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to the terms of this Agreement.

“Prorated Interest” has the meaning assigned in Section 2.4(b).

“Rating Agencies” means each of Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., Moody’s Investors Service, Inc., and Fitch, Inc., or any other nationally-recognized statistical rating agency which has been approved by Administrative Agent to the extent that any of the foregoing have been or will be engaged by Administrative Agent or its designees.

“Rating Agency Confirmation” means a written affirmation from each of the Rating Agencies (unless otherwise agreed by Administrative Agent) that an action or event shall not result in the qualification, downgrade or withdrawal of any credit rating by such Rating Agency.

“Recipient” has the meaning assigned in Section 12.38.

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“Recourse Guaranty Agreement” means that certain Guaranty of Recourse Obligations executed by Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Register” has the meaning specified in Section 2.12(b).

“Related Persons” means, with respect to any Person, each of such Person’s Affiliates, officers, directors, employees, agents, trustees, representatives, attorneys, accountants, and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 11.4 or any comparable provision of any Loan Document.

“Replacement Escrow Fund” has the meaning assigned in Section 2.5.

“Replacement Treasury Yield” means the rate of interest equal to the yield to maturity of the most recently issued U.S. Treasury security as quoted in the Wall Street Journal on any prepayment date. If the remaining term is less than one year, the Replacement Treasury Yield will equal the yield for 1-Year Treasury’s. If the remaining term of the Loan is 1-Year, 2-Year, etc., then the Replacement Treasury Yield will equal the yield for the Treasury’s with a maturity equaling the remaining term. If the remaining term of the Loan is longer than one year but does not equal one of the maturities being quoted, then the Replacement Treasury Yield will equal the yield for Treasury’s with a maturity closest to but not exceeding the remaining term. If the Wall Street Journal (i) quotes more than one such rate, the highest of such quotes shall apply, or (ii) ceases to publish such quotes, the U.S. Treasury security shall be determined from such financial reporting service or source as Administrative Agent shall determine.

“Reports” has the meaning assigned in Section 12.38.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares at such time are in excess of 50% in the aggregate; provided, however, the Loan Commitment of, and the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Residential Units” means, collectively, (a) each skilled nursing bed, Alzheimer’s unit and/or assisted living unit authorized under the Primary Licenses and (b) each independent living unit comprising the Projects.

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“Restoration Threshold” means, as of any date, the lesser of (a) two and one-half percent (2.5%) of the replacement value of the improvements at the affected Project as of such date, and (b) $500,000.00.

“Restricted Party” means Borrower, any Affiliated Manager, Guarantor or any shareholder, partner, member or non-member manager of Borrower or of any Affiliated Manager, or of any direct or indirect legal or beneficial owner of Borrower, of any Affiliated Manager or of any shareholder, partner, member or any non-member manager hereof.

“Retained Project” means the Project that is not a Partial Release Project.

“Retained Project Adjusted Expenses” means actual operating expenses (as adjusted by Administrative Agent) related to the Retained Project on a stabilized accrual basis for the twelve (12) month period ending on a particular date, including: (i) recurring expenses as determined under GAAP, (ii) real estate taxes, (iii) Insurance Premiums, (iv) management fees (whether paid or not) in an amount not less than five percent (5%) of effective gross income (or the actual management fee paid, if higher) and (v) a replacement reserve (whether reserved or not) of not less than Three Hundred Fifty and No/100 Dollars ($350.00) per Residential Unit per annum.

“Retained Project Adjusted Net Operating Income” means the Retained Project Adjusted Revenue less the Retained Adjusted Expenses, based upon the financial reports provided by Borrowers under Article 7 and approved by Administrative Agent in its reasonable discretion.

“Retained Project Adjusted Revenue” means revenues (as adjusted by Administrative Agent) generated by the operation of the Retained Project for any particular period, as determined under GAAP, but excluding (a) nonrecurring income and non-property related income (as determined by Administrative Agent in its sole discretion) and income from tenants that is classified as “bad debt” under GAAP, and (b) late fees and interest income; provided, however, if actual occupancy of the Retained Project exceeds 95%, Retained Project Adjusted Revenue shall be proportionately reduced assuming an occupancy of 95%.

“Retained Project Debt Service” means, for any particular period, (1) the aggregate interest, fixed principal, and other payments due during such period under the Loan and under any other permitted Debt relating to the Projects expressly approved by Administrative Agent (but not including payments applied to escrows or reserves required by Administrative Agent or Lenders) minus (2) the aggregate interest, fixed principal and other payments due during such period under the Loan that would not have been due had the Partial Release Price been paid immediately prior to the commencement of such period. In the event that Retained Project Debt Service for a period of twelve (12) months is not available, Administrative Agent shall annualize the Retained Project Debt Service for such period of time as is available.

“Retained Project Debt Service Coverage Ratio” means, as of any particular date, the ratio of (i) the Retained Project Adjusted Net Operating Income for the twelve (12) calendar month period ending on such date, to (ii) Retained Project Debt Service for the twelve (12) calendar month period ending on such date.

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“Retained Project Debt Yield” means the ratio, as of any particular date, expressed as a percentage, of (a) Retained Project Adjusted Net Operating Income, as determined by Administrative Agent for the twelve (12) calendar month period ending on such date, to (b) the outstanding principal balance of the Loan (determined on a pro forma basis after deducting the Partial Release Price therefrom) as of such date.

“Sale or Pledge” means a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, master lease, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest.

“Secured Hedge Agreement” means any Hedge Agreement between a Borrower (or Affiliate of Borrower) and a Secured Hedge Provider.

“Secured Hedge Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Hedge Agreement) who has entered into a Hedge Agreement with any Borrower, or (ii) a Person with whom Borrower has entered into a Hedge Agreement provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

“Secured Parties” means the Lenders and the Administrative Agent and each such Person’s Related Persons.

“Security” means all of the real and personal property securing the Obligations described in the Loan Documents and the Secured Hedge Agreements.

“Security Agreement” means, collectively, the Security Agreement(s) executed by Borrower in favor of Administrative Agent (for itself and on behalf of the Lenders) covering certain personal property described therein, as amended, restated, supplemented or otherwise modified from time to time.

“Security Deposits” means any and all security deposits and entrance fees from any tenant or occupant of a Project collected or held by Borrower or any Operator.

“Single Purpose Entity” means a Person (other than an individual, a government or any agency or political subdivision thereof), which exists solely for the purpose of owning and leasing the Projects, observes corporate, company or partnership formalities, as applicable, independent of any other entity, and which otherwise complies with the covenants set forth in Section 6.17 hereof.

“Site Assessment” means an environmental engineering report for each Project prepared at Borrower’s expense by an engineer engaged by Borrower or by Administrative Agent on behalf of Borrower, and approved by Administrative Agent, and in a manner reasonably satisfactory to Administrative Agent, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about such Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard E1527-05 (or any successor thereto published by ASTM) and good customary and commercial practice.

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“Social Security Act” means 42 U.S.C. 401 et seq., as enacted in 1935, and amended, restated or otherwise supplemented thereafter from time to time and all rules and regulations promulgated thereunder.

“SPE Party” has the meaning assigned in Section 6.17(d).

“Specially Designated National and Blocked Persons” means those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC.

“State Regulator” has the meaning assigned in Section 8.14(a).

“Substitute Lender” has the meaning assigned in Section 2.13(a).

“Survey” has the meaning assigned in Schedule 2.1.

“Tax Impound” has the meaning assigned to such term in Section 3.5.

“Taxes” has the meaning assigned in Section 8.2.

“Tenant” means any tenant or occupant of a Project under a Lease.

“Term Sheet” means that certain letter agreement dated June 1, 2012 from Administrative Agent and accepted by and on behalf of Borrower on June 7, 2012.

“Third Party Payor Programs” means any participation or provider agreements with any third party payor, including Medicare, Medicaid, TRICARE and any Approved Insurer, and any other private commercial insurance managed care and employee assistance program, to which Borrower or any Operator may be subject with respect to any Project.

“Title Policy” has the meaning assigned in Schedule 2.1.

“Transferee” has the meaning assigned in Section 8.1(d).

“TWEA” has the meaning assigned in Section 6.19(f).

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of Illinois; provided, however, that, in the event that, by reason of mandatory provisions of any applicable Requirement of Law, any of the attachment, perfection or priority of Administrative Agent’s or any other Lender’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of Illinois, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

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“U.S. Lender Party” means each of Administrative Agent, the Lenders, and each participant of a Lender, in each case that is a U.S. Person.

“U.S. Person” means any United States citizen, any entity organized under the laws of the United States or its constituent states or territories, or any entity, regardless of where organized, having its principal place of business within the United States or any of its territories.

“Withholding Taxes” has the meaning assigned in Section 2.16.

“Zoning Report” has the meaning assigned in Schedule 2.1.

Section 1.2.          Definitions. All terms defined in Section 1.1 above or otherwise in this Agreement shall, unless otherwise defined therein, have the same meanings when used in any other Loan Document or Environmental Indemnity Agreement, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole. The words “include” and “include(s)” when used in this Agreement and the other Loan Documents or Environmental Indemnity Agreement means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

Section 1.3.          Phrases. When used in this Agreement and the other Loan Documents or Environmental Indemnity Agreement, the phrases “satisfactory to Administrative Agent,” “satisfactory to Lenders,” and “satisfactory to Required Lenders” shall mean “in form and substance satisfactory to the applicable Person in all respects”, the phrases “with Administrative Agent’s consent,” “with the Lenders’ consent,” and “with the Required Lenders’ consent,” or “with Administrative Agent’s approval,” “with the Lenders’ approval,” and “with the Required Lenders’ approval” shall mean such consent or approval at such Person’s sole discretion, and the phrases “acceptable to Administrative Agent,” “acceptable to Lenders,” and “acceptable to the Required Lenders” shall mean “acceptable to such Person at such Person’s sole discretion” unless otherwise specified in this Agreement.

ARTICLE II

LOAN TERMS

Section 2.1.          The Loan. Upon satisfaction of all the terms and conditions set forth in the Term Sheet and Schedule 2.1 attached hereto, each Lender severally, but not jointly, agrees to make its Pro Rata Share of the Loan in Dollars to Borrower in the amount of such Lender’s Loan Commitment, which shall be funded in one advance on the Closing Date and repaid in accordance with the terms of this Agreement and the Notes. Each Borrower hereby agrees to accept the Loan on the Closing Date, subject to and upon the terms and conditions set forth herein.

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Section 2.2.          Interest Rate; Late Charge; Default Rate.

(a)          Interest Rate. The outstanding principal balance of the Loan shall bear interest, commencing on the Closing Date, at a floating rate of interest equal to the Contract Rate.

(b)          Late Charge. If any Borrower fails to pay any installment of interest or principal within five (5) days after the date on which the same is due excluding the final installment due on the Maturity Date, Borrower shall pay to Administrative Agent, for the account of the Lenders (other than any Defaulting Lender), a late charge on such past due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. The Administrative Agent shall pay to each Lender (other than any Defaulting Lender) of the Loan its portion of the late charge based on each Lender’s Pro Rata Share of the Loan in accordance with Section 2.6. The foregoing late charge is intended to compensate each Lender for the expenses incident to handling any such delinquent payment and for the losses incurred by each Lender as a result of such delinquent payment. Borrower agrees that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses each Lender will incur by reason of late payment. Borrower and each Lender further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix. Acceptance of the late charge shall not constitute a waiver of the Event of Default arising from the overdue installment, and shall not prevent any Lender from exercising any other rights or remedies available to such Lender with respect to such Event of Default.

(c)          Default Rate. While any Event of Default exists, the Loan shall bear interest at the Default Rate.

Section 2.3.          Terms of Payment. The Loan shall be payable as follows:

(a)          Principal and Interest.

(i)          Commencing on October 1, 2012, and continuing on each Payment Date thereafter during the Interest Only Period, Borrower shall pay to Administrative Agent for the account of the Lenders (other than a Defaulting Lender), interest only in arrears computed at the Contract Rate on the outstanding principal balance of the Loan.

(ii)         Thereafter, commencing on October 1, 2013, and continuing on each Payment Date thereafter through and including the Payment Date immediately prior to the Maturity Date, Borrower shall pay to Administrative Agent for the account of the Lenders (other than a Defaulting Lender) (A) interest in arrears computed at the Contract Rate on the outstanding principal balance of the Loan and (B) installments of principal in accordance with the amortization schedule attached hereto as Schedule 2.3(a). Each of such payments shall be applied (i) to the payment of interest computed at the Contract Rate and (ii) the balance applied toward reduction of the principal sum. The constant payment required hereunder is based on a twenty-five (25) year amortization schedule with an assumed interest rate of 6.0% per annum.

(b)          Maturity. On the Maturity Date, Borrower shall pay to Administrative Agent, for the account of the Lenders (other than a Defaulting Lender), all outstanding principal, accrued and unpaid interest, default interest, late charges, the Acceleration Prepayment Premium (if applicable) and any and all other amounts due under the Loan Documents.

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Section 2.4.          Prepayment.

(a)          Lock-Out Period. Except as set forth herein, the Loan is closed to prepayment in whole or in part. Notwithstanding the foregoing, the Loan may be prepaid in whole, but not in part, at any time following the expiration of the Lockout Period without payment of any Acceleration Prepayment Premium, provided Borrower pays with such prepayment all accrued interest and all other outstanding amounts then due and unpaid under the Loan Documents.

(b)          Reserved.

(c)          Prepayment Not Made on a Payment Date. If for any reason the Loan or any portion thereof is prepaid on a day other than a scheduled monthly Payment Date, interest shall be prorated through the date of prepayment (the “Prorated Interest”). On the prepayment date, Borrower shall pay to Administrative Agent, for the account of Lenders, the outstanding principal balance of the Loan, Prorated Interest and Libor Breakage Amount, and any other amounts, if any, required under this Agreement.

(d)          Involuntary Prepayment. If the Loan is accelerated for any reason other than casualty or condemnation, and the Loan is otherwise closed to prepayment, Borrower shall pay to Administrative Agent, for the account of the Lenders, in addition to all other amounts outstanding under the Loan Documents, a prepayment premium equal to the sum of (i) the Libor Breakage Amount and (ii) two percent (2%) of the outstanding balance of the Loan (the “Acceleration Prepayment Premium”).

(e)          Prepayment Due to Casualty or Condemnation. In the event of a prepayment resulting from the application of insurance or condemnation proceeds pursuant to Article 3 hereof, no prepayment penalty or premium shall be imposed.

(f)          Character of Acceleration Prepayment Premium. The Acceleration Prepayment Premium does not constitute a penalty, but rather represents the reasonable estimate, agreed to between Borrower and each Lender, of fair compensation for the loss that may be sustained by such Lender due to the payment of the principal Indebtedness prior to the Maturity Date and/or the increased cost and expense to such Lender resulting from an acceleration of the Loan. Any Acceleration Prepayment Premium shall be paid without prejudice to the right of any Lender to collect on its behalf any of the amounts owing under the Note, this Loan Agreement or the other Loan Documents or otherwise, to enforce any of its rights or remedies arising out of an Event of Default.

(g)          Partial Prepayment. If, notwithstanding Section 2.4(a), Administrative Agent permits the Loan to be prepaid in part, Borrower shall pay, in addition to the principal amount prepaid, pro-rated interest on the amount of such prepayment plus any Libor Breakage Amount applicable to such principal being prepaid. Partial prepayments may be made from time to time following the expiration of the Lockout Period to the extent permitted under Section 2.17.

Section 2.5.          Security; Establishment of Funds.

(a)          Security. The Loan shall be secured by the Mortgage creating a first lien on the Projects, the Assignment of Leases and Rents and the other Loan Documents.

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(b)          Establishment of Replacement Escrow Fund; Disbursement of Funds.

(i)          Borrower shall deposit with Administrative Agent on each Payment Date, the product of Thirty Dollars ($30) multiplied by the number of Residential Units in the Projects, which shall be held by Administrative Agent for replacements and repairs required to be made to the Projects during the term of the Loan (the “Replacement Escrow Fund”).

(ii)         Administrative Agent shall make disbursements from the Replacement Escrow Fund as requested by Borrower, and approved by Administrative Agent in its reasonable discretion, on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Administrative Agent’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Administrative Agent, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Administrative Agent may require an inspection of the Projects at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs for which reimbursement is sought.

(c)          Establishment of HUD Fund. If, on or before September 13, 2013, Borrower provides Administrative Agent with a HUD Commitment, then Administrative Agent shall place, following receipt thereof, the scheduled installment of principal due and payable with respect to the Loan on October 1, 2013, into a reserve (the “HUD Fund”) in lieu of releasing such installment to Lenders for application to the outstanding principal balance of the Loan, provided the HUD Conditions are satisfied on such date. Commencing on September 1, 2013, and continuing thereafter through and including September 1, 2014, Administrative Agent, following receipt of each scheduled installment of principal due and payable with respect to the Loan, shall place such payment into the HUD Fund, provided the HUD Conditions are satisfied on such date. If, on or before September 12, 2014, the Obligations are repaid in full, the funds contained in the HUD Fund shall be released to Borrower in connection with such repayment. If the Obligations are not repaid in full on or before September 12, 2014, or if at any time the HUD Conditions cease to be satisfied, the funds then contained in the HUD Fund shall be released to Lenders and applied to the outstanding principal balance of the Loan on October 1, 2014 or, if sooner, at any time following the date upon which the HUD Conditions cease to be satisfied. For avoidance of doubt, the outstanding principal balance of the Loan, unreduced by the funds contained in HUD Fund, shall bear interest in accordance with Section 2.2.

(d)          Establishment of Master Lease Fund. Each Borrower hereby agrees to the establishment of a reserve for each Project (each, a “Master Lease Fund”), into which, during any period in which a Project is not in compliance with the “Minimum Rent Coverage” (as defined under the Master Lease applicable to such Project) specified for such Project in the applicable Master Lease, the applicable Borrower shall deposit an amount equal to the additional monthly deposit required under such Master Lease to be deposited with Borrower by the Master Tenant thereunder. Upon such time as the applicable Borrower delivers evidence reasonably satisfactory to Administrative Agent (and Administrative Agent confirms to its reasonable satisfaction) that such Project has been in compliance with the “Minimum Rent Coverage” applicable thereto for a period of six (6) consecutive months, and provided no Event of Default is then in existence, the funds contained in the applicable Master Lease Fund shall be released to the applicable Borrower (or, at the option of Administrative Agent, directly to the applicable Master Tenant).

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(e)          Funds, Generally; Pledge of Security Interest. Borrower hereby pledges to Administrative Agent and the Lenders, and grants a security interest in, any and all monies now or hereafter deposited in the Funds as additional security for the payment of the Loan. Administrative Agent shall hold the Funds, and any and all other impounds or reserves otherwise provided for in this Agreement, for the benefit of all Lenders. The Lenders and Borrower acknowledge and agree that the Funds may be commingled with Administrative Agent’s own funds at financial institutions selected by Administrative Agent in its reasonable discretion and, except as otherwise expressly provided herein, shall be held without interest in Administrative Agent’s name. Upon the occurrence of an Event of Default, Administrative Agent may (and at the direction of the Required Lenders shall) apply any sums then present in the Funds to the payment of the Loan in any order in the reasonable discretion of Administrative Agent. Until expended or applied as above provided, the Funds shall constitute additional security for the Loan. Administrative Agent shall have no obligation to release any of the Funds while any Event of Default or Potential Default exists or any Material Adverse Change has occurred in Borrower or any Borrower Party or the Projects. All costs and expenses reasonably incurred by Administrative Agent in the disbursement of any of the Funds shall be paid by Borrower promptly upon demand or, at Administrative Agent’s sole discretion, deducted from the Funds.

Section 2.6.          Application of Payments.

(a)          Waterfall. Prior to the occurrence of an Event of Default, all payments received by Administrative Agent under the Loan Documents shall be applied, (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent pursuant to this Agreement or any Loan Document, (ii) second, to pay interest then due and payable to the Lenders (other than a Defaulting Lender) calculated at the Contract Rate, (iii) third, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders (other than a Defaulting Lender) in respect of the Loan pursuant to this Agreement or any Loan Document, (iv) fourth, subject to Section 2.5(b), to principal payments due under the Loan owing to the Lenders (other than a Defaulting Lender) and to the Obligations under the Secured Hedge Agreements, (v) fifth, to any reserves, escrows or other impounds required to be maintained pursuant to the Loan Documents, (vi) sixth, to the ratable payment of all other Obligations (other than Obligations owing to a Defaulting Lender); and (vii) seventh, to repay all other Obligations owing to a Defaulting Lender. Upon the occurrence of an Event of Default, all payments shall be applied in such order as the Administrative Agent shall determine in its sole discretion. Notwithstanding anything herein to the contrary, if at any time following an Event of Default or acceleration of the Obligations or on or after the Maturity Date, the Administrative Agent applies any payments received or the proceeds of any Collateral to principal payments on the Loan, the Administrative Agent shall apply such payments or proceeds pro rata between such principal payments on the Loan and the Obligations under the Secured Hedge Agreements based on the outstanding principal balance of the Loan and the Obligations under Secured Hedge Agreements.

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(b)          Application of Payments Generally. All repayments of the Loan shall be applied to reduce ratably the remaining installments of such outstanding principal amounts of the Loan in the inverse order of maturity. If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.6, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations. Any priority level set forth in this Section 2.6 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding. All prepayments of principal shall be applied in the inverse order of maturity.

(c)          Payments and Computations. Borrower shall make each payment under any Loan Document not later than 1:00 p.m. (Eastern Standard or Daylight Savings time) on the day when due to the Administrative Agent by wire transfer or Automated Clearing House (“ACH”) transfer (which shall be the exclusive means of payment hereunder) to the following account (or at such other account or by such other means to such other address as the Administrative Agent shall have notified Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

Bank:	Deutsche Bank Trust Co.
New York, New York
ABA No.:	021001033
Account Number:	50-256-477
Account Name:	GE HFS - GEMSA
Reference:	Cornerstone Portfolio

The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.6(a) on the same Business Day as funds are deemed received. Payments received by the Administrative Agent after 1:00 p.m. (Eastern Standard or Daylight Savings time) shall be deemed to be received on the next Business Day.

(d)          Computations of Interest and Fees. All computations of interest and of fees shall be made by the Administrative Agent on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the Closing Date or the date of the preceding Payment Date, as the case may be, to the date of the next Payment Date or the Maturity Date. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent and shall be conclusive, binding and final for all purposes, absent manifest error.

(e)          Payment Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees.

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(f)          Advancing Payments. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due hereunder that Borrower will not make such payment in full, the Administrative Agent may assume that Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Contract Rate) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

Section 2.7.          Sources and Uses. The sources and uses of funds for the contemplated transaction are as described on Schedule 2.7 attached hereto. Borrower shall deliver such information and documentation as Administrative Agent shall request to verify that the sources and uses are as indicated on Schedule 2.7. A reduction in the amounts necessary for any of the uses may, at Administrative Agent’s election, shall result in an equal reduction in the amount of the Loan. The proceeds of the Loan are intended and will be used for agricultural, business and/or commercial purposes and are not intended and will not be used for personal, family or household purposes.

Section 2.8.          Capital Adequacy; Increased Costs; Illegality.

(a)          If any Lender determines that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender, pay to Lender, additional amounts sufficient to compensate Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the affected Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, such Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.8(a).

(b)          If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) (other than changes in income taxes) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining the Loan, then Borrower shall from time to time, upon demand by such Lender, pay to such Lender, additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, such Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.8(b).

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(c)          Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any Loan bearing interest computed by reference to the Libor Rate, then, unless such Lender is able to make or to continue to fund or to maintain the Loan at another office of such Lender without, in such Lender's opinion, adversely affecting it or its Loan or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain the Loan shall terminate and (ii) Borrower shall prepay in full such Lender’s Pro Rata Share of the Loan, together with interest accrued thereon, but without payment of any Acceleration Prepayment Premium, within thirty (30) days following such Lender's demand for payment unless such Lender determines a replacement index and spread to approximate the Contract Rate before such change in law or regulation. Each Lender will use its best efforts to determine such replacement index and spread and will notify Borrower of the index and spread to be used and the same shall be applied to the Loan effective as of the date such Lender determined that the Libor Rate was no longer available.

(d)          Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in a Requirement of Law under subsection (b) above and/or a change in capital adequacy requirements under subsection (a) above, as applicable, regardless of the date enacted, adopted or issued.

Section 2.9.          Interest Rate Protection. Borrower, at its sole cost and expense, may obtain and maintain, at its option and otherwise in compliance with this Section, an interest rate cap for the benefit of Borrower pursuant to one or more Hedge Agreements reasonably satisfactory to the Administrative Agent. The Hedge Agreement shall, at Administrative Agent’s request, be collaterally assigned to Administrative Agent (for the benefit of Lenders). Any such Hedge Agreement shall be provided by either Administrative Agent or any Lender (or an Affiliate of such Person) or a bank or other financial institution whose long-term debt rating is equal to or greater than “A”. Upon repayment of the Obligations in full, Administrative Agent shall assign the Hedge Agreement back to Borrower or an Affiliate of Borrower. Except in connection with a Secured Hedge Agreement, the Projects shall not be pledged or encumbered in any manner to secure any obligation under the Hedge Agreement. Borrower shall not enter into any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement pertaining to fluctuations in interest rates, or any swaps, caps or collar agreements or similar arrangements providing for protection against fluctuations in currency exchange rates, either generally or under specific contingencies, other than the Hedge Agreement contemplated by this Section 2.9, and not for speculative purposes.

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Section 2.10.         Libor Breakage Amount. Upon any payment of the Loan (or any portion thereof) on any day that is not the last day of the Libor Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay to Administrative Agent, for the account of Lenders (other than a Defaulting Lender) the Libor Breakage Amount. For purposes of calculating the Libor Breakage Amount payable to a Lender under this Section 2.10, each Lender shall be deemed to have actually funded the Loan through the purchase of a deposit bearing interest at the Libor Rate in an amount equal to the amount of the Loan and having a maturity and repricing characteristics comparable to the relevant Libor Interest Period; provided, however, that each Lender may fund its Pro Rata Share of the Loan in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.10.

Section 2.11.         [Reserved].

Section 2.12.         Evidence of Debt.

(a)          Records of Lenders. Each Lender shall maintain in accordance with its usual practice accounts evidencing the Indebtedness of Borrower to each Lender resulting from the Pro Rata Share of the Loan of such Lender from time to time outstanding, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, with respect to each Lender having sold a participation interest in any of the Obligations owing to it, such Lender, acting as agent of Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 12.1 (or at such other address as Administrative Agent shall notify Borrower) a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant in any Obligation owing to such Lender, in any Loan Commitment or any portion of the Loan and in any right of such Lender to receive any payment hereunder.

(b)          Records of Administrative Agent. The Administrative Agent, acting as agent of Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.12, shall establish and maintain at its address referred to in Section 12.1 (or at such other address as the Administrative Agent may notify Borrower) (i) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loan and the Pro Rata Outstandings, and any assignment of any such interest, obligation or right and (ii) accounts in the Register in accordance with its usual practice in which it shall record (A) the names and addresses of the Lenders (and each change thereto pursuant to Section 2.13 (Substitution of Lenders) and Section 12.3 (Assignments and Participations; Binding Effect)), (B) the Loan Commitments of each Lender, (C) the amount of each of the Pro Rata Outstandings and any assignment of a Lender’s Pro Rata Share of the Loan, (D) the amount of any principal or interest due and payable or paid, and (E) any other payment received by the Administrative Agent from Borrower and its application to the Obligations.

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(c)          Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Loan (including any Notes evidencing the Loan) shall constitute a registered obligation, the right, title and interest of the Lenders and their assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.12 and Section 12.3 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d)          Prima Facie Evidence. The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.12 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of Borrower or any Borrower Party to repay the Loan in accordance with its terms. In addition, Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by Borrower, the Administrative Agent and such Lender at any reasonable time and from time to time upon reasonable prior notice. No Lender shall have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Administrative Agent.

Section 2.13.         Substitution of Lenders.

(a)          In the event that any Lender that is not an Affiliate of the Administrative Agent (an “Affected Lender”), (i) makes a claim under Section 2.8 or notifies Borrower and the Administrative Agent pursuant to Section 2.8 that it becomes illegal for such Lender to continue to fund or maintain its Pro Rata Share of the Loan using the Libor Rate or (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders, Borrower may, without regard to the Lock Out Period, either pay in full such Affected Lender with respect to amounts due with the consent of the Administrative Agent or substitute for such Affected Lender any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a “Substitute Lender”).

(b)          To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender, Borrower shall deliver a notice to the Administrative Agent and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (including those that will be owed because of such payment and all Obligations that would be owed to such Lender if it was solely a Lender), and (ii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 12.3 and (B) an assumption agreement in form and substance satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Loan Commitment of the Affected Lender.

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(c)          Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full, such Affected Lender’s Loan Commitments shall be terminated and (ii) in the case of any substitution, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents with respect to the Loan, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Loan Commitments, (B) the Substitute Lender shall become a “Lender” hereunder having a Loan Commitment in the amount of such Affected Lender’s Loan Commitment and (C) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

Section 2.14.         Defaulting Lenders.

(a)          Cure of Defaulting Lender Status. A Defaulting Lender may regain its status as a non-defaulting Lender hereunder upon satisfaction of each of the following conditions, as applicable: (i) payment by such Defaulting Lender of all amounts owing hereunder (whether to the Administrative Agent for indemnity purposes or otherwise); (ii) receipt by Administrative Agent of (A) a written revocation by Defaulting Lender of any written notice by Defaulting Lender to Borrower, Administrative Agent, or any other Lender that such Defaulting Lender will fail to fund under this Agreement, or (B) evidence satisfactory to Administrative Agent (in consultation with the Required Lenders) that such Defaulting Lender has publicly revoked any public announcement of the same; (iii) evidence satisfactory to Administrative Agent (in consultation with the Required Lenders) that such Defaulting Lender is no long in default for failing to make payments under one or more syndicated credit facilities; and (iv) evidence satisfactory to Administrative Agent (in consultation with the Required Lenders) that such Defaulting Lender (or the holding company of such Defaulting Lender) is no longer the subject of a bankruptcy proceeding and is not otherwise involved in any liquidation proceeding, and Administrative Agent has determined such Defaulting Lender is able to meet its obligations hereunder.

(b)          Right of Offset. Anything herein to the contrary notwithstanding, upon receipt of any payment from Borrower hereunder for the account of the Lenders, Administrative Agent may, in its discretion, offset against a Defaulting Lender’s Pro Rata Share of such payment, the amount of any unfunded reimbursement obligations of such Defaulting Lender.

(c)          Replacement of Defaulting Lender. If any Lender is a Defaulting Lender, the Administrative Agent may, upon notice to such Lender and Borrower, replace such Lender by causing such Lender to assign its Loan (with the related assignment fee to be paid by such Defaulting Lender) pursuant to Section 12.3 to one or more Persons eligible under such Section procured by the Administrative Agent. Borrower shall pay in full all principal, interest, fees and other amounts owing to such Defaulting Lender through the date of replacement. Any Defaulting Lender being replaced under this Section 2.14(c) shall execute and deliver an Assignment with respect to such Lender’s Loan.

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Section 2.15.         Fees and Expenses. Borrower agrees to pay to the Administrative Agent for the benefit of the Lenders the fees and expenses provided in the Term Sheet.

Section 2.16.         Withholding Taxes.

(a)          Payments Free and Clear of Withholding Taxes. Except as otherwise provided in this Section 2.16, each payment by Borrower under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) and (ii) below, the “Withholding Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Lender as a result of a connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) or (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Lender to deliver the documentation required to be delivered pursuant to clause (f) below.

(b)          Gross-Up. If any Withholding Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Lender (i) such amount shall be increased as necessary to ensure that, after all required deductions for Withholding Taxes are made (including deductions applicable to any increases to any amount under this Section 2.16), such Lender receives the amount it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) the relevant Lender shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, Borrower shall deliver to Administrative Agent an original or certified copy of a receipt evidencing such payment; provided, however, that no such increase shall be made with respect to, and Borrower shall not be required to indemnify any such Lender pursuant to clause (d) below for, Withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Lender became a “Lender” under this Agreement in the capacity under which such Lender makes a claim under this clause (b), except in each case to the extent such Lender is a direct or indirect assignee (other than pursuant to Section 2.13 (Substitution of Lenders)) of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under this clause (b).

(c)          Other Taxes. In addition, Borrower agrees to pay or cause to be paid, and authorizes Administrative Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within thirty (30) days after the date of any payment of Withholding Taxes or Other Taxes by Borrower, Borrower shall furnish to Administrative Agent, at its address referred to in Section 12.1, the original or a certified copy of a receipt evidencing payment thereof.

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(d)          Indemnification. Borrower shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor (with copy to Administrative Agent), each Lender for all Withholding Taxes and Other Taxes (including any Withholding Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender and any Liabilities arising therefrom or with respect thereto, whether or not such Withholding Taxes or Other Taxes were correctly or legally asserted. A certificate of the Lender (or of Administrative Agent on behalf of such Lender) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to Borrower with copy to Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Administrative Agent and such Lender may use any reasonable averaging and attribution methods.

(e)          Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)          Tax Forms.

(i)          Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by Borrower or Administrative Agent (or, in the case of a participant, the relevant Lender), provide Administrative Agent and Borrower (or, in the case of a participant, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Administrative Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless Borrower and Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrower and Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

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(ii)         Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by Borrower or Administrative Agent (or, in the case of a participant, the relevant Lender), provide Administrative Agent and Borrower (or, in the case of a participant, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)        Each Lender having sold a participation in any of its Obligations shall collect from such participant the documents described in this clause (f) and provide them to Administrative Agent.

(g)          Refunds. If a Lender has received a refund of (or tax credit with respect to) any Withholding Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund (or the benefit realized as a result of such tax credit) to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.16 with respect to the Withholding Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Lender (including any Withholding Taxes imposed with respect to such refund) as is determined by the Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of the Lender, agree to repay as soon as reasonably practicable the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section 2.16 shall not be construed to require the Lender to make available its tax returns (or any other information relating to its Withholding Taxes or Other Taxes which it deems in good faith to be confidential) to Borrower or any other person.

Section 2.17.         Partial Releases.

(a)          General Provisions. Notwithstanding anything contained in this Agreement, the Note, the Mortgage or any of the other Loan Documents to the contrary, from time to time upon the sale of one or more of the Projects in an arms-length transaction to a Person who is not an Affiliate of any Borrower Party, upon the request of Borrower, Administrative Agent agrees to release any of such Projects (each, a “Partial Release Project”) from the Lien of the related Mortgage and the other Loan Documents, provided that all of the following terms and conditions are satisfied (such release herein called a “Partial Release”):

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(i)          No Potential Default or Event of Default shall be in existence at the time the request is made or at the time the Partial Release occurs, and no Material Adverse Change shall have occurred (or be reasonably expected to occur in connection with the Partial Release).

(ii)         After giving effect to a Partial Release and payment of the Partial Release Price there shall be at least two (2) Projects remaining as security for the Loans, one of which shall be the Friendswood Project.

(iii)        Borrower shall provide written notice to Administrative Agent of their desire to have the applicable Partial Release Project released as security for the Loans, and provide Administrative Agent with all information (including any purchase and sale agreement and proposed partial release forms) and documents relating to such release at least thirty (30) days prior to the closing of the sale or refinancing of the Partial Release Project and such partial release forms must be reasonably satisfactory to Administrative Agent in form and substance.

(iv)         Borrower shall deliver, together with such request for the Partial Release, a certificate certifying to Administrative Agent that no Potential Default or Event of Default is in existence at the time such request is made or will be in existence immediately after giving effect to the Partial Release and the execution and delivery of all documents connected therewith.

(v)          Borrower shall deliver, together with such request for the Partial Release, a Compliance Certificate showing (and Administrative Agent shall have confirmed) that: as of the date of the most recent financial statements required to be delivered pursuant to Section 7.1(a)(i), (A) the Retained Project Debt Service Coverage Ratio shall not be less than the Debt Service Coverage Ratio as of the most recent Determination Date; and (B) the Retained Project Debt Yield shall not be less than the Project Yield as of the most recent Determination Date.

(vi)         Such release will not affect the priority of Lien or Liens on the remainder of the Security, or Administrative Agent’s or Lenders’ rights in and to the remainder of the Security.

(vii)        Administrative Agent shall receive reasonable assurances that the Environmental Indemnity Agreement shall remain in full force and effect with respect to the remaining Security and the Partial Release Project, provided that with respect to the Partial Release Project, such indemnity will apply only to claims or violations or alleged violations for the period of time prior to the date of the Partial Release.

(viii)      Borrower shall pay all reasonable expenses of Administrative Agent, including reasonable attorneys fees and expenses, title insurance premiums, recording costs and similar costs in connection with the Partial Release.

(ix)         Borrower shall pay to Administrative Agent, for the account of Lenders, an amount equal to the Partial Release Price, plus the pro rata portion of any applicable Prepayment Premium required and calculated on the Partial Release Price. As used herein, “Partial Release Price” shall mean 105% of the portion of the Loan allocated to the Partial Release Project, as specified on Exhibit A (the “Allocated Loan Amount”).

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(x)          Administrative Agent shall receive (or the title company that issued the Title Policy shall be irrevocably committed to issue) such title insurance endorsements as it may require, including partial release endorsements.

(b)          Partial Release Principal Reduction Payment. If Borrower is unable to exercise any option to cause a Partial Release Project to be released from the Lien of the related Mortgage solely because the Retained Project Debt Yield or the Retained Project Debt Service Coverage Ratio or both do not meet the threshold required to exercise such option, Borrower, following receipt from Administrative Agent of written notice setting forth the Partial Release Principal Reduction Payment and the amount of the applicable LIBOR Breakage Amount (if any), may pay to Administrative Agent, for the benefit of Lenders, the applicable Partial Release Principal Reduction Payment.

(c)          Effect of Partial Release; Reamortization of Loans. Upon satisfaction of the requirements contained in this Section 2.17, in addition to releasing the applicable Project from the Lien of the applicable Mortgage, Assignment of Leases and Rents and other Loan Documents specific to the Partial Release Project, Administrative Agent shall also partially-release all obligations of Borrower under all other Loan Documents as, but only to the extent, they relate to the Project being released. Following each Partial Release, the monthly principal payments required under Section 2.3(a) shall be recalculated based upon the outstanding principal balance of the Loan after the Partial Release Payment (and Partial Release Principal Reduction Payment, if made) is applied by Lenders and assuming a 25-year amortization period, less the full or partial months elapsed since the Closing Date. Such recalculated monthly payment shall be due and payable commencing on the first Payment Date following the month in which the Partial Release occurs.

ARTICLE III

INSURANCE, CONDEMNATION, AND IMPOUNDS

Section 3.1.          Insurance. Borrower shall maintain (or cause to be maintained) insurance as follows:

(a)          Casualty; Business Interruption. Borrower shall keep (or cause to be kept) the Projects insured against damage by fire and the other hazards covered by a standard extended coverage and all-risk insurance policy for the full insurable value thereof on a replacement cost claim recovery basis (without reduction for depreciation or co-insurance and without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism and other specified action/inaction), and shall maintain boiler and machinery insurance, acts of domestic and foreign terrorism endorsement coverage and such other casualty insurance as reasonably required by Administrative Agent. Administrative Agent reserves the right to require from time to time the following additional insurance: flood; earthquake/sinkhole; windstorm; worker’s compensation; and/or building law or ordinance. Borrower shall keep a Project insured against loss by flood if such Project is located currently or at any time in the future in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as such acts may from time to time be amended) in an amount at least equal to the lesser of (i) the portion of the Loan allocated to such Project by Administrative Agent, acting in its reasonable discretion or (ii) the maximum limit of coverage available under said acts. Any such flood insurance policy shall be issued in accordance with the requirements and current guidelines of the Federal Insurance Administration. Borrower shall maintain business interruption insurance, including use and occupancy, rental income loss and extra expense, for all periods covered by Borrower’s property insurance for a limit equal to twelve (12) calendar months’ exposure, all without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism or other specified action/inaction. Borrower shall not maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise reasonably satisfactory to Administrative Agent in all respects. The proceeds of insurance paid on account of any damage or destruction to any Project shall be paid to Administrative Agent, on behalf of the Lenders, to be applied as provided in Section 3.2.

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(b)          Liability. Borrower shall maintain (or cause to be maintained) (i) commercial general liability insurance with respect to the each Project providing for limits of liability in the amount approved by Administrative Agent for both injury to or death of a person and for property damage per occurrence, (ii) umbrella liability coverage in the amount and to the extent required by Administrative Agent, and (iii) other liability insurance as reasonably required by Administrative Agent. In addition, Borrower shall cause each Operator to maintain (A) worker’s compensation insurance and employer’s liability insurance covering employees at the Projects employed by such Operator (in the amounts required by applicable Laws) and (B) professional liability insurance. In no event shall Borrower consent to any decrease in the amount or scope of coverage or increase the deductibles from those previously approved by Administrative Agent.

(c)          Form and Quality. All insurance policies shall be endorsed in form and substance acceptable to Administrative Agent to name Administrative Agent as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Administrative Agent, without contribution, under a standard New York (or local equivalent) mortgagee clause and shall not contain a Protective Safeguard Endorsement. Administrative Agent shall act on behalf of the Lenders in respect of insurance matters. All such insurance policies and endorsements shall be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the state in which the applicable Project is located, with a rating of “AX” or better as established by Best’s Rating Guide with respect to property and casualty insurance and a rating of “AX” or better as established by Best’s Rating Guide or “A” or better by Standard & Poor’s Ratings Group with respect to liability insurance. Each policy shall provide that such policy may not be canceled or materially changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to Administrative Agent and that no act or thing done by Borrower shall invalidate any policy as against Administrative Agent. Blanket policies shall be permitted only if (i) Administrative Agent receives appropriate endorsements and/or duplicate policies containing Administrative Agent’s right to continue coverage on a pro rata pass-through basis and that coverage will not be affected by any loss on other properties covered by the policies and (ii) the policy contains a sublimit equal to the replacement cost of the Projects in an amount approved by Administrative Agent which is expressly allocated for each Project, and any such policy shall in all other respects comply with the requirements of this Section. Borrower authorizes Administrative Agent to pay the premiums for such policies (the “Insurance Premiums”) from the Insurance Impound as the same become due and payable annually in advance. If Borrower fails to deposit funds into the Insurance Impound sufficient to permit Administrative Agent to pay the Insurance Premiums when due, Administrative Agent may obtain such insurance and pay the premium therefor and Borrower shall, on demand, reimburse Administrative Agent for all expenses incurred in connection therewith.

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(d)          Assignment. Borrower shall assign (or cause to be assigned) the policies or proofs of insurance to Administrative Agent (for the benefit of the Lenders), in such manner and form that Administrative Agent and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. If requested by Administrative Agent, Borrower shall deliver copies of all original policies certified to Administrative Agent by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder. If Borrower elects to obtain any insurance which is not required under this Agreement, all related insurance policies shall be endorsed in compliance with Section 3.1(c), and such additional insurance shall not be canceled without prior notice to Administrative Agent . From time to time upon Administrative Agent’s request, Borrower shall identify to Administrative Agent all insurance maintained by Borrower or Operator with respect to the Projects. The proceeds of insurance policies coming into the possession of Administrative Agent shall not be deemed trust funds, and Administrative Agent shall be entitled to apply such proceeds as herein provided.

(e)          Adjustments. Borrower shall give (or cause to be given) immediate written notice of any loss to the insurance carrier and to Administrative Agent. Borrower hereby irrevocably authorizes and empowers Administrative Agent, as attorney in fact for Borrower coupled with an interest, to notify any of Borrower’s insurance carriers to add Administrative Agent (for itself and the benefit of the Lenders) as a loss payee, mortgagee insured or additional insured, as the case may be, to any policy maintained by Borrower (regardless of whether such policy is required under this Agreement), to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Administrative Agent’s reasonable expenses incurred in the collection of such proceeds. Nothing contained in this Section 3.1(e), however, shall require Administrative Agent to incur any expense or take any action hereunder.

(f)          WARNING REGARDING RIGHT OF ADMINISTRATIVE AGENT TO PURCHASE INSURANCE: If Borrower fails to provide Administrative Agent with evidence of the insurance coverages required by this Agreement, Administrative Agent may purchase insurance at Borrower’s expense to protect the interest of Administrative Agent and Lenders. This insurance may, but need not, also protect Borrower’s interest. If the Collateral becomes damaged, the coverage Administrative Agent purchases may not pay any claim Borrower makes or any claim made against Borrower. Borrower may later cancel this coverage by providing evidence that the required property coverage was purchased elsewhere. Borrower is responsible for the cost of any insurance purchased pursuant to this provision and such cost is payable on demand; if Borrower fails to pay such cost, it may be added to the Indebtedness and bear interest at the Default Rate. The effective date of coverage may be the date Borrower’s prior coverage lapsed or the date Borrower failed to provide proof of coverage. The coverage Administrative Agent purchases may be considerably more expensive than insurance Borrower can obtain and may not satisfy any need for property damage coverage or any mandatory liability insurance imposed by applicable Laws.

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Section 3.2.          Use and Application of Insurance Proceeds.

(a)          Notice; Repair Obligation. If any of the Projects shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Administrative Agent. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law.

(b)          Application of Insurance Proceeds. Administrative Agent shall make insurance proceeds available to Borrower for application to the costs of restoring the affected Project or to the payment of the Loan as follows:

(i)          if the loss is less than or equal to the Restoration Threshold, Administrative Agent shall make the insurance proceeds available to Borrower, which proceeds shall be used by Borrower for the restoration of the damaged Project provided (A) no Event of Default or Potential Default exists, and (B) Borrower promptly commences and is diligently pursuing restoration of the damaged Project;

(ii)         if the loss exceeds the Restoration Threshold but is not more than 25% of the replacement value of the improvements constructed on the damaged Project, Administrative Agent shall disburse the insurance proceeds to Borrower, which proceeds shall be used by Borrower for the restoration of the damaged Project provided that (A) at all times during such restoration no Event of Default or Potential Default exists; (B) Administrative Agent determines throughout the restoration that there are sufficient funds available to restore and repair the Project to a condition approved by Administrative Agent and if the Administrative Agent reasonably determines there is any such insufficiency, Borrower provides additional security to address such insufficiency to Administrative Agent’s satisfaction; (C) Administrative Agent determines that the Adjusted Net Operating Income of the Projects (including the damaged Projects) during restoration, taking into account rent loss or business interruption insurance, will be sufficient to pay Debt Service; (D) Administrative Agent determines that the ratio of the outstanding principal balance of the Loan to appraised value of the Projects after restoration of the damaged Project will not exceed the loan-to-value ratio that existed on the Closing Date (or, to the extent that a Project was not encumbered on the Closing Date, the loan-to-value ratio that existed on the date upon which Borrower granted a Mortgage to Administrative Agent to secure the Loan); (E) Administrative Agent determines that after restoration of the damaged Project and Borrower will comply with the financial covenants in Section 8.15; (F) Administrative Agent determines that restoration and repair of the damaged Project to a condition approved by Administrative Agent will be completed within six months after the date of loss or casualty and in any event ninety (90) days prior to the Maturity Date; (G) Borrower promptly commences and is diligently pursuing restoration of the damaged Project; and (H) the damaged Project after the restoration will be in compliance with and permitted under all applicable zoning, building and land use laws, rules, regulations and ordinances; and

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(iii)        if the conditions set forth in (i) and (ii) above are not satisfied or the loss exceeds the maximum amount specified in Section 3.2(b)(ii) above, (A) if no Event of Default exists hereunder, in Required Lenders’ reasonable discretion, Required Lenders may direct Administrative Agent to apply any insurance proceeds Administrative Agent receives as a prepayment of the Loan pursuant to Section 2.4(e), or allow all or a portion of such proceeds to be used for the restoration of the damaged Project and (B) if an Event of Default exists hereunder, Administrative Agent shall apply any insurance proceeds Administrative Agent receives as a prepayment of the Loan pursuant to Section 2.4(e), unless the Required Lenders otherwise consent in writing to allow all or a portion of the proceeds to be used for the restoration of the damaged Project.

(c)          Disbursement of Insurance Proceeds. Insurance proceeds received by Administrative Agent and to be applied to restoration pursuant to the terms of this Section 3.2 will be disbursed by Administrative Agent to Borrower on a monthly basis, commencing within ten (10) Business Days following receipt by Administrative Agent of plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates all in form reasonably satisfactory to Administrative Agent, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances (including appropriate retainages to ensure that all work is completed in a workmanlike manner).

Section 3.3.          Condemnation Awards. Borrower shall promptly give Administrative Agent written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting any Project (a “Condemnation”) and shall deliver to Administrative Agent copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether any award or compensation (an “Award”) is available, shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with applicable law. Administrative Agent may participate in any such proceeding (for itself and on behalf of the Lenders) and Borrower will deliver to Administrative Agent all instruments necessary or required by Administrative Agent to permit such participation. Without Administrative Agent’s prior consent, Borrower (a) shall not agree to any Award, and (b) shall not take any action or fail to take any action which would cause the Award to be determined. All Awards for the taking or purchase in lieu of condemnation of the a Project or any part thereof are hereby assigned to and shall be paid to Administrative Agent. Administrative Agent is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Award and to make any compromise or settlement in connection with any such Condemnation and to give proper receipts and acquittances therefor, and in Administrative Agent’s sole discretion (in consultation with the Required Lenders) to apply the same toward the payment of the Loan, notwithstanding that the Loan may not then be due and payable, or to the restoration of the applicable Project; provided, however, if the Award is less than or equal to $100,000 and Borrower requests that such proceeds be used for nonstructural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such Condemnation, Administrative Agent will apply the Award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Potential Default or Event of Default. Borrower, upon request by Administrative Agent, shall execute all instruments requested to confirm the assignment of the Awards to Administrative Agent, free and clear of all liens, charges or encumbrances. Anything herein to the contrary notwithstanding, if a Potential Default or Event of Default exists, Administrative Agent is authorized to adjust such Award without the consent of Borrower and to collect such Award in the name of Administrative Agent (on behalf of itself and the Lenders) and Borrower.

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Section 3.4.          Insurance Impounds. Borrower shall deposit (or cause to be deposited) with Administrative Agent, monthly on each Payment Date, a sum of money (the “Insurance Impound”) equal to one-twelfth (l/12th) of the annual charges for the Insurance Premiums. At or before the initial advance of the Loan, Borrower shall deposit (or cause to be deposited) with Administrative Agent a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments. Deposits shall be made on the basis of Administrative Agent’s estimate from time to time of the Insurance Premiums for the current year. All funds so deposited shall be held by Administrative Agent. These sums may be commingled with the general funds of Administrative Agent, and shall not be deemed to be held in trust for the benefit of Borrower. Borrower hereby grants to Administrative Agent (for its benefit and the benefit of the Lenders) a security interest in all funds so deposited with Administrative Agent for the purpose of securing the Loan. Until an Event of Default exists, Administrative Agent shall apply the funds deposited to pay Insurance Premiums as provided herein. While an Event of Default exists, the funds deposited may be applied in payment of the Insurance Premiums for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Administrative Agent, as Administrative Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Administrative Agent. Borrower shall furnish Administrative Agent with bills for the Insurance Premiums for which such deposits are required at least thirty (30) days prior to the date on which the Insurance Premiums first become payable. If at any time the amount on deposit with Administrative Agent, together with amounts to be deposited by Borrower or Operator before such Insurance Premiums are payable, is insufficient to pay such Insurance Premiums, Borrower shall deposit (or cause to be deposited) any deficiency with Administrative Agent immediately upon demand. Administrative Agent shall pay such Insurance Premiums when the amount on deposit with Administrative Agent is sufficient to pay such Insurance Premiums and Administrative Agent has received a bill for such Insurance Premiums. On the Maturity Date, the monies then remaining on deposit with Administrative Agent under this Section 3.4 shall, at Administrative Agent’s option, be applied against the Indebtedness or if no Event of Default exists hereunder, returned to Borrower. Notwithstanding the foregoing, if, with respect to a Project, the Insurance Premiums are paid via a premium financing arrangement to which Administrative Agent has given its written consent, then (i) the amount to be escrowed with Administrative Agent at any given time in respect of the Insurance Premiums payable with respect to such Project (as determined by Administrative Agent in its reasonable discretion) shall be an amount equal to three months of the allocated amounts payable under such premium finance arrangement, (ii) at Administrative Agent’s request, the applicable Borrower shall tender to Administrative Agent evidence reasonably satisfactory to Administrative Agent that such Borrower or the applicable Master Tenant (or the owner of the policy if the applicable Borrower or the applicable Master Tenant shares in a blanket policy) has paid the applicable premium finance amount due for the preceding month, and (iii) Administrative Agent shall have no obligation to remit such escrowed sums in payment of the premium finance amounts.

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Section 3.5.          Real Estate Tax Impounds. Borrower shall deposit (or cause to be deposited) with Administrative Agent, monthly on each Payment Date, a sum of money (the “Tax Impound”) equal to one-twelfth (1/12th) of the annual Taxes. At or before the initial advance of the Loan, Borrower shall deposit (or cause to be deposited) with Administrative Agent a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments. Deposits shall be made on the basis of Administrative Agent’s estimate from time to time of the Taxes for the current year (after giving effect to any reassessment or, at Administrative Agent’s election, on the basis of the Taxes for the prior year, with adjustments when the Taxes are fixed for the then current year). All funds so deposited shall be held by Administrative Agent. Borrower and Lenders acknowledge and agree that these sums may be commingled with Administrative Agent’s general funds and shall not be deemed to be held in trust for the benefit of Borrower. Borrower hereby grants to Administrative Agent (for its benefit and the benefit of the Lenders) a security interest in all funds so deposited with Administrative Agent for the purpose of securing the Loan. Until an Event of Default exists, Administrative Agent shall apply the funds deposited to pay the Taxes as provided herein. While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Administrative Agent, as Administrative Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Administrative Agent. Borrower shall furnish Administrative Agent with bills for the Taxes for which such deposits are required at least thirty (30) days prior to the date on which the Taxes first become payable. If at any time the amount on deposit with Administrative Agent, together with amounts to be deposited by Borrower or Operator before such Taxes are payable, is insufficient to pay such Taxes, Borrower shall deposit (or cause to be deposited) any deficiency with Administrative Agent immediately upon demand. Administrative Agent shall pay such Taxes when the amount on deposit with Administrative Agent is sufficient to pay such Taxes and Administrative Agent has received a bill for such Taxes. The obligation of Borrower to pay the Taxes, as set forth in the Loan Documents, is not affected or modified by the provision of this paragraph; provided, however, that Borrower shall not be in default under the Loan for failure to pay Taxes if and to the extent there are sufficient funds on deposit in the Tax Impound to timely pay such Taxes. On the Maturity Date, the monies then remaining on deposit with Administrative Agent under this Section 3.5 shall, at Administrative Agent’s option, be applied against the Indebtedness or if no Event of Default exists hereunder, returned to Borrower.

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ARTICLE IV

ENVIRONMENTAL MATTERS

Section 4.1.          Representations and Warranties on Environmental Matters. To Borrower’s Knowledge, except as set forth in the Site Assessment, (a) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, treated, discharged, disposed of or otherwise present at or about the Projects or any property adjacent to a Project (except for cleaning and other products currently used in connection with the routine maintenance or repair of the Projects in full compliance with Environmental Laws) and no Hazardous Material was removed or transported from any Project, (b) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of each Project does not, and did not previously, violate any Environmental Laws, (c) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding is pending or threatened, nor have any settlements been reached by or with any parties or any liens imposed in connection with any Project concerning Hazardous Materials or Environmental Laws; (d) no underground storage tanks exist on any part of any Project; and (e) Borrower has not received and no prior owner or current or prior tenant, subtenant, or other occupant of all or any part of the Projects has received, any notice from any Person, public or private, alleging any violation of or potential liability under any Environmental Law with regard to the Projects, nor has Borrower, nor have any of the third-parties described above, received any administrative order or entered into any administrative consent order with any governmental agency with respect to Hazardous Materials on or at the Projects.

Section 4.2.          Covenants on Environmental Matters.

(a)          Borrower shall (i) comply strictly and in all respects with applicable Environmental Laws; (ii) notify Administrative Agent immediately upon Borrower’s discovery of any spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous to or otherwise affecting any Project; (iii) promptly remove such Hazardous Materials and remediate the applicable Project in full compliance with Environmental Laws or as reasonably required by Administrative Agent based upon the recommendations and specifications of an independent environmental consultant approved by Administrative Agent; and (iv) promptly forward to Administrative Agent copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect any Project or Borrower.

(b)          Borrower shall not cause and shall prohibit any other Person from (i) causing any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about any Project or the transportation of any Hazardous Materials to or from any Project (except for cleaning and other products used in connection with routine maintenance or repair of such Project in full compliance with Environmental Laws), (ii) installing any underground storage tanks at any Project, or (iii) conducting any activity that requires a permit or other authorization under Environmental Laws.

(c)          Borrower shall provide to Administrative Agent, at Borrower’s expense promptly upon the written request of Administrative Agent from time to time, a Site Assessment or, if required by Administrative Agent, an update to any existing Site Assessment for the applicable Project, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within such Project. Borrower shall pay the cost of no more than one such Site Assessment or update for a Project in any twelve (12) month period, unless Administrative Agent’s request for a Site Assessment is based on information provided under Section 4.2(a), a reasonable suspicion of Hazardous Materials at or near such Project, a breach of representations under Section 4.1, or an Event of Default, in which case any such Site Assessment or update shall be at Borrower’s expense.

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(d)          Each Borrower covenants and agrees that it shall comply in all material respects with the terms and conditions of each operation and maintenance program reasonably required by the Administrative Agent and/or Lenders to be maintained with respect to any Project.

Section 4.3.          Allocation of Risks and Indemnity. As between Borrower and Administrative Agent and each Lender, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting the Projects, shall lie solely with Borrower. Accordingly, Borrower shall bear all risks and costs associated with any loss (including any loss in value attributable to Hazardous Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by Administrative Agent or by law. Borrower shall indemnify, defend and hold Administrative Agent and each Lender and their respective shareholders, directors, officers, employees and agents harmless from and against all loss, liabilities, damages, claims, costs and expenses (including reasonable costs of defense and consultant fees, investigation and laboratory fees, court costs, and other litigation expenses) arising out of or associated, in any way, with (a) the non-compliance with Environmental Laws, or (b) the existence of Hazardous Materials in, on, or about the Projects, (c) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to Hazardous Materials; (d) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, (e) a breach of any representation, warranty or covenant contained in this Article 4, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, or (f) the imposition of any environmental lien encumbering the Projects; provided, however, Borrower shall not be liable under such indemnification to the extent such loss, liability, damage, claim, cost or expense results solely from such indemnified Person’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Borrower’s obligations under this Section 4.3 shall arise whether or not any Governmental Authority has taken or threatened any action in connection with the presence of any Hazardous Material, and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in the Site Assessment and shall continue notwithstanding the repayment of the Loan or any transfer or sale of any right, title and interest in any Project (by foreclosure, deed in lieu of foreclosure or otherwise).

Section 4.4.          Administrative Agent’s Right to Protect Collateral. If any discharge of Hazardous Materials or the threat of any discharge of Hazardous Materials affecting any Project occurs or Borrower fails to comply with any Environmental Laws and Borrower has not, within ten (10) Business Days of the occurrence of such event, taken commercially reasonable steps to begin the remediation of such condition as required by Section 4.3, Administrative Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable at the expense of Borrower in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials. Any amounts payable to Administrative Agent by reason of the application of this Section 4.4 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Administrative Agent until paid. The obligations and liabilities of Borrower under this Section 4.4 shall survive any termination, satisfaction, assignment, entry of a judgment of foreclosure or delivery of a deed in lieu of foreclosure.

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Section 4.5.          No Waiver. Notwithstanding any provision in this Article 4 or elsewhere in the Loan Documents, or any rights or remedies granted by the Environmental Indemnity Agreement or the Loan Documents, neither Administrative Agent nor any Lender waives and each of them expressly reserves all rights and benefits now or hereafter accruing to Administrative Agent and the Lenders under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended. No action taken by Administrative Agent or any Lender pursuant to the Environmental Indemnity Agreement or the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception.”

ARTICLE V

LEASING MATTERS

Section 5.1.          Representations and Warranties on Leases.

(a)          Leases. Borrower represents and warrants to Administrative Agent and the Lenders with respect to the Leases for residential occupancy, (i) the rent roll or Census Report for each Project delivered to Administrative Agent is true and correct; (ii) such Leases are valid and in and full force and effect; and (iii) the interests of the landlord and the rents under such Leases have not been assigned or pledged. Borrower represents and warrants to Administrative Agent and Lenders with respect to the Commercial Leases, if any, (i) the rent roll with respect to such Commercial Leases, if any, delivered to Administrative Agent is true and correct; (ii) such Commercial Leases are in full force and effect; (iii) the Commercial Leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (iv) the copies of the Leases delivered to Administrative Agent are true and complete; (v) neither the landlord nor any tenant is in default under any of the Commercial Leases; (vi) Borrower has no knowledge of any notice of termination or default with respect to any Commercial Lease; (vii) Borrower has not assigned or pledged any of the Commercial Leases, the rents or any interests therein except to Administrative Agent and the Lender; (viii) no Tenant or other party has an option to purchase all or any portion of Projects; (ix) no Tenant has the right to terminate its Commercial Lease prior to expiration of the stated term of such Commercial Lease; (x) no Tenant has prepaid more than one month’s rent in advance (except for bona fide security deposits not in excess of an amount equal to two months’ rent); and (xi) all existing Commercial Leases are subordinate to the Mortgage either pursuant to their terms or a recorded subordination agreement.

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(b)          Master Lease. Each Borrower represents and warrants to Administrative Agent and the Lenders with respect to the Master Lease to which such Borrower is party that: (i) such Master Lease is valid and in and full force and effect; (ii) such Master Lease (including amendments) is in writing, and there are no oral agreements with respect thereto; (iii) the copy of such Master Lease delivered to Administrative Agent is true and complete; (iv) neither such Borrower nor the Master Tenant party to such Master Lease is (or as to the other party is, to such party’s knowledge), in default under such Master Lease; (v) neither such Borrower nor the Master Tenant party to such Lease has any knowledge of any notice of termination or default with respect to such Master Lease; (vi) such Borrower has not assigned or pledged such Master Lease, the rents or any interests therein, except to Administrative Agent and the Lenders or except in connection with a Permitted Transfer; (vii) except as set forth in such Master Lease, the Master Tenant party thereto does not have an option to purchase all or any portion of the Project demised thereunder; (viii) except as set forth in such Master Lease, the Master Tenant party thereto does not have the right to terminate such Master Lease prior to expiration of the stated term of such Master Lease (unless due to casualty or condemnation of the Project demised thereunder); and (ix) the Master Tenant party to such Master Lease has not prepaid more than one month’s rent in advance.

Section 5.2.          [Reserved].

Section 5.3.          Covenants.

(a)          Leases. Borrower shall (or cause Operator to) (i) perform the obligations which any Lease Party is required to perform under the Leases; (ii) enforce the obligations to be performed by the Tenants under the Leases; (iii) promptly furnish to Administrative Agent any notice of default or termination received by Borrower from any Tenant under a Commercial Lease, and any notice of default or termination given by any Borrower to any Tenant under a Commercial Lease; (iv) not collect any rents for more than one month in advance of the time when the same shall become due, except for bona fide Security Deposits not in excess of an amount equal to two month’s rent; (v) not enter into any ground lease or master lease of any part of the Projects other than the Master Lease; (vi) not further assign or encumber any Lease; (vii) not, except with Administrative Agent’s prior written consent, cancel or accept surrender or termination of any Commercial Lease; (viii) not, except with Administrative Agent’s prior written consent, modify or amend any Lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the Lease); and (ix) assign to Administrative Agent any letter of credit evidencing a security deposit on such terms as may be required by Administrative Agent and shall deliver the original of such letter(s) of credit to Administrative Agent. Any action in violation of clauses (v), (vi), (vii), and (viii) of this Section 5.3(a) shall be void at the election of Administrative Agent. Borrower and Operator, as applicable, will not suffer or permit any breach or default to occur in any of any Lease Party’s obligations under any of the Leases, nor suffer or permit the same to terminate by reason of any failure of Lease Party to meet any requirement of any Lease.

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(b)          Master Lease. Each Borrower shall (i) perform the obligations which such Borrower is required to perform under the Master Lease to which such Borrower is party; (ii) enforce the material obligations to be performed by the Master Tenant under the Master Lease to which such Borrower is party; (iii) promptly furnish to Administrative Agent any notice of default or termination received by such Borrower from the Master Tenant, and any notice of default or termination given by such Borrower to such Master Tenant, under the Master Lease to which such Borrower is party; (iv) not collect any rents for more than one month in advance of the time when the same shall become due under the Master Lease to which such Borrower is party, except for bona fide security deposits not in excess of an amount equal to two months rent; (v) not enter into any ground lease or master lease of any part of the Projects other than the Master Lease to which such Borrower is party; (vi) not further assign or encumber the Master Lease to which such Borrower is party; (vii) not, except with Administrative Agent’s prior written consent, cancel or accept surrender or termination of the Master Lease to which such Borrower is party; and (viii) not, except with Administrative Agent’s prior written consent, modify or amend the Master Lease to which such Borrower is party, and any action in violation of clauses (v), (vi), (vii), and (viii) of this Section 5.3(b) shall be void at the election of Administrative Agent. For avoidance of doubt, Administrative Agent may withhold its consent to any amendment or modification of any Master Lease that would provide for a reduction in the amount of base rent payable thereunder. No Borrower will suffer or permit any breach or default to occur in any of such Borrower’s obligations under the Master Lease to which such Borrower is party nor suffer or permit the same to terminate by reason of any failure of such Borrower to meet any requirement under the Master Lease to which such Borrower is party.

Section 5.4.          Tenant Estoppels.

(a)          Leases. At Administrative Agent’s request, Borrower shall obtain and furnish (or cause Operator to obtain and furnish) to Administrative Agent, written estoppels in form and substance reasonably satisfactory to Administrative Agent, executed by Tenants under Commercial Leases in excess of 3,000 square feet of a Project and confirming the term, rent, and other provisions and matters relating to such Commercial Leases.

(b)          Master Lease. At Administrative Agent’s request, Master Tenant shall furnish to Administrative Agent, a written estoppel in form and substance satisfactory to Administrative Agent, executed by Master Tenant and confirming the term, rent and other provisions and matters relating to the Master Lease.

Section 5.5.          Payment of Rents Under Master Lease.

(a)          Commencing on the Closing Date and continuing so long as the Loan are outstanding, Borrower shall direct Master Tenant to make all payments of rent and all other amounts due under the Master Lease (such net amount herein called the “Master Lease Payments”) to the Deposit Account Bank for deposit in the account subject to the Deposit Account Control Agreement. So long as no Potential Default or Event of Default is continuing, Deposit Account Bank shall be authorized to transfer on a daily basis the funds in the account to the operating account of Borrower, excluding the Security Deposit and any supplements thereto and amounts deposited by the Master Tenant in connection with future payments of Taxes and insurance premiums, which shall remain on deposit in a Deposit Account subject to a Deposit Account Control Agreement.

(b)          If a Potential Default or an Event of Default exists, Administrative Agent shall have the right in its sole discretion to direct the Deposit Account Bank to disburse all amounts in the account held by the Deposit Account Bank to Administrative Agent or as otherwise directed by Administrative Agent, and to the extent disbursed to Administrative Agent. Administrative Agent shall apply such amounts to the Obligations, in such order as Administrative Agent, in its sole discretion, may elect.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Borrower and Master Tenant, as applicable represents, warrants and covenants to Administrative Agent and Lenders unless otherwise specified, as of the Closing Date and as of the date of each Compliance Certificate delivered to Administrative Agent pursuant to Section 7.2 hereof that:

Section 6.1.          Organization, Power and Authority; Formation Documents.

(a)          Organization, etc. Borrower and each Borrower Party (a) is duly organized, validly existing and in good standing under the laws of the state of its formation or existence and is in compliance with all legal requirements applicable to doing business in each state in which a Project is located. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code. Borrower and each Borrower Party has only one state of incorporation or organization. All other information regarding Borrower and each Borrower Party contained in Schedule 6.1, including the ownership structure of Borrower and its constituent entities, is true and correct as of the Closing Date.

(b)          Formation Documents. A true and complete copy of the formation documents creating Borrower and each Borrower Party and any and all amendments thereto (collectively, the “Borrower Formation Documents”) has been furnished to Administrative Agent. The Borrower Formation Documents constitute the entire agreement regarding Borrower and each Borrower Party among the members of Borrower and shareholders of each Borrower Party and are binding upon and enforceable against each of the members or shareholders, as applicable, in accordance with their terms. No breach exists under the Borrower Formation Documents and no condition exists which, with the giving of notice or the passage of time would constitute a breach under the Borrower Formation Documents.

Section 6.2.          Validity of Loan Documents. The execution, delivery and performance by Borrower and each Borrower Party of the Loan Documents and the Environmental Indemnity Agreement: (a) are duly authorized and do not require the consent or approval of any other party or Governmental Authority which has not been obtained; and (b) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents and/or the Environmental Indemnity Agreement. The Loan Documents and/or the Environmental Indemnity Agreement constitute the legal, valid and binding obligations of Borrower and each Borrower Party who is a party to the Loan Documents and/or the Environmental Indemnity Agreement, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

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Section 6.3.          Liabilities; Litigation.

(a)          Financial Statements. The financial statements delivered by Borrower and each Borrower Party are true and correct with no significant change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting any Project, Borrower or any Borrower Party. Except as disclosed in such financial statements, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to Borrower’s Knowledge, threatened, against any Project, Borrower or any Borrower Party which if adversely determined could have a Material Adverse Effect on such party, any Project or the Loan.

(b)          Contemplated Actions. None of Borrower or any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and none of Borrower, or any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 6.4.          Taxes and Assessments. There are no unpaid or outstanding real estate or other taxes or assessments on or against the Projects or any part thereof, except general real estate taxes not due or payable. Each Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrower’s Knowledge, proposed, special or other assessments for public improvements or otherwise affecting any Project, nor are there any contemplated improvements to any Project that may result in such special or other assessments.

Section 6.5.          Other Agreements; Defaults. None of Borrower or any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect any Project or the business, operations, or condition (financial or otherwise) of Borrower or any Borrower Party. None of Borrower or any Borrower Party is in violation of any agreement which violation could reasonably be expected to have a Material Adverse Effect on Borrower or any Borrower Party or Borrower’s or any Borrower Party’s business, properties, or assets, operations or condition, financial or otherwise.

Section 6.6.          Compliance with Law. Borrower has all requisite Permits to own and lease the Projects and carry on its business and to Borrower’s Knowledge each Operator has all requisite Primary Licenses and Permits to operate the Projects and carry on its business. Except as described in each Zoning Report and Property Condition Report delivered to Administrative Agent prior to the Closing Date, each Project in compliance with all applicable zoning and building requirements and is free of structural defects. Except as described in the Property Condition Report delivered to Administrative Agent prior to the Closing Date, all of the building systems contained in each Project are in good working order, subject to ordinary wear and tear. Except as set forth in the Zoning Report, no Project constitutes, in whole or in part, a legally non-conforming use under applicable legal requirements.

Section 6.7.          Condemnation. No condemnation has been commenced or, to Borrower’s Knowledge, is contemplated with respect to all or any portion of the Projects or for the relocation of roadways providing access to any Project.

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Section 6.8.          Access. Each Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of each Project are located in the public right-of-way abutting the applicable Project, and all such utilities are connected so as to serve such Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefitting such Project. All roads necessary for the full utilization of each Project for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

Section 6.9.          Location of Borrower. Borrower’s principal place of business and chief executive offices are located at the address stated in Schedule 6.1, and, except as otherwise set forth in Schedule 6.1, Borrower at all times has maintained its principal place of business and chief executive office at such location or at other locations within the same state.

Section 6.10.         ERISA; Employees.

(a)          As of the Closing Date hereof and throughout the term of the Loan, (i) Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and (ii) the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA.

(b)          As of the Closing Date hereof and throughout the term of the Loan (i) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(3) of ERISA and (ii) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of and fiduciary obligations with respect to governmental plans.

(c)          Borrower has no employees.

Section 6.11.         Margin Stock. No part of proceeds of the Loan will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 6.12.         Forfeiture. There has not been and shall never be committed by Borrower or any other person in occupancy of or involved with the operation or use of a Project any act or omission affording the federal government or any state or local government the right of forfeiture as against such Project or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents or the Environmental Indemnity Agreement. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 6.13.         Tax Filings. Borrower and each Borrower Party have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and each Borrower Party, respectively. Borrower and each Borrower Party believe that their respective tax returns properly reflect the income and taxes of Borrower and each Borrower Party, respectively, for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

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Section 6.14.         Solvency. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured, and Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). Except as expressly disclosed to Administrative Agent in writing, no petition in bankruptcy has been filed against Borrower or any Borrower Party in the last seven (7) years, and neither Borrower nor any Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 6.15.         Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower or any Borrower Party in this Agreement, in any of the other Loan Documents or the Environmental Indemnity Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Administrative Agent which adversely affects, nor as far as Borrower can foresee, might adversely affect, any Project or the business, operations or condition (financial or otherwise) of Borrower or any Borrower Party. All information supplied by Borrower regarding any other Collateral is accurate and complete in all material respects. All evidence of Borrower’s and each Borrower Party’s identity provided to Administrative Agent and Lenders is genuine, and all related information is accurate.

Section 6.16.         Flood Zone. No portion of the improvements comprising the Projects is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law, or, if located within any such area, Borrower has obtained and will maintain the insurance prescribed in Section 3.1 hereof.

Section 6.17.         Single Purpose Entity/Separateness. Borrower represents, warrants and covenants, from and after the Closing Date and for so long as any obligation under the Loan Documents remains outstanding, as follows:

(a)          Limited Purpose. The sole purpose conducted or promoted by Borrower is to engage in the following activities:

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(i)          to acquire, own, hold, lease, operate, manage, maintain, develop and improve the Projects (or an undivided interest therein) and to contract for the operation, maintenance, management and development of the Projects;

(ii)         to enter into and perform its obligations under the Loan Documents and Environmental Indemnity Agreement;

(iii)        to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Projects to the extent permitted under the Loan Documents; and

(iv)        to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of its jurisdiction of formation that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

(b)          Limitations on Debt, Actions. Notwithstanding anything to the contrary in the Loan Documents or in any other document governing the formation, management or operation of Borrower, Borrower shall not:

(i)          guarantee any obligation of any Person, including any Affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person;

(ii)         engage, directly or indirectly, in any business other than as required or permitted to be performed under this Section 6.17;

(iii)        incur, create or assume any Debt other than (A) the Loan and (B) unsecured trade payables incurred in the ordinary course of its business that are related to the ownership and operation of the Projects and which shall (1) not exceed two percent (2%) of the outstanding balance of the Loan, (2) not be evidenced by a note, (3) be paid within sixty (60) days, and (4) otherwise expressly be permitted under the Loan Documents;

(iv)        make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that Borrower may invest in those investments permitted under the Loan Documents;

(v)         to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of Borrower’s business;

(vi)        buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(vii)       form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity;

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(viii)      own any asset or property other than the Projects (or an undivided interest therein) and incidental personal property necessary for the ownership or operation of the Projects; or

(ix)         take any Material Action without the unanimous written approval of all members of Borrower.

(c)          Separateness Covenants. In order to maintain its status as a separate entity and to avoid any confusion or potential consolidation with any Affiliate, Borrower represents and warrants that in the conduct of its operations since its organization it has observed, and covenants that it will continue to observe, the following covenants:

(i)          maintain books and records and bank accounts separate from those of any other Person;

(ii)         maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(iii)        comply with all organizational formalities necessary to maintain its separate existence;

(iv)        hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(v)         maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; except that Borrower’s assets may be included in a consolidated financial statement of its Affiliate so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of Borrower from such Affiliate and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person;

(vi)        other than with respect to the consolidated tax return of its Affiliates, prepare and file its own tax returns separate from those of any Person to the extent required by applicable law, and pay any taxes required to be paid by applicable law;

(vii)       allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

(viii)      not enter into any transaction with any Person owned or controlled by an Affiliate of Borrower except on an arm’s-length basis on terms which are intrinsically fair and no less favorable than would be available for unaffiliated third parties, and pursuant to written, enforceable agreements;

(ix)         conduct business in its own name, and use separate stationery, invoices and checks;

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(x)          not commingle its assets or funds with those of any other Person other than as required or permitted by this Agreement;

(xi)         not assume, guarantee or pay the debts or obligations of any other Person;

(xii)        correct any known misunderstanding as to its separate identity;

(xiii)       not permit any Affiliate to guarantee or pay its obligations (other than limited guarantees and indemnities set forth in the Loan Documents and in the Environmental Indemnity Agreement);

(xiv)      not make loans or advances to any other Person;

(xv)       pay its liabilities and expenses out of and to the extent of its own funds;

(xvi)      maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds;

(xvii)     maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require any equity owner to make additional capital contributions to Borrower;

(xviii)    cause the managers, officers, employees, agents and other representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower;

(xix)       not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Indebtedness and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Indebtedness is insufficient to pay such obligation;

(xx)        not pledge its assets for the benefit of any other Person other than to Administrative Agent and Lenders in connection with the Loan; and

(xxi)       observe all partnership, corporate or limited liability company formalities, as applicable.

Failure of Borrower to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of Borrower as a separate legal entity.

(d)          SPE Party. So long as any obligation under the Loan Documents remains outstanding, Borrower shall at all times have a corporate or limited liability company member having provisions in its organizational documents the provisions limiting its purpose and authority approved by Administrative Agent (“SPE Party”).

Section 6.18.         Compliance With International Trade Control Laws and OFAC Regulations. Borrower represents, warrants and covenants to Administrative Agent and Lenders that:

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(a)          No Borrower Party and no Person who owns a direct interest in Borrower is now nor shall be at any time until after the Loan is fully repaid, a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(b)          Each Borrower Party and Person who owns a direct interest in Borrower is now, and Borrower will remain, in compliance (and will cause each Borrower Party and Person who owns a direct interest in Borrower to remain in compliance) in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by OFAC and all applicable Anti-Money Laundering Laws.

Section 6.19.         Borrower’s Funds. Borrower represents, warrants and covenants to each Lender and the Administrative Agent that:

(a)          It has taken, and shall continue to take until after the Loan is fully repaid, such measures as are required by law to verify that the funds invested in Borrower are derived (i) from transactions that do not violate U.S. law and, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under U.S. law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(b)          To Borrower’s Knowledge, no Borrower Party, nor any Person who owns a direct interest in Borrower, nor any Person providing funds to Borrower (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (iii) has had any of its/his/her funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(c)          Borrower shall make payments on the Loan using funds invested in Borrower, Adjusted Revenues or insurance proceeds unless otherwise agreed to by Administrative Agent.

(d)          To Borrower’s Knowledge, as of the Closing Date and at all times during the term of the Loan, all revenues arising from the Projects are and will be derived from lawful business activities of Tenants of the Projects or other permissible sources under U.S. law.

(e)          On the Maturity Date, Borrower will take reasonable steps to verify that funds used to repay the Loan in full (whether in connection with a refinancing, asset sale or otherwise) are from sources permissible under U.S. law and to the extent such funds originate outside the United States, permissible under the laws of the jurisdiction in which they originated.

(f)          Each Borrower Party and Person who owns a direct interest in Borrower is now, and Borrower will remain in compliance (and will cause each Borrower Party and Person who owns a direct interest in Borrower to remain in compliance) with the Office of Foreign Assets Control sanctions and regulations promulgated under the authority granted by the Trading with the Enemy Act (“TWEA”), 50 U.S.C. App. Section 1 et seq., and the International Emergency Economic Powers Act (“IEEPA”), 50 U.S.C. Section 1701 et seq., as the TWEA and the IEEPA may apply to Borrower’s activities;

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(g)          Each Borrower Party and Person who owns a direct interest in Borrower is now, and Borrower will remain in compliance (and will cause each Borrower Party and Person who owns a direct interest in Borrower to remain in compliance) with (i) the Patriot Act and all rules and regulations promulgated under the Patriot Act applicable to Borrower and (ii) other federal or state laws relating to “know your customer” and other anti-money laundering rules and regulations; and

(h)          Each Borrower Party and Person who owns a direct interest in Borrower i) is not now, nor has ever been, under investigation by any Governmental Authority for, nor has been charged with or convicted for a crime under, 18 U.S.C. Sections 1956 or 1957 or any predicate offense thereunder, or a violation of the Bank Secrecy Act; ii) has never been assessed a civil penalty under any Anti-Money Laundering Laws or predicate offenses thereunder; iii) has not had any of its funds seized, frozen or forfeited in any action relating to any Anti-Money Laundering Laws or predicate offenses thereunder; iv) has taken such steps and implemented such policies as are reasonably necessary to ensure that such party is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally derived property, or of money or monetary instruments which are (or which such party suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and v) has taken such steps and implemented such policies as are reasonably necessary to ensure that such party is in compliance with all laws and regulations applicable to its business for the prevention of money laundering and with anti-terrorism laws and regulations, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent any such party is required to develop such a programs under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

Section 6.20.         Operators’ Agreements. A true, correct and complete copy of each of the Operators’ Agreements, together with all amendments thereto, have been delivered to Administrative Agent; and the Operators’ Agreements and all amendments thereto are in full force and effect as of the Closing Date.

Section 6.21.         Physical Condition. Except as specifically set forth in the Property Condition Report, to Borrower’s Knowledge, (a) the Projects, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (b) there exists no structural or other material defects or damages in any Project, whether latent or otherwise. Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in any Project, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

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Section 6.22.         Healthcare Representations. Borrower represents and warrants to Administrative Agent and Lenders that:

(a)          Each Project (i) is being operated as a skilled nursing facility or intermediate care facility, having the number of Residential Units as set forth on Exhibit A, attached hereto, (ii) if applicable, has a current provider agreement that is in full force and effect under Medicare and Medicaid, and (iii) is in all material respects in compliance with all applicable Requirements of Law (and, to the extent that failure to comply with any such Requirements of Law would materially and adversely affect the operation of a Project, is in compliance with such Requirement of Law) including (A) staffing requirements, (B) health and fire safety codes, including quality and safety standards, (C) accepted professional standards and principles that apply to professionals providing services at the Projects; (D) federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (E) insurance, reimbursement and cost reporting requirements, (F) government payment program requirements and disclosure of ownership and related information requirements, (G) requirements of applicable Governmental Authorities, including those relating to the Projects’ physical structure and environment, licensing, quality and adequacy of medical care, distributions of pharmaceuticals, rate setting, equipment, personnel, operating policies and services and fee splitting, and (H) any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided by Operator with respect to the Projects. There is no threatened in writing, existing or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal proceeding by any third-party payor under a Third Party Payor Program. The Third Party Payor Programs to which Borrower or any Operator may presently be subject with respect to any Project are listed on Schedule 6.22(a).

(b)          All Primary Licenses necessary for using and operating the Projects for the uses described in clause (a), above are listed on Schedule 6.22(b), are either held by, or will be held by, Borrower or the applicable Operator, as required under applicable Law, and are in full force and effect.

(c)          Except as set forth on Schedule 6.22 hereof, with respect to any Project, there are no inquiries, investigations, probes, audits or proceedings by any Governmental Authority or notices thereof, or any other third party or any patient, employee or resident (including whistleblower suits, or suits brought pursuant to federal or state “false claims acts” and Medicaid, Medicare or state fraud and/or abuse laws) that are reasonably likely directly or indirectly, or with the passage of time (i) to have a material adverse impact on Operators’ ability to accept and/or retain patients or residents or operate such Project for its current use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, (ii) to modify, limit or result in the transfer, suspension, revocation or imposition of probationary use of any of the Primary Licenses, (iii) to affect any Operator’s continued participation in the Medicaid or Medicare programs or any other Third-Party Payor Programs, or any successor programs thereto at then current rate certifications, or (iv) result in any other civil or criminal penalty or remedy, or which could result in the appointment of a receiver.

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(d)          With respect to any Project, except as set forth on Schedule 6.22, no Project has received a notice of violation at a level that under applicable Law requires the immediate or accelerated filing of a plan of corrections, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any Project, no Operator currently has outstanding any violation, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken each that remain outstanding against any Project, any Operator or against any officer, director, partner, member or stockholder of any Operator, by any Governmental Authority, and there have been no violations threatened against any Project’s, or any Operator’s certification for participation in Medicare or Medicaid or the other Third-Party Payor Programs that remain open or unanswered.

(e)          With respect to any Project, there are no current, pending or outstanding Third-Party Payor Programs reimbursement audits, appeals or recoupment efforts actually pending at the Project, and there are no years that are subject to an open audit in respect of any Third-Party Payor Program that would, in each case, adversely affect any Operator, other than customary audit rights pursuant to Medicare/Medicaid/TRICARE programs or other Approved Insurer’s programs that would materially adversely affect Operators or Borrower.

(f)          Neither Borrower nor any Operator has received federal funds authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.), as it may be amended.

(g)          With respect to each Project, substantially all of the patient and resident care agreements with respect to such Project conform in all material respects with the form patient or resident care agreements that have been delivered to Administrative Agent and all such agreements are in compliance with Healthcare Laws.

(h)          Borrower’s and Operator’s private payor, Medicaid, Medicare, and/or managed care company, insurance company or other third party insurance accounts receivable with respect to the Projects are free of any Liens and neither Borrower nor Operators have pledged any of their respective receivables as collateral security for any loan or indebtedness.

(i)          Neither Borrower nor Operator is a party to any collective bargaining agreement or other labor contract applicable to persons employed by it at the Projects and there are no threatened or pending labor disputes at the Projects.

Section 6.23.         No Change in Facts or Circumstances; Disclosure. To Borrower’s Knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of Borrower or the Projects.

ARTICLE VII

FINANCIAL REPORTING

Section 7.1.          Financial Statements. Borrower shall furnish to Administrative Agent and shall cause each Borrower Party to furnish to Administrative Agent such financial statements and other financial information as may be required pursuant to this Article 7 and such other financial information as Administrative Agent may require pursuant to this Article 7 and such other financial information as Administrative Agent may reasonably request from time to time. All such financial statements shall reflect all material contingent liabilities in accordance with GAAP and shall accurately and fairly present the results of operations and the financial condition of Borrower at the dates and for the period indicated and shall be sufficient to permit Administrative Agent and Lenders to calculate and/or verify Borrower’s calculation of Debt Service Coverage Ratio, Project Yield and Adjusted Net Operating Income.

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(a)          Financial Information. In furtherance of the foregoing, Borrower will furnish to Administrative Agent (or cause to be furnished to Administrative Agent) the following financial information and reports with respect to Borrower, each Project and/or Operator (as applicable), in each case in form and format and providing information satisfactory to Administrative Agent in its discretion:

(i)          within forty-five (45) days after the end of each calendar month, internally prepared monthly financial statements (including income statements and balance sheets) prepared for each Borrower and each Project which fairly present the financial condition for each Borrower and each Project for such period;

(ii)         within forty-five (45) days after the end of each calendar month, (A) a detailed operating statement (showing monthly activity and year-to-date) stating operating revenues, operating expenses, operating income and net cash flow for the calendar month just ended and year-to-date for each Project and (B) a current Census Report for each Project;

(iii)        following Administrative Agent’s request therefor, within forty-five (45) days after the end of each fiscal quarter, a description of the type and amount of all capital expenditures incurred at the Projects during such period;

(iv)        within thirty (30) days before the end of each fiscal year, annual projected (A) profit and loss statements and (B) operating and capital budgets (each prepared on a monthly basis) for the succeeding fiscal year;

(v)         within sixty (60) days after the end of each fiscal year, internally prepared annual financial statements prepared for each Borrower in accordance with GAAP (except for the absence of footnotes and year-end adjustments) and based on an accrual basis of accounting consistent with industry standards;

(vi)        within one hundred twenty (120) days after the end of each fiscal year, annual consolidated audited financial statements prepared (A) for each Borrower in accordance with GAAP and prepared by a firm of independent public accountants reasonably satisfactory to Administrative Agent and (B) for Operator (which may be on a consolidated basis with respect to the Master Tenant and Operating Tenants) in accordance with GAAP on an accrual basis and prepared by a firm of independent public accountants reasonably satisfactory to Administrative Agent;

(vii)       evidence satisfactory to Administrative Agent that all federal and state taxes, including, without limitation, payroll taxes, that are due have been paid in full by each Borrower, and each Borrower Party, to be delivered to Administrative Agent (A) with respect to federal and state taxes (other than payroll taxes), within ten (10) days after the required filing date of the applicable tax return (taking into account available extensions) and (B) with respect to payroll taxes, within thirty-five (35) days following the end of each calendar month;

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(viii)      copies of all cost reports and rate letters filed with Medicare and Medicaid or any other Third Party Payor by Operator and/or Borrower;

(ix)         within forty-five (45) days after the end of each calendar quarter, financial statements (including income statements and balance sheets) prepared for Operator, or if the Operator is a Single Purpose Entity, prepared for the parent of Operator, on a consolidated basis;

(x)          within ten (10) days after Administrative Agent’s request, a written statement, duly acknowledged by Operator, setting forth any right of set-off, counterclaim or other defense that may exist under any Leases;

(xi)         copies of state and local health inspection and regulatory surveys (including complaint surveys), to be provided within twenty-five (25) days after the completion of such surveys;

(xii)        within forty-five (45) days after the end of each fiscal quarter, internally prepared monthly financial statements (including income statements and balance sheets) prepared for Guarantor which fairly present the financial condition of Guarantor for such period;

(xiii)       within one hundred twenty (120) days after the end of each fiscal year, annual consolidated audited financial statements prepared for Guarantor in accordance with GAAP and prepared by a firm of independent public accountants reasonably satisfactory to Administrative Agent; and

(xiv)      such additional information, reports or statements regarding the Borrower, the Projects, Guarantor or Operator as Administrative Agent may from time to time reasonably request.

(b)          Certification of Financial Statements. Each financial statement provided hereunder shall be in scope and detail reasonably satisfactory to Administrative Agent and certified by the chief financial representative of each Borrower. Borrower will maintain a system of accounting established and administered in accordance with sound business practices to (i) permit preparation of financial statements on an accrual basis consistent with industry standards and substantially in accordance with GAAP, and (ii) provide the information required to be delivered to Administrative Agent hereunder.

Section 7.2.          Additional Reports. Borrower shall deliver to Administrative Agent as soon as reasonably available but in no event later than thirty (30) days after such items become available to Borrower in final form:

(i)          copies of any final engineering or environmental reports prepared for Borrower with respect to any Project;

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(ii)         a copy of any notice received by Borrower from any Governmental Authority with respect to an environmental condition existing or alleged to exist or emanate from or at any Project;

(iii)        if requested by Administrative Agent, and to the extent there are Commercial Leases encumbering a Project, a summary report listing Tenants under Commercial Leases and square footage occupied by such Tenants;

(iv)        From time to time, if any Lender determines that obtaining appraisals is necessary in order for such Lender to comply with applicable Laws (including any appraisals required to comply with FIRREA), Borrower shall furnish to Administrative Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Administrative Agent stating the then current fair market value of each Project; provided, however, that such report shall not be required during the term of the Loan unless (A) a Potential Default or Event of Default exists, (B) any Lender is required to obtain such report under applicable Law more frequently than once during the term of the Loan or (C) Administrative Agent or any Lender elects to obtain such report at its cost and expense.

(b)          Tax Reports. Promptly upon receipt or filing thereof, Borrower shall deliver to Administrative Agent copies of any reports or notices related to any material taxes and any other material reports or notices received by Borrower or any Guarantor from, or filed by Borrower or any Guarantor with, any Governmental Authority.

Section 7.3.          Compliance Certificate. Within forty-five (45) days after the end of each calendar quarter, Borrower shall deliver and shall cause Guarantor to deliver such financial reports and information as Administrative Agent shall require evidencing compliance with the applicable financial covenants, together with a fully completed Compliance Certificate executed by an officer of Borrower or Guarantor (or an officer of its manager, managing member or general partner), and, if requested by Administrative Agent, back-up documentation as Administrative Agent shall reasonably require evidencing compliance.

Section 7.4.          Accounting Principles. All financial statements shall be prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Administrative Agent). Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 7.5.          Other Information; Access. Borrower shall deliver to Administrative Agent such additional information regarding Borrower, its subsidiaries, its business, any Borrower Party, and the Projects within thirty (30) days after Administrative Agent’s request therefor, including, if requested by Administrative Agent, (a) copies of the regular monthly bank statements provided to Borrower or Operator and such other information relating to the Borrower’s operating accounts as shall reasonably be requested by Administrative Agent, in each case, to the extent such bank has the operational ability to do so, by providing Administrative Agent with internet access to such statements or information, (b) cash flow statements for the Operator and (c) an accounts receivable and accounts payable aging report. Borrower shall permit Administrative Agent to examine such records, books and papers of Borrower which reflect upon its financial condition and the income and expenses of the Projects. In the event that Borrower fails to forward the financial statements required in this Article 7 within thirty (30) days after written request, Administrative Agent shall have the right to audit such records, books and papers at Borrower’s expense.

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Section 7.6.          Annual Budget. At least thirty (30) days prior to the commencement of each fiscal year, Borrower will provide to Administrative Agent the Operator’s proposed annual operating and capital improvements budget for the Projects for such fiscal year for review by Administrative Agent.

Section 7.7.          Books and Records/Audits. Borrower shall keep and maintain or cause to be kept and maintained at all times at the Projects, or such other place as Administrative Agent may approve in writing, complete and accurate books of accounts and records adequate to reflect the results of the operation of the Projects and to provide the financial statements required to be provided to Administrative Agent pursuant to Section 7.1 above and copies of all written contracts, material correspondence, and other material documents affecting the Projects. Administrative Agent and its designated agents shall have the right to inspect and copy any of the foregoing, subject to compliance with Healthcare Laws. Additionally, if a Potential Default or Event of Default exists or if Administrative Agent or any Lender has a reasonable basis to believe that Borrower’s records are materially inaccurate, Administrative Agent and each Lender may, subject to compliance with Healthcare Laws conduct a joint audit and determine, in such Person’s reasonable discretion, the accuracy of Borrower’s records and computations.

ARTICLE VIII

COVENANTS

Borrower covenants and agrees with each Lender and Administrative Agent as follows:

Section 8.1.          Transfers or Encumbrance of Property.

(a)          Borrower shall not cause or permit a Sale or Pledge of any Project or any part thereof or any legal or beneficial interest therein nor permit a Sale or Pledge of an interest in any Restricted Party (in each case, a “Prohibited Transfer”) without the prior written consent of the Administrative Agent, other than pursuant to Leases of space in the improvements to Tenants in accordance with the provisions of Article 5.

(b)          A Prohibited Transfer shall include, but not be limited to, (i) an installment sale agreement wherein Borrower agrees to sell any Project or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Project for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any rents (other than pursuant to the Master Lease); (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the Property Manager (including an Affiliated Manager) other than in accordance with Section 8.3.

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(c)          Notwithstanding the provisions of Section 8.1(b), any of the following transfers shall not be deemed to be a Prohibited Transfer: (i) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party; or (ii) the Sale or Pledge, in one or a series of transactions after the date hereof, of not more than forty-nine percent (49%) of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, any such transfer shall be subject to the following additional conditions: (A) no such transfers shall result in a change in Control in the Restricted Party or change in control of any Project, (B) no transfer shall be made to any Person that is not in compliance with Section 6.18, and (C) Administrative Agent shall receive not less than thirty (30) days prior written notice of such proposed transfer; or (iii) any Sale or Pledge of the stock in any publicly traded company whose shares are listed on the New York Stock Exchange or such other nationally recognized stock exchange. Notwithstanding the foregoing, any transfer that results in any Person owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party must comply with the requirements of Section 8.1(d) hereof.

(d)          Administrative Agent’s consent to any proposed Prohibited Transfer will be conditioned upon satisfaction of the following, it being understood that Administrative Agent is under no obligation to consent to any proposed Prohibited Transfer:

(i)          no Potential Default or Event of Default shall have occurred and remain uncured;

(ii)         the proposed transferee (“Transferee”) and its principals, owners, officers and directors meet all of the eligibility, credit, management and other standards customarily applied by Administrative Agent and the Required Lenders at the time of the proposed transfer to the approval of borrowers in connection with the origination or purchase of similar mortgages on healthcare facilities, to be determined by Administrative Agent in its sole discretion, including any standards with respect to (i) previous relationships between Administrative Agent or any Lender and the Transferee and its principals, (ii) the reputation for integrity, honesty and veracity of the Transferee and its principals, owners, officers and directors, and (iii) OFAC, money-laundering, anti-terrorism, SEC and other similar regulations and activities;

(iii)        the Transferee and its property manager shall have sufficient experience in the ownership and management of properties similar to the Projects, and Administrative Agent shall be provided with reasonable evidence thereof (and Administrative Agent reserves the right to approve the Transferee without approving the substitution of the property manager);

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(iv)        If required by Administrative Agent, Administrative Agent shall have received Rating Agency Confirmation with respect to the transfer and the Transferee;

(v)         Administrative Agent shall have received evidence satisfactory to it that the single purpose nature and bankruptcy remoteness of Borrower and its shareholders, partners, or members, as the case may be, following such transfer are in accordance with the standards of the Rating Agencies and the requirements of Section 6.17;

(vi)        to the extent that the Transfer results in the Transferee holding fee simple title to the Projects, the Transferee shall have executed and delivered to Administrative Agent an assumption agreement in form and substance acceptable to Administrative Agent, evidencing such Transferee’s agreement to abide and be bound by the terms of the Note, the Mortgage and the other Loan Documents, and containing such modification to the Loan Documents as Administrative Agent may require, together with such legal opinions and title insurance endorsements as may be reasonably requested by Administrative Agent;

(vii)       Administrative Agent shall have received on or prior to the date of the sale or transfer (A) any transfer fee charged by Administrative Agent as a condition to approving such sale, (B) a rating confirmation fee for each of the Rating Agencies delivering a Rating Agency Confirmation pursuant to clause (iv) above, which confirmation fees shall be equal to the then customary fees charged by each applicable Rating Agency for such confirmation, and (C) the payment of all costs and expenses reasonably incurred by Administrative Agent and any Lender in connection with such assumption (including reasonable attorneys’ fees and costs);

(viii)      Administrative Agent shall have received such additional documentation as Administrative Agent may require in connection with the sale or transfer, including a new Recourse Guaranty Agreement and Environmental Indemnity Agreement (substantially in the form delivered to Administrative Agent contemporaneously herewith) from Persons acceptable to Administrative Agent affiliated with the Transferee, amendments to financing statements naming the Transferee as debtor and documentary evidence of the organization and good standing of the Transferee and authorization of the sale or transfer;

(ix)         the satisfaction of such other conditions and/or legal opinions as Administrative Agent shall determine in its sole discretion to be in the interest of the Lenders; and

(x)          Without limiting the foregoing, if Administrative Agent shall consent to a transfer of the Projects, the written assumption agreement described in Subsection 8.1(e)(vi) above shall provide for the release of Borrower, but only as to acts or events occurring, or obligations arising, after the closing of such transfer.

(xi)         All expenses incurred by Administrative Agent and Lenders shall be payable by Borrower whether or not the Required Lenders consent to the Prohibited Transfer. Neither Administrative Agent nor any Lender shall be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Indebtedness immediately due and payable upon a Prohibited Transfer made without the Required Lenders’ consent. This provision shall apply to each and every Prohibited Transfer, whether or not the Required Lenders have consented to any previous Prohibited Transfer.

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Section 8.2.          Taxes; Utility Charges. Except to the extent sums sufficient to pay all Taxes (defined herein) have been previously deposited with Administrative Agent as part of the Tax Impound and subject to Borrower’s right to contest in accordance with Section 12.14 hereof, Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges (the “Taxes”) that may become a Lien upon any Project or become payable during the term of the Loan. Borrower’s compliance with Section 3.4 of this Agreement relating to impounds for Taxes shall, with respect to payment of such Taxes, be deemed compliance with this Section 8.2. Borrower shall not suffer or permit the joint assessment of any Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrower shall promptly pay for all utility services provided to each Project.

Section 8.3.          Management.

(a)          Borrower acknowledges that the Lenders are making the Loan, in part, based upon the operational expertise of the Property Manager. Borrower shall not, and shall not permit Master Tenant to, surrender, terminate, cancel, modify in any material respect, renew, amend, or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Projects with Property Manager or any other Person, or consent to the assignment by the Property Manager of its interest under the Management Agreement, in each case without the express written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed and shall be based upon Administrative Agent’s evaluation of the proposed substitute manager’s and operator’s financial condition, credit history and credit worthiness, experience in operating and managing properties similar to the Projects, performance and compliance history in connection with healthcare facilities, reputation for honesty and integrity and prior experience with Administrative Agent and the Lenders; provided, further, however, with respect to a new manager such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new manager and management agreement. If at any time Administrative Agent consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Administrative Agent’s consent, execute an Acknowledgment and Agreement of Property Manager in form and substance similar to the Acknowledgment and Agreement of Property Manager executed by the Property Manager as of the Closing Date. Any change in ownership or control of the Property Manager shall be cause for Administrative Agent to re-approve such Property Manager and Management Agreement. Each Property Manager shall hold and maintain all necessary licenses, certifications and permits required by law to operate and manage the Project for which it is providing management services.

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(b)          Borrower and Master Tenant shall cause each Property Manager to manage the Projects in accordance with the applicable Management Agreement. Borrower and/or Master Tenant, as the case may be shall (a) diligently perform and observe all of the terms, covenants and conditions of the applicable Management Agreement on the part of Borrower or Master Tenant, respectively, to be performed and observed, (b) promptly notify Administrative Agent of any notice received by Borrower or Master Tenant of any default by Borrower in the performance or observance of any of the material terms, covenants or conditions of the applicable Management Agreement on the part of Borrower or Master Tenant, respectively, to be performed and observed, and (c) promptly deliver to Administrative Agent a copy of each financial statement, business plan or capital expenditures plan received by it under the Management Agreement. The management fee payable under each Management Agreement shall not exceed Five Percent (5.0%) of rental collections.

(c)          Administrative Agent shall have the right to require Borrower and/or Master Tenant to replace the Property Manager with a Person which is not an Affiliate of, but is chosen by, Borrower and approved by Administrative Agent, such approval not to be unreasonably withheld or delayed, upon the occurrence of any one or more of the following events: (a) at any time following the occurrence and continuance of an Event of Default, and/or (b) if Property Manager shall be in default under the Management Agreement beyond any applicable notice and cure period or if at any time the Manager has engaged in gross negligence, fraud or willful misconduct or if at any time the Manager is insolvent or a debtor in a bankruptcy proceeding.

Section 8.4.          Operation; Maintenance; Inspection. Borrower shall observe and comply with all legal requirements applicable to the ownership, use and operation of the Projects. Borrower shall maintain the Projects in good condition and promptly repair any damage or casualty, normal wear and tear excepted. Borrower shall permit Administrative Agent and its agents, representatives and employees, upon reasonable prior notice to Borrower, to inspect the Projects and conduct such environmental and engineering studies as Administrative Agent may require, provided such inspections and studies do not materially interfere with the use and operation of the Projects.

Section 8.5.          Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Administrative Agent or any Lender. If there shall be enacted any law (a) deducting the Loan from the value of any Project for the purpose of taxation, (b) affecting any Lien on the Projects, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Administrative Agent, on demand, all taxes, costs and charges for which Administrative Agent or any Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Administrative Agent may declare all amounts owing under the Loan Documents to be immediately due and payable.

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Section 8.6.          Legal Existence; Name, Etc. Borrower and each SPE Party shall preserve and keep in full force and effect its existence as, and at all times operate as, a Single Purpose Entity, and shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Projects. Neither Borrower nor any general partner or managing member of Borrower shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into any Person, or permit any subsidiary or Affiliate of Borrower to do so. Without limiting the foregoing, Borrower shall not reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date. Borrower and each general partner or managing member in Borrower shall conduct business only in its own name and shall not change its name, identity, state of formation, or organizational structure, or the location of its chief executive office or principal place of business unless Borrower (a) shall have obtained the prior written consent of Administrative Agent to such change, and (b) shall have taken all actions necessary or requested by Administrative Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents. If Borrower does not have an organizational identification number and later obtains one, such Borrower shall promptly notify Administrative Agent of its organizational identification number. Borrower (and each general partner or managing member in Borrower, if any) shall maintain its separateness as an entity, including maintaining separate books, records, and accounts and observing corporate and partnership formalities independent of any other entity, shall pay its obligations with its own funds and shall not commingle funds or assets with those of any other entity.

Section 8.7.          Further Assurances. Borrower shall promptly (a) cure any defects in the execution and delivery of the Loan Documents and the Environmental Indemnity Agreement, (b) provide, and cause each Borrower Party to provide, Administrative Agent such additional information and documentation on Borrower’s and each Borrower Party’s legal or beneficial ownership, policies, procedures, and sources of funds as Administrative Agent deems necessary or prudent to enable Administrative Agent and each Lender to comply with Anti-Money Laundering Laws as now in existence or hereafter amended, and (c) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Administrative Agent may reasonably request to further evidence and more fully describe the Collateral for the Loan, to correct any omissions in the Loan Documents or the Environmental Indemnity Agreement to perfect, protect or preserve any liens created under any of the Loan Documents and the Environmental Indemnity Agreement, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith. Borrower grants Administrative Agent an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Administrative Agent and the Lenders under the Loan Documents and the Environmental Indemnity Agreement, at law and in equity, including without limitation such rights and remedies available to Administrative Agent pursuant to this Section 8.7. From time to time upon the written request of Administrative Agent, Borrower shall deliver to Administrative Agent a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for each Borrower Party and each holder of a legal interest in Borrower.

Section 8.8.          Estoppel Certificates Regarding Loan. Each Borrower, within ten (10) days after request, shall furnish to Administrative Agent a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Administrative Agent reasonably may request.

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Section 8.9.          Notice of Certain Events. Borrower shall promptly notify Administrative Agent of (a) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (b) any notice of default received by Borrower under other obligations relating to the Projects or otherwise material to Borrower’s business, including any notices of violations of any laws, regulations, codes or ordinances; (c) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any Governmental Authority, materially adversely affecting Borrower, any Borrower Party or the Projects; (d) a copy of each notice of default or termination given or made to any Operator by Borrower or received by Borrower from any Operator; and (e) a copy of each notice of default or termination under any license or permit necessary for the operation of the Projects in the manner required by this Agreement; and (f) any threatened or actual ban on admissions as to the Projects; and in the case of clauses (b), (d) or (e), promptly provide Administrative Agent with copies of such notices referred to therein.

Section 8.10.         Indemnification. Borrower shall protect, defend, indemnify and save harmless Administrative Agent and each Lender, their respective shareholders, directors, officers, employees and agents (each, an “Indemnified Person”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation reasonable attorneys’ fees and expenses and other costs of investigation, or defense, including those uncured upon any appeal or in connection with responding to subpoenas, third parties or otherwise), imposed upon or incurred by or asserted against any Indemnified Person by reason of (a) credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith; (b) ownership of the Mortgage, the Projects or any interest therein or receipt of any rents and the exercise of rights and remedies thereunder; (c) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Projects or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (d) any use, nonuse or condition in, on or about the Projects or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (e) performance of any labor or services or the furnishing of any materials or other property in respect of the Projects or any part thereof; and (e) the failure of any Person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Agreement is made. Any amounts payable to Administrative Agent or any Lender by reason of the application of this Section shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Administrative Agent or such Lender until paid.

Section 8.11.         [Intentionally Omitted].

Section 8.12.         Payment For Labor and Materials. Subject to Borrower’s right to contest in accordance with Section 12.14 hereof, Borrower will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Projects and never permit to exist beyond the due date thereof in respect of any Project or any part thereof any Lien, even though inferior to the Liens hereof, and in any event never permit to be created or exist in respect of any Project or any part thereof any other or additional Lien other than the Liens hereof, except for the Permitted Encumbrances (defined in the Mortgage).

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Section 8.13.         Use and Proceeds, Revenues. Each Borrower shall use the proceeds of the Loan for proper business purposes. No portion of the proceeds of the Loan shall be used by Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation D, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934. Except as otherwise specifically provided in the Loan Documents, revenues and other proceeds from the Projects received by Borrower shall be applied to the Indebtedness then due and payable, actual operating expenses relating to the Projects of the type included in the definition of “Adjusted Expenses”, or other budgeted capital improvements, repairs or replacements for the Projects before distribution by Borrower to any Borrower Party.

Section 8.14.         Compliance with Laws and Contractual Obligations.

(a)          Borrower will (and will cause Operator to) comply in all material respects with (or, to the extent that failure to comply could reasonably be expected to materially and adversely affect the operation of a Project, will comply in all respects with) (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to all building, zoning, density, land use, covenants, conditions and restrictions, subdivision requirements, taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters, employee health and safety, quality and safety standards, accreditation standards and requirements of the applicable state department of health or other applicable state regulatory agency (each a “State Regulator”)), as are now in effect and which may be imposed upon Borrower or Operator or the maintenance, use or operation of the Projects or the provision of services to the occupants of the Projects and (ii) the obligations, covenants and conditions contained in all other material contractual obligations of Borrower, and as they relate to the Projects and Operator.

(b)          Borrower will obtain and maintain and will cause Operator to obtain and maintain, all licenses, qualifications and permits now held or hereafter required to be held by Borrower or Operator for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have a material adverse effect upon the financial condition of Borrower or the ability to operate the Projects in compliance with the requirements of the Loan Documents and as it has been operated prior to the date hereof.

Section 8.15.         Operating and Financial Covenants. The Projects shall satisfy each of the following covenants as of the end of each calendar quarter (the “Determination Date”):

(a)          Occupancy. The Projects shall maintain (on a combined basis) average occupancy during the calendar quarter prior to each Determination Date of not less than 66%.

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(b)          Debt Service Coverage. The Debt Service Coverage Ratio as to each Determination Date shall be equal to or greater than 2.00 to 1.00 based upon the trailing twelve (12) full calendar months prior to the Determination Date; provided, if on any Determination Date within twelve (12) months following acquisition by Borrower of a Project, operating statements for the prior twelve (12) month period are not available for such Project, the operating statements covering any lesser period of time will be annualized to determine compliance with this Section 8.15(b).

(c)          Project Yield. The Project Yield as of each Determination Date shall be equal to or greater than 15.3% based on the trailing twelve (12) full calendar months prior to the Determination Date; provided, if on any Determination Date within twelve (12) months following acquisition by Borrower of a Project, operating statements for the prior twelve (12) month period are not available for such Project, the operating statements covering any lesser period of time will be annualized to determine compliance with this Section 8.15(c).

Section 8.16.         Healthcare Laws and Covenants.

(a)          Without limiting the generality of any other provision of this Agreement, Borrower and Operator and their employees and contractors (other than contracted agencies) in the exercise of their duties on behalf of Borrower or Operator (with respect to its operation of the Projects) shall be in compliance in all material respects with all applicable Healthcare Laws. Borrower and Operator will have maintained and shall have continued to maintain in all material respects all records required to be maintained by any Governmental Authority or otherwise under the Healthcare Laws and to Borrower’s Knowledge there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws. Borrower and Operator have and will maintain all Primary Licenses, Permits and other Governmental Approvals necessary under applicable Laws to own and/or operate the Projects, as applicable (including such Governmental Approvals as are required under such Healthcare Laws); or, if applicable Licenses have been applied for, but not yet issued to, Operator, Operator have entered into applicable agreements with the prior operator of the Projects to operate the Projects under the current Primary Licenses.

(b)          Borrower represents that it is neither (i) a “covered entity” within the meaning of HIPAA or submits claims or reimbursement requests to Third Party Payor Programs “electronically” (within the meaning of HIPAA) nor (ii) subject to the “Administrative Simplification” provisions of HIPAA. If Borrower at any time becomes, and during any period during which Operator is, a “covered entity” or subject to the “Administrative Simplification” provisions of HIPAA, then such Person (during any period during which such Person is a covered entity or subject to the co-called “Administrative Simplification” provisions of HIPAA) (x) will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Person(s) to be HIPAA Compliant (as defined below); (y) will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person(s) are or become HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that Person (A) is or will be in material compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any party thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) if and to the extent such Person is subject to such provisions, rules or regulations, and (B) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect such Person’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by such Person of the then effective provisions of HIPAA.

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(c)          If and to the extent required under applicable Laws, Borrower and/or each Operator shall maintain in full force and effect throughout the term of the Loan (i) a valid Primary License for the requisite number of Residential Units in the Projects, free from restrictions or known conflicts, and such Primary License shall not be provisional, probationary or restricted in any manner that would materially impair the use or operation of the Projects for the use described in Section 6.22(a) above, and (ii) a provider agreement or other required documentation of approved provider status for each Third-Party Payor Programs, if applicable. The Projects shall be operated in a manner such that the Primary Licenses shall remain in full force and effect.

(d)          Neither Borrower nor any Operator shall do (or suffer to be done) any of the following with respect to any Project without the prior written consent of Administrative Agent:

(i)          Transfer the Primary Licenses to any location other than the Projects.

(ii)         Rescind, withdraw, revoke, or amend the number of Residential Units permitted under the Primary Licenses, or otherwise amend the Primary Licenses in such a manner that results in a material adverse effect on the rates charged or otherwise diminish or impair the nature, tenor or scope of the Primary Licenses;

(iii)        Amend or otherwise change any Project’s authorized units/beds capacity and/or the number of Residential Units approved by the State Regulator, if applicable;

(iv)        Replace or transfer all or any part of any Project’s units or beds to another site or location other than to another Project; or

(v)         Voluntarily transfer or encourage the transfer of any resident of any Project to any other facility (other than to another Project), unless such transfer is (A) at the request of the resident, (B) for reasons relating to the health, required level of medical care or safety of the resident to be transferred or the residents remaining at the facility or (C) as a result of the disruptive behavior of the transferred resident that is detrimental to the facility.

(e)          If and when Borrower or Operator participates in any Medicare or Medicaid or other Third-Party Payor Programs with respect to the Projects, the Projects will remain in compliance with all requirements necessary for participation in Medicare and Medicaid, including the Medicare and Medicaid Patient Protection Act of 1987, as it may be amended, and such other Third-Party Payor Programs. Each Project is and will remain in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and, if applicable, have a current provider agreement that is in full force and effect under Medicare and Medicaid.

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(f)          To Borrower’s Knowledge, there exists no Healthcare Investigations affecting the Projects. If Borrower becomes aware of any Healthcare Investigation after the Closing Date, Borrower will promptly provide to Administrative Agent the following information with respect thereto: (i) number of records requested, (ii) dates of service, (iii) dollars at risk, (iv) date records submitted, (v) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied, (vi) additional remedies proposed or imposed, (vii) status update, including appeals, and (viii) any other pertinent information related thereto.1

Section 8.17.         Cooperation Regarding Licenses. From time to time, upon the request of Administrative Agent, if a Potential Default or Event of Default exists hereunder, Borrower shall, and shall cause Operator to, complete, execute and deliver to Administrative Agent any applications, notices, documentation, and other information necessary or desirable, in Administrative Agent’s judgment, to permit Administrative Agent or its designee (including a receiver) to obtain, maintain or renew any one or more of the Primary Licenses for the Projects (or to become the owner of the existing Primary Licenses for the Projects) and to the extent permitted by applicable Laws to obtain any other provider agreements or Governmental Approvals then necessary or desirable for the operation of the Projects by Administrative Agent or its designee for their current use (including, without limitation, any applications for change of ownership of the existing Primary Licenses or change of control of the owner of the existing Primary Licenses). To the extent permitted by applicable Laws, (i) Administrative Agent is hereby authorized (without the consent of Borrower or Operator) to submit any such applications, notices, documentation or other information which Borrower caused to be delivered to Administrative Agent in accordance with the above provisions to the applicable Governmental Authorities, or to take such other steps as Administrative Agent may deem advisable to obtain, maintain or renew any Primary License or Permits or other Governmental Approvals in connection with the operation of the Projects for their current use, and Borrower agrees to cooperate and to cause Operator to cooperate with Administrative Agent in connection with the same and (ii) Borrower, upon demand by Administrative Agent, shall take any action and cause Operator to take any action necessary or desirable, in Administrative Agent’s sole judgment, to permit Administrative Agent or its designee (including a receiver) to use, operate and maintain each Project for its current use. If Borrower fails to comply with the provisions of this Section 8.17 for any reason whatsoever, Borrower hereby irrevocably appoints Administrative Agent and its designee as Borrower’s attorney-in-fact, with full power of substitution, to take any action and execute any documents and instruments necessary or desirable in Administrative Agent’s sole judgment to permit Administrative Agent or its designee to undertake Borrower’s obligations under this Section 8.17, including obtaining any Licenses or Governmental Approvals then required for the operation of the Projects by Administrative Agent or its designee for their current uses. The foregoing power of attorney is coupled with an interest and is irrevocable and Administrative Agent may exercise its rights thereunder in addition to any other remedies which Administrative Agent may have against Borrower or any Borrower Party as a result of Borrower’s breach of the obligations contained in this Section 8.17.

[1]	Please note that a broader covenant with respect to Healthcare Investigations will need to be added to the Lease.

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Section 8.18.         Transactions With Affiliates. Without the prior written consent of Administrative Agent, Borrower shall not engage in any transaction affecting the Projects with an Affiliate of Borrower, except as expressly contemplated by this Agreement.

Section 8.19.         Representations and Warranties. Borrower shall cause all representations and warranties in the Loan Documents and Environmental Indemnity Agreement to remain true and correct at all times while any portion of the Loan remains outstanding.

Section 8.20.         Alterations. Administrative Agent’s prior approval shall be required in connection with any alterations to the Projects (except tenant improvements under any Lease approved by Administrative Agent or under any Lease for which approval was not required by Administrative Agent under this Agreement) (a) that adversely affect the structural components of the Projects, utilities, HVAC or the exterior of the Projects, (b) that are reasonably likely to cause a Material Adverse Change or (c) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Restoration Threshold, which approval may be granted or withheld in Administrative Agent’s sole discretion. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Projects shall at any time exceed the Restoration Threshold, Borrower shall promptly deliver to Administrative Agent as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) letters of credit, (iii) U.S. Obligations, (iv) other securities acceptable to Administrative Agent, or (v) a completion bond in form acceptable to Administrative Agent. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Projects (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Restoration Threshold.

Section 8.21.         Business and Operations. Borrower will continue to engage only in the businesses currently conducted by it on the date hereof, as and to the extent the same are necessary for the ownership and leasing of the Projects. Borrower shall at all times cause the Projects to be maintained in accordance with the Projects’ use as a senior housing and healthcare facility.

Section 8.22.         Severability of Covenants. Any representations, warranties or covenants made by Borrower regarding such entities or their Affiliates (as contrasted with the Projects) shall be deemed to have been made solely on behalf of such entity, and neither Borrower shall be deemed to be making such representations or covenants or warranties regarding any other entity.

Section 8.23.         Required Repairs and Post Closing Requirements. Borrower shall provide evidence reasonably satisfactory to Administrative Agent that the Required Repairs have been completed within the time periods set forth on Schedule 2.5(b), all of which shall be performed in a manner satisfactory to Administrative Agent and shall be subject to inspection by Administrative Agent. Borrower shall also satisfy the Post Closing Requirements within the time periods set forth on Schedule 12.37.

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ARTICLE IX

EVENTS OF DEFAULT

Section 9.1.          Events of Default. Each of the following shall constitute an Event of Default hereunder and under the Loan:

(a)          Payments. Failure of Borrower to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents within five (5) days of (and including) the date when due, or failure of Borrower to pay the Loan at the Maturity Date, whether by acceleration or otherwise.

(b)          Insurance. Borrower’s failure to maintain insurance as required under Section 3.1 of this Agreement.

(c)          Sale, Encumbrance, Etc. The sale, transfer, conveyance, pledge, mortgage or assignment of any part or all of any Project, or any interest therein, or of any interest in Borrower, in violation of this Agreement.

(d)          Covenants. Borrower’s failure to perform, observe or comply with any of the agreements, covenants or provisions contained in this Agreement or in any of the other Loan Documents or Environmental Indemnity Agreement (other than those agreements, covenants and provisions referred to elsewhere in this Article 9), and the continuance of such failure for ten (10) days after notice by Administrative Agent to Borrower; however, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents or Environmental Indemnity Agreement, Borrower shall have an additional sixty (60) days to cure such failure if (a)such failure does not involve the failure to make payments on a monetary obligation; (b)such failure cannot reasonably be cured within ten (10) days; (c) Borrower is diligently undertaking to cure such default; and (d) Borrower has provided Administrative Agent with security reasonably satisfactory to Administrative Agent against any interruption of payment or impairment of collateral under the Loan Documents as a result of such continuing failure. The notice and cure provisions of this Section 9.4 do not apply to the other Events of Default described in this Article 9 or to Borrower’s failure to perform, observe or comply with any of the agreements, covenants or provisions referenced elsewhere in this Article 9 (for which no notice and cure period shall apply).

(e)          Representations and Warranties. Any representation or warranty made in any Loan Document or the Environmental Indemnity Agreement or the Compliance Certificate proves to be untrue in any material respect when made or deemed made.

(f)          Other Encumbrances. Any default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on any Project or any part thereof, is not cured within any applicable grace or cure period therein.

(g)          Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against Borrower, any Borrower Party or any other Person having an ownership or security interest in the Projects (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

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(h)          Voluntary Petitions, etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

(i)          Default Under Operating Agreement. The occurrence of a default by Borrower under any of the Operators’ Agreements, which remains uncured beyond any applicable grace or cure periods available to Borrower.

(j)          Certain Covenants. Borrower’s failure to (i) maintain its status as a Single Purpose Entity; (ii) timely deliver the Compliance Certificate; (iii) comply with the provisions of Section 8.15; (iv) comply with the provisions of Section 8.16(c); and (v) provide Administrative Agent with ten (10) days subsequent written notice of changes of the state of Borrower’s formation or Borrower’s name.

(k)          Financial Information. Borrower’s failure to deliver financial statements and reports as required by Article 7 and the continuance of such failure (i) in connection with the first such failure, for a period of ten (10) days after delivery of written notice to Borrower by Administrative Agent of such failure and (ii) thereafter, for ten (10) days after the required delivery date of such financial statement or report.

(l)          Default Under Guaranty. The occurrence of a default under the Recourse Guaranty Agreement and such default is not cured within any grace or cure periods provided therein.

(m)          Criminal Act. Borrower’s or any Borrower Party’s being charged with a felony crime or a crime involving moral turpitude and the individual charged in connection therewith is not terminated within five (5) days of Borrower’s knowledge of such indictment as an officer, employee or director of Borrower or Borrower Party.

(n)          Master Lease. The occurrence of a material default under the Master Lease which continues uncured beyond any applicable notice and grace period provided under the Master Lease.

(o)          [Reserved]

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(p)          Environmental Indemnity Agreement. There shall have occurred any default under the Environmental Indemnity Agreement which remains uncured beyond any applicable grace or cure periods available under the Environmental Indemnity Agreement.

(q)          Required Repairs and Post Closing Requirements. The failure to satisfy the Post Closing Obligations within the time periods set forth on Schedule 12.37, provided, however, that, if Borrower has made good faith efforts to satisfy, and diligently pursued the completion of, such Post Closing Obligations within the time periods specified on such Schedule, Borrower shall have an additional thirty (30) days to cure such failure, provided Borrower is diligently pursuing such cure.

(r)          Death of Guarantor. If any Guarantor is an individual, the death of such Guarantor.

(s)          Admissions Restrictions. Any Governmental Authority ceases to permit new residents or tenants to be admitted to any of the Projects or causes the Operator to discharge any residents or tenants from any of the Projects.

(t)          Healthcare Investigations. The occurrence of a Healthcare Investigation affecting any of the Projects that results in a deficiency finding by the relevant authority.

(u)          Cash Management Agreement. The occurrence of a default under a Cash Management Agreement which remains uncured beyond any applicable grace or cure periods provided therein.

Section 9.2.          Special Right to Cure with Respect to Operational Defaults. Notwithstanding anything contained in Section 9.1 to the contrary, if an event that would otherwise constitute an Event of Default under Section 9.1(t) occurs solely as a result of an act or omission of a Master Tenant or any Operator (and such act, omission or failure is outside Borrower’s control and not otherwise caused by Borrower) (each such failure, an “Operational Default”), such Operational Default shall not constitute an “Event of Default” under Section 9.1(t) hereunder if (and only if) all of the following conditions are satisfied, as determined by Administrative Agent in its reasonable discretion:

(a)          There exists no other Event of Default hereunder.

(b)          Borrower sends written notice to Administrative Agent describing in reasonable detail such breach within three (3) Business Days following the date upon which Borrower becomes aware of such Operational Default.

(c)          All debt service payments and all other amounts due under the Loan Documents are paid current at all times (regardless of whether or not there is available revenue from the Projects or rent from the Master Lease to make such payments).

(d)          Neither the value of the Collateral nor the ability to operate the Projects is materially impaired as a result of the act or omission that caused the Operational Default.

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(e)          Borrower diligently pursues all rights and remedies available to Borrower under the Master Lease and under applicable Laws to cure (or cause the Operator to cure) such Operational Default, and if Borrower elects to cure (or cause the Operator to cure) such Operational Default, such Operational Default is actually cured within ninety (90) days of the occurrence of such Operational Default (such ninety (90) day period from the occurrence of the Operational Default is referred to as the “Operational Default Forbearance Period”).

(f)          Borrower take commercially reasonable steps to cause the Primary Licenses required to operate the Projects as assisted living or skilled nursing facilities and the reimbursement agreements with respect to the Projects to remain in full force and effect under the Requirements of Law.

(g)          Borrower pays all of Administrative Agent’s and each Lender's reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) in connection with the matters set forth in this Section 9.2.

(h)          On a bi-weekly basis during the pendency of the Operational Default Forbearance Period, Borrower furnishes to Administrative Agent a detailed written statement summarizing the then current status of Borrower’s attempts to cure such Operational Default.

(i)          Borrower at all times during the Operational Default Forbearance Period takes such additional action and/or executes such additional documents (and/or causes Operator to take such additional action and/or execute such additional documents) as Administrative Agent may reasonably require in connection with the matters set forth in this Section 9.2.

Anything herein to the contrary notwithstanding, Administrative Agent and Lenders shall have no obligation to forbear from exercising remedies by reason of an Operational Default of any type as to which Borrower elects to cure more than twice in the aggregate during the term of the Loan or more than once in any twelve (12) month period during the term of the Loan. For the avoidance of doubt, Administrative Agent and Lenders shall have no obligation to forbear from submitting any pleadings in any bankruptcy or other proceeding to the extent that a failure to do so could result in any prejudice to Lenders, a rejection or termination of the Master Lease or otherwise adversely affect the Collateral securing the Loan.

ARTICLE X

REMEDIES

Section 10.1.          Remedies - Insolvency Events. Upon the occurrence of any Event of Default described in Sections 9.7 or 9.8, all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; however, if the Bankruptcy Party under Section 9.7 or 9.8 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Administrative Agent’s election, in Administrative Agent’s sole discretion.

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Section 10.2.          Remedies - Other Events. Except as set forth in Section 10.1 above, while any Event of Default exists, Administrative Agent may and at the direction of the Required Lenders shall (a) by written notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, and (b) exercise all rights and remedies therefor under the Loan Documents and at law or in equity. Notwithstanding anything to the contrary contained in the Loan Documents or the Environmental Indemnity Agreement, the enforcement of the obligations of Borrower and the Borrower Parties under the Loan Documents and the Environmental Indemnity Agreement and the exercise of rights and remedies thereunder shall be undertaken solely by Administrative Agent in its capacity as agent for the Lenders.

Section 10.3.          Administrative Agent’s Right to Perform the Obligations. If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents or the Environmental Indemnity Agreement, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Administrative Agent may have because of such Event of Default, Administrative Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Projects for such purpose and to take all such action thereon and with respect to the Projects as it may deem necessary or appropriate. If Administrative Agent shall elect to pay any sum due with reference to the Projects, Administrative Agent may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Administrative Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Borrower shall indemnify, defend and hold Administrative Agent harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs, or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by Administrative Agent pursuant to the provisions of this Section 10.3, including those arising from the joint, concurrent, or comparative negligence of Administrative Agent, except as a result of Administrative Agent’s gross negligence or willful misconduct. All sums paid by Administrative Agent pursuant to this Section 10.3, and all other sums expended by Administrative Agent to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Administrative Agent upon demand.

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ARTICLE XI

ADMINISTRATIVE AGENT

Section 11.1.          Appointment and Duties.

(a)          Each Lender hereby appoints GE Capital (together with any successor Administrative Agent pursuant to Section 11.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and the Environmental Indemnity Agreement and accept delivery thereof on its behalf from Borrower or any Borrower Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents the Environmental Indemnity Agreement, and (iii) exercise such powers as are reasonably incidental thereto.

(b)          Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents and the Environmental Indemnity Agreement (including in any proceeding described in Section 9.7 or Section 9.8 or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document and the Environmental Indemnity Agreement to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 9.7 or Section 9.8 or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document or the Environmental Indemnity Agreement, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents or the Environmental Indemnity Agreement, applicable law or otherwise, (vii) execute any amendment, consent or waiver under the Loan Documents and the Environmental Indemnity Agreement on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by Borrower or a Borrower Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed and (viii) provide each Lender within ten (10) Business Days following receipt, copies of the reports and financial information received from Borrower under Article 7 and notices of default delivered by or received by Administrative Agent under this Agreement.

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(c)          Under the Loan Documents and the Environmental Indemnity Agreement, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.13(b) with respect to the Register and in Section 11.10), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document and the Environmental Indemnity Agreement to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document or the Environmental Indemnity Agreement other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document or the Environmental Indemnity Agreement, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 11.2.          Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents or the Environmental Indemnity Agreement, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 11.3.          Use of Discretion.

(a)          The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or the Environmental Indemnity Agreement or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)          Notwithstanding clause (a) of this Section 11.3, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or the Environmental Indemnity Agreement or applicable Requirement of Law.

Section 11.4.          Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document or the Environmental Indemnity Agreement by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article 11 to the extent provided by the Administrative Agent.

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Section 11.5.          Reliance and Liability.

(a)          The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 12.3, (ii) rely on the Register to the extent set forth in Section 2.13, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Borrower or any Borrower Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)          None of the Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document or the Environmental Indemnity Agreement, and each Lender and Borrower and the Borrower Parties hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i)          shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)         shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document or the Environmental Indemnity Agreement;

(iii)        makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or Borrower or any Borrower Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Borrower or any Borrower Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv)        shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Borrower or any Borrower Party or as to the existence or continuation or possible occurrence or continuation of any Potential Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from a Borrower, any Lender describing such Potential Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

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and, for each of the items set forth in clauses (i) through (iv) above, each Lender and Borrower and the Borrower Parties hereby waives and agrees not to assert any right, claim or cause of action it might have against the Administrative Agent based thereon.

Section 11.6.          Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, Borrower or any Borrower Party or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender,” and “Required Lender,” and any similar terms shall, except where otherwise expressly provided in any Loan Document or the Environmental Indemnity Agreement, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.

Section 11.7.          Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and each Borrower Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or the Environmental Indemnity Agreement or with respect to any transaction contemplated in any Loan Document or the Environmental Indemnity Agreement, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document or the Environmental Indemnity Agreement to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any Borrower Party or any Affiliate of Borrower or any Borrower Party that may come into the possession of the Administrative Agent or any of its Related Persons.

Section 11.8.          Expenses; Indemnities.

(a)          Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by Borrower or any Borrower Party) promptly upon demand for such Lender’s Pro Rata Share with respect to the Loan of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and other taxes paid in the name of, or on behalf of, Borrower or any Borrower Party) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document and the Environmental Indemnity Agreement.

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(b)          Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by Borrower or any Borrower Party), from and against such Lender’s aggregate Pro Rata Share with respect to the Loan of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or the Environmental Indemnity Agreement, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

Section 11.9.          Resignation of Administrative Agent.

(a)          The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent. If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld, but shall not be required during the continuance of a Potential Default or Event of Default.

(b)          Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and the Environmental Indemnity Agreement, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document or the Environmental Indemnity Agreement other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents and the Environmental Indemnity Agreement. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents and the Environmental Indemnity Agreement.

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(c)          Administrative Agent may be removed as Administrative Agent upon the request of all Lenders (other than Affiliates of Administrative Agent) upon the determination by a court of competent jurisdiction that Administrative Agent has committed actions constituting gross negligence or willful misconduct under this Agreement. The provisions of subsection (b) above shall apply upon such removal.

Section 11.10.         Additional Secured Parties. The benefit of the provisions of the Loan Documents and the Environmental Indemnity Agreement directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article 11, Section 12.6 (Right of Setoff), Section 12.7 (Sharing of Payments, Etc.) and Section 12.36 (Non-Public Information; Confidentiality) and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 11.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) except as set forth specifically herein, each of the Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document or the Environmental Indemnity Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1.          Notices. Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by facsimile (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

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If to Borrower:	CHP Portland LLC
CHP Medford 1, LLC
CHP Friendswood SNF, LLC
1920 Main Street, Suite 400
Irvine, California 92614
	Attention:	General Counsel
	Facsimile:	(949) 250-0592

If to Administrative
Agent:	General Electric Capital Corporation
Loan No. 07-0004432
500 West Monroe Street
Chicago, Illinois 60661
	Attention:	Dague Retzlaff, Vice President
	Facsimile:	(866) 579-3042

with a copy to:	General Electric Capital Corporation
Loan No. 07-0004432
500 West Monroe Street
Chicago, Illinois 60661
	Attention:	Jeffrey M. Muchmore, Managing Director
	Facsimile:	(866) 254-1971

with a copy to:	General Electric Capital Corporation
Loan No. 07-0004432
5804 Trailridge Drive
Austin, Texas 78731
	Attention:	Diana Pennington, Chief Counsel- HFS Real Estate
	Facsimile:	(866) 221-0433

If to a Lender:	To the address set forth on Exhibit B attached hereto.

Any notice or request so addressed and sent by United States mail or overnight courier shall be deemed to be given on the earliest of (1) when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee (except as otherwise provided in the Mortgage). Any notice or request so delivered in person shall be deemed to be given when receipted for by, or actually received by Administrative Agent, a Lender, or Borrower, as the case may be. If given by facsimile, a notice or request shall be deemed given and received when the facsimile is transmitted to the party’s facsimile number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1. If given by electronic mail, a notice shall be deemed given and received when the electronic mail is transmitted to the recipient’s electronic mail address specified above and electronic confirmation of receipt (either by reply from the recipient or by automated response to a request for delivery receipt) is received by the sending party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 12.1. Except for facsimile and electronic mail notices sent as expressly described above, no notice hereunder shall be effective if sent or delivered by electronic means. Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

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Section 12.2.          Amendments and Waivers.

(a)          No amendment or waiver of any provision of the Environmental Indemnity Agreement or any Loan Document and no consent to any departure by Borrower or any Borrower Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Administrative Agent and Borrower, (2) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and Borrower; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall be effective, unless in writing and signed by each Lender (or by the Administrative Agent with the consent of the Lenders), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, and such amendment, consent or waiver does any of the following:

(i)          waives any condition precedent to the effectiveness of this Agreement, except any condition referring to any other provision of any Loan Document;

(ii)         increases the Loan Commitment of any Lender or subjects any Lender to any additional obligation or otherwise increases the principal amount of the Loan;

(iii)        reduces (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of Borrower to repay (whether or not on a fixed date), any outstanding amount under the Loan owing to Lenders or (B) any fee or accrued interest payable to any Lender; provided, however, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase or (y) any modification to any financial covenant set forth in Article 8 or in any definition set forth therein or principally used therein;

(iv)        waives or postpones any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on the Loan (including any agreement to forbear that would have the same effect) or fee owing to such Lender or for the reduction of such Lender’s Loan Commitment; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.5(c), or to the application of any payment, including as set forth in Section 2.7;

(v)         releases all or substantially all of the Collateral or any Guarantor from its guaranty of any Obligation of Borrower;

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(vi)        reduces or increases the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders,” “Pro Rata Share,” or “Pro Rata Outstandings”; or

(vii)       amends Section 12.7 (Sharing of Payments, Etc.) or this Section 12.2;

(b)          Anything herein to the contrary notwithstanding, (A) any waiver of any payment applied pursuant to Section 2.6 (Application of Payments) to, and any modification of the application of any such payment to the Loan shall require the consent of the Required Lenders, (B) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, the Administrative Agent (or otherwise modify any provision of Article 11 or the application thereof), and (C) (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Loan Commitment or of such Lender may not be increased or extended without the consent of such Lender, (y) the outstanding balance of such Lender’s Pro Rata Share of the Loan may not be forgiven without the consent of such Lender, and (z) the interest rate on the Loan cannot be reduced unless the Defaulting Lender is treated the same as all other Lenders; (2) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loan; (3) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein; and (4) the Required Lenders may consent to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

(c)          Each waiver or consent under any Loan Document, the Guaranty or the Environmental Indemnity Agreement shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower or any Borrower Party shall entitle such Person to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(d)          This Agreement and the other Loan Documents and the Environmental Indemnity Agreement shall not be executed, entered into, altered, amended, or modified by electronic means. Without limiting the generality of the foregoing, Borrower, Administrative Agent, and each Lender hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in Section 12.1 regarding notices. Any reference to a Loan Document or the Environmental Indemnity Agreement, whether in this Agreement or in any other Loan Document or the Environmental Indemnity Agreement, shall be deemed to be a reference to such Loan Document or the Environmental Indemnity Agreement as it may hereafter from time to time be amended, modified, supplemented and restated in accordance with the terms hereof.

(e)          Unless also consented to in writing by such Secured Hedge Provider or, in the case of a Secured Hedge Agreement provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital, no such amendment, waiver or consent with respect to this Credit Agreement or any other Loan Document shall (A) alter the ratable treatment of Obligations arising under Secured Hedge Agreements such that such Obligations become junior in right of payment to principal on the Loan or (B) result in Obligations owing to any Secured Hedge Provider becoming unsecured (other than releases of Liens applicable to all Lenders and otherwise permitted in accordance with the terms hereof), in each case in a manner adverse to such Secured Hedge Provider.

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Section 12.3.          Assignments and Participations; Binding Effect.

(a)          This Agreement shall become effective when it shall have been executed by the Administrative Agent, the Lenders party hereto, and Borrower. Thereafter, it shall be binding upon and inure to the benefit of Borrower (except for Article 11), the Administrative Agent, each Lender and, to the extent provided in Section 12.4, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document or the Environmental Indemnity Agreement none of Borrower, the Master Tenant, or the Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)          Each Lender (other than a Defaulting Lender) may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Loan Commitment and its rights and obligations with respect to the Loan) to (i) any existing Lender (other than a Defaulting Lender), (ii) any Affiliate or Approved Fund of any existing Lender (so long as such Person would not, upon acceptance of such rights and obligations hereunder, constitute a Defaulting Lender) or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent and, provided no Potential Default or Event of Default is in existence, to Borrower; provided, however, that the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loan subject to any such sale shall be in a minimum amount of $1,000,000, unless such sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in the Loan or is made with the prior consent of the Administrative Agent. For purposes of clarification, any sale, transfer, conveyance or other assignment, however described, by GE Capital to GE Capital Bank, formerly known as GE Capital Financial Inc. (“GECB”), and/or to any Affiliate of GECB, and by GECB to any of its Affiliates (including GE Capital) or to GE Capital, is expressly approved, and each signatory hereto, including Borrower, acknowledges that no further consent or approval will be required in connection with any such sale, transfer, conveyance or other assignment. A Defaulting Lender may not sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder except with Administrative Agent’s consent or at Administrative Agent’s direction in accordance with Section 2.14(c) hereof. A Defaulting Lender (or Person that would constitute a Defaulting Lender upon acceptance of rights and obligations hereunder) may not be the recipient of the sale, transfer, negotiation or assignment of any rights or obligations hereunder except with the consent of the Administrative Agent and, provided no Potential Default or Event of Default is then in existence, Borrower.

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(c)          The parties to each transfer or sale made in reliance on clause (b) above (other than those described in clause (d) or (e) below) shall execute and deliver to the Administrative Agent an Assignment via an electronic settlement system designated by the Administrative Agent (or if previously agreed with the Administrative Agent, via a manual execution and delivery of the assignment) evidencing such transfer or sale, together with any existing Note subject to such transfer or sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any tax forms or other forms required to be delivered by the Administrative Agent, and payment of an assignment fee in the amount of $3,500, provided that (1) if a transfer or sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such transfer or sale, and (2) if a transfer or sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such transfer or sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 12.3(b)(iii), upon the Administrative Agent (and Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)          Subject to the recording of an Assignment by the Administrative Agent in the Register pursuant to Section 2.13(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents and the Environmental Indemnity Agreement have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Loan Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents and the Environmental Indemnity Agreement, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents and the Environmental Indemnity Agreement, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article 11, Section 12.6 (Right of Setoff), Section 12.7 (Sharing of Payments) and Section 12.36 (Non-Public Information; Confidentiality).

(e)          In addition to the other rights provided in this Section 12.3, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loan), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

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EACH LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE ITS PRO RATA SHARE OF THE LOAN OR ITS NOTE, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, THE ENVIRONMENTAL INDEMNITY AGREEMENT, THE LOAN, ITS NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A “LENDER TRANSFEREE”). Borrower agrees to cooperate with Lenders in connection with any such restatement, division, sale, assignment or transfer. Each Lender Transferee shall have all of the rights and benefits with respect to the Loan, Obligations, any Notes, the Collateral and/or the Loan Documents and the Environmental Indemnity Agreement held by it as fully as if the original holder thereof, and either Lender or any Lender Transferee may be designated as the sole agent to manage the transactions and obligations contemplated therein. Notwithstanding any other provision of any Loan Document or the Environmental Indemnity Agreement, a Lender may disclose to any Lender Transferee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document.

(f)          In addition to the other rights provided in this Section 12.3, each Lender may, without notice to or consent from the Administrative Agent or Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents and the Environmental Indemnity Agreement; provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make advances of the Loan hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document and the Environmental Indemnity Agreement shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant shall be entitled to the benefit of Sections 2.8 (Capital Adequacy; Increased Costs; Illegality), 2.9 (Interest Rate Protection), and 2.10 (Libor Breakage Amount); provided, however, that in no case shall a participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document and the Environmental Indemnity Agreement or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents and the Environmental Indemnity Agreement (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii), (iv), and (v) of Section 12.2(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant would otherwise be entitled.

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Section 12.4.          Indemnities.

(a)          Borrower agrees to indemnify, hold harmless and defend the Administrative Agent, each Lender, and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any related transaction, or any securities filing of, or with respect to, Borrower, any Borrower Party or the Projects, (ii) any commitment letter, proposal letter or term sheet with any Person and any contractual obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that Borrower shall have no liability under this Section 12.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, Borrower and each Borrower Party waives and agrees not to assert against any Indemnitee any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b)          Without limiting the foregoing, “Indemnified Matters” includes all environmental Liabilities as set forth in Article 4 whether or not, with respect to any such environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such environmental Liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to Borrower or any Borrower Party and (ii) are attributable solely to acts of such Indemnitee.

(c)          Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document and all representations and warranties made in any Loan Document shall (i) survive the termination of the Loan Commitment and the payment in full of other Obligations and (ii) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

(d)          In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of Borrower and Borrower Parties hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.5.          Lender-Creditor Relationship. The relationship between the Lenders and the Administrative Agent, on the one hand, and Borrower, on the other hand, is solely that of lender and creditor. No Secured Party has any fiduciary relationship or duty to Borrower or Borrower Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and Borrower and Borrower Parties by virtue of, any Loan Document or any transaction contemplated therein.

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Section 12.6.          Right of Setoff. Each of the Administrative Agent, each Lender, and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other indebtedness, claims or other obligations at any time owing by the Administrative Agent, such Lender, or any of their respective Affiliates to or for the credit or the account of Borrower against any Obligation of Borrower or any Borrower Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Administrative Agent and each Lender agrees promptly to notify Borrower and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 12.6 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders, and their Affiliates and other Secured Parties may have.

Section 12.7.          Sharing of Payments, Etc. If any Lender, directly or through an affiliate or branch office thereof, obtains any payment of any Obligation of Borrower or any Borrower Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.8 (Capital Adequacy; Increased Costs; Illegality), 2.9 (Interest Rate Protection), and 2.10 (Libor Breakage Amount) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

Section 12.8.          Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of Borrower or any Borrower Party or any other party or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

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Section 12.9.          Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower, Administrative Agent and Lenders with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Administrative Agent and any Lender or charged by Administrative Agent or any Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law (including the laws of the State of Illinois and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents and the Environmental Indemnity Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note by the holder thereof (or, if the Note has been paid in full, refunded to Borrower); and (b) if maturity is accelerated by reason of an election by Administrative Agent, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents and the Environmental Indemnity Agreement or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrower). The terms and provisions of this Section 12.9 shall control and supersede every other provision of the Loan Documents. The Loan Documents and the Environmental Indemnity Agreement are contracts made under and shall be construed in accordance with and governed by the laws of the State of Illinois, except that if at any time the laws of the United States of America permit Administrative Agent or the Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State of Illinois (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Administrative Agent or the Lenders may contract for, take, reserve, charge or receive under the Loan Documents and the Environmental Indemnity Agreement.

Section 12.10.         Invalid Provisions. If any provision of any Loan Document or the Environmental Indemnity Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Environmental Indemnity Agreement and the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Environmental Indemnity Agreement and/or such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

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Section 12.11.         Reimbursement of Expenses.

(a)          Any action taken by Borrower or any Borrower Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of Borrower or such Borrower Party, and no Secured Party shall be required under any Loan Document to reimburse any Borrower or Borrower Party therefor except as expressly provided therein. In addition, Borrower agrees to pay or reimburse upon demand (a) the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent or such Related Persons, fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Loan by the Administrative Agent in its reasonable discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) the Administrative Agent and each Lender for all reasonable costs and expenses incurred by them or any of their Related Persons in connection with internal audit reviews, field examinations, financial investigation, and Collateral examinations, including, without limitation, any tax service company (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent for its examiners), (c) each of the Administrative Agent, its Related Persons, and each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to Borrower or any Borrower Party or Master Tenant, Loan Document, Obligation or related transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including reasonable fees and disbursements of counsel (including allocated costs of internal counsel), (d) costs incurred in connection with settlement of condemnation and casualty awards, premiums for title insurance and endorsements thereto, and (e) fees and costs for Uniform Commercial Code and litigation searches and background checks, and Rating Agency fees and expenses in connection with a Rating Agency Confirmation, if required.

(b)          Borrower shall also pay to Administrative Agent on the first (1st) day of each month during the term of the Loan, in addition to all other amounts due under the Loan Documents, the sum of One Hundred Fifty and No/100 Dollars ($150.00) per Project, which Administrative Agent shall apply against the cost and expenses incurred in connection with the annual on-site audit and inspection of the Projects.

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Section 12.12.         Approvals; Third Parties; Conditions. All approval rights retained or exercised by Administrative Agent or the Lenders with respect to the Leases, contracts, plans, studies and other matters are solely to facilitate Administrative Agent’s and the Lenders’ credit underwriting, and shall not be deemed or construed as a determination that Administrative Agent or the Lenders have passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Administrative Agent (and its successors and permitted assigns), the Lenders (and their successors and permitted assigns and participants), and Borrower and may not be enforced, nor relied upon, by any Person other than Administrative Agent (and its successors and permitted assigns), the Lenders (and their successors and permitted assigns and participants), and Borrower. All conditions of the obligations of Administrative Agent and the Lenders hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Administrative Agent and the Lenders, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that any Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by any Lender at any time in such Lender’s sole discretion.

Section 12.13.         Administrative Agent and Lenders Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent or the Lenders the right or power to exercise control over the affairs or management of Borrower, the power of Administrative Agent and the Lenders being limited to the rights to exercise the remedies referred to in the Environmental Indemnity Agreement or the Loan Documents. No covenant or provision of the Environmental Indemnity Agreement or the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income among Administrative Agent and the Lenders or any of them, on the one hand, and Borrower, on the other hand, or to create an equity interest in the Projects in Administrative Agent or any Lender. None of Administrative Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or to any other Person with respect to the Projects or the Loan, except as expressly provided in the Environmental Indemnity Agreement and the Loan Documents; and notwithstanding any other provision of the Environmental Indemnity Agreement or the Loan Documents: (a) none of Administrative Agent or any Lender are, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or its stockholders, members, or partners and Administrative Agent and the Lenders do not intend to ever assume such status; (b) Administrative Agent and the Lenders shall in no event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (c) Administrative Agent and the Lenders shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members, or partners. Administrative Agent and the Lenders and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income among the Administrative Agent and the Lenders or any of them, on the one hand, and Borrower, on the other hand, or to create an equity interest in the Projects in Administrative Agent or the Lenders, or any sharing of liabilities, losses, costs or expenses.

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Section 12.14. Contest of Certain Claims. Borrower may contest the validity of Taxes or any mechanic’s or materialman’s lien asserted against any Project so long as (a) Borrower notifies Administrative Agent that it intends to contest such Taxes or liens, as applicable, (b) Borrower provides Administrative Agent with an indemnity, bond or other security reasonably satisfactory to Administrative Agent assuring the discharge of Borrower’s obligations for such Taxes or liens, as applicable, including interest and penalties, (c) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which any Project is scheduled to be sold for non-payment, (d) Borrower promptly upon final determination thereof pays the amount of any such Taxes or liens, as applicable, together with all costs, interest and penalties which may be payable in connection therewith, and (e) notwithstanding the foregoing, Borrower shall immediately upon request of Administrative Agent pay any such Taxes or liens, as applicable, notwithstanding such contest if, in the opinion of Administrative Agent, any Project or any part thereof or interest therein may be in danger of being sold, forfeited, foreclosed, terminated, canceled or lost. Administrative Agent may pay over any cash deposit or part thereof to the claimant entitled thereto at any time when, in the reasonable judgment of Administrative Agent, the entitlement of such claimant is established.

Section 12.15.  Time of the Essence. Time is of the essence with respect to this Agreement.

Section 12.16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Administrative Agent, the Lenders and Borrower and their respective successors and assigns, provided that neither Borrower nor any other Borrower Party shall, without the prior written consent of the Lenders, assign any of its rights, duties or obligations hereunder.

Section 12.17. Renewal, Extension or Rearrangement. All provisions of the Environmental Indemnity Agreement and the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan.

Section 12.18.  Waivers.

(a)          No course of dealing on the part of Administrative Agent or the Lenders or their respective officers, employees, consultants or agents, nor any failure or delay by Administrative Agent or any Lender with respect to exercising any right, power or privilege of Administrative Agent or the Lenders under the Environmental Indemnity Agreement and any of the Loan Documents, shall operate as a waiver thereof.

(b)          Borrower hereby waives any right under the UCC or any other applicable law to receive notice and/or copies of any filed or recorded financing statements, amendments thereto, continuations thereof or termination statements and releases and excuses Administrative Agent and each Lender from any obligation under the UCC or any other applicable law to provide notice or a copy of any such filed or recorded documents.

Section 12.19. Cumulative Rights; Joint and Several Liability. Rights and remedies of Administrative Agent (on behalf of the Lenders) under the Environmental Indemnity Agreement and the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy. If more than one person or entity has executed this Agreement as “Borrower,” the obligations of all such persons or entities hereunder shall be joint and several.

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Section 12.20. Singular and Plural. Words used in this Agreement, the other Loan Documents and the Environmental Indemnity Agreement, in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement shall apply to such words when used in the plural where the context so permits and vice versa.

Section 12.21. Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 12.22. Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 12.23. Promotional Material. Borrower authorizes Administrative Agent and any Lender to issue press releases, advertisements and other promotional materials in connection with Administrative Agent’s or such Lender’s own promotional and marketing activities, subject to Borrower’s reasonable approval of the form of such materials, and such materials may describe the Loan in general terms and Administrative Agent’s and such Lender’s participation therein in the Loan. All references to Administrative Agent or any Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Administrative Agent in advance of issuance.

Section 12.24. Survival. All of the representations, warranties, covenants, and indemnities hereunder (including environmental matters under Article 4), under the indemnification provisions of the other Loan Documents and under the Environmental Indemnity Agreement, shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Projects to any party, whether or not an Affiliate of Borrower.

Section 12.25. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE ENVIRONMENTAL INDEMNITY AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AGREEMENT OR IN ANY WAY RELATING TO THE LOAN OR THE PROJECTS (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND EACH LENDER TO ENTER INTO THIS AGREEMENT.

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Section 12.26. Waiver of Punitive or Consequential Damages. None of Administrative Agent, any Lender nor Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other default by any party hereto. Borrower represents and warrants to Administrative Agent and each Lender that as of the Closing Date neither Borrower nor any Borrower Party has any claims against Administrative Agent or any Lender in connection with the Loan.

Section 12.27.  Governing Law. UNLESS OTHERWISE NOTED THEREIN TO THE CONTRARY, THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO ILLINOIS’ PRINCIPLES OF CONFLICTS OF LAW) AND APPLICABLE UNITED STATES FEDERAL LAW, EXCEPT FOR THOSE PROVISIONS IN THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY PERTAINING TO THE CREATION, PERFECTION OR VALIDITY OF OR EXECUTION ON LIENS OR SECURITY INTERESTS ON PROPERTY LOCATED IN THE STATES WHERE THE PROJECTS ARE LOCATED, WHICH PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATES WHERE THE PROJECTS ARE LOCATED AND APPLICABLE UNITED STATES FEDERAL LAW.

Section 12.28.  Entire Agreement. This Agreement, the other Loan Documents and the Environmental Indemnity Agreement embody the entire agreement and understanding between Administrative Agent and each Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents and the Environmental Indemnity Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between the Term Sheet and this Agreement, any of the other Loan Documents, or the Environmental Indemnity Agreement, the terms of this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement, as applicable, shall control.

Section 12.29.  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 12.30.  Consents and Approvals. To the extent that Administrative Agent, Lenders and/or Required Lenders provide any consent or approval as provided for in this Agreement, such consent shall be limited to the specific matter approved and shall NOT be construed to (a) relieve Borrower from compliance with all of the other terms and obligations of this Agreement, or (b) constitute a consent to any further similar action (as to which a prospective consent or approval shall be required and may not necessarily be granted), or (c) constitute a consent to any other obligation to which any Lender may be a party.

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Section 12.31.  Right of First Refusal. Borrower shall not borrow any money for the acquisition of healthcare real estate asset(s) or refinancing of the Loan (other than obtaining a HUD Commitment and any related funding) without first providing Administrative Agent and Lenders with written notice of the intention to incur said financing, which notice shall contain all terms and conditions of the offered and contemplated financing to be obtained from a third party (“Financing Notice”). Borrower shall give Administrative Agent the exclusive first right to provide said financing on the same terms and conditions as contemplated in the Financing Notice. Administrative Agent shall have the right to provide said financing to Borrower by sending Borrower notice of Administrative Agent’s intent to provide the financing (“Acceptance Notice”) within five (5) Business Days of receipt by Administrative Agent of the Financing Notice. If Administrative Agent timely sends an Acceptance Notice to Borrower, then Administrative Agent or Lenders and Borrower shall consummate the proposed loan in accordance with the terms and conditions of the Financing Notice within sixty (60) days after receipt of the Acceptance Notice by Borrower. Borrower and Administrative Agent shall reasonably cooperate with each other to permit such Lender or Lenders to ascertain if Administrative Agent wants to provide such financing, and if so, to close said loan and to reasonably negotiate all open terms and conditions of said loan. If no Lender timely sends an Acceptance Notice to Borrower, Borrower may close said loan under the terms and conditions of the Financing Notice with the applicable lender referenced therein, subject to the other provisions of this Agreement.

Section 12.32.  Effectiveness of Facsimile Documents and Signatures. The Loan Documents and Environmental Indemnity Agreement may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all parties to the Loan Documents and Environmental Indemnity Agreement, as applicable. Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

Section 12.33.  Venue. EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

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Section 12.34.  Important Information Regarding Procedures for Requesting Credit. Each of the Administrative Agent and Lenders hereby notifies the Borrower Parties that in order to help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each individual or business that requests credit. Accordingly, in connection with the Loan or any other request for credit, Administrative Agent and the Lenders will ask for the business name, business address, Employer Identification Number, and other information which allows them to identify each Borrower Party, and may ask for other identifying documents showing existence of each Borrower Party.

Section 12.35.  Method of Payment. All amounts payable under this Agreement and the other Loan Documents must be paid by Borrower in accordance with Section 2.6(c). Payments in the form of cash, money order, third party payment, cashier’s check, a check drawn on a foreign bank or non-bank financial institution, or any form of payment other than those provided in the preceding sentence will not be accepted.

Section 12.36.  Non-Public Information; Confidentiality; Disclosure. Borrower authorizes Administrative Agent and each Lender to disclose information about Borrower and any Borrower Party that Administrative Agent or such Lender may at any time possess to any Affiliate of a Lender or Administrative Agent, whether such information was supplied by Borrower or otherwise obtained by Administrative Agent or the Lender; provided to the extent Administrative Agent or any Lender receives material non-public information hereunder concerning Borrower, the Borrower Parties, and the Master Tenant and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and contractual obligations and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

Section 12.37.  Post-Closing Obligations of Borrower. Notwithstanding the fact that Borrower have not satisfied certain of the conditions to the advance of the Loan proceeds as of the Closing Date, Lenders have agreed to advance the proceeds of the Loan to Borrower, subject to the satisfaction of the other conditions to funding contained herein and each of the requirements set forth in Schedule 12.37 attached hereto. Borrower shall complete the same (or cause the same to be completed) within the time periods specified in Schedule 12.37, which time period may be extended by Administrative Agent in its sole discretion.

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Section 12.38.  Release and Waiver Regarding Special Audits. Borrower and Lenders acknowledge that from time to time during the term of the Loan, one or more Lenders and/or Borrower may request that GE Capital provide Borrower and/or the Lenders (collectively, the “Recipient”) with certain internally generated reports (whether oral and/or written, the “Reports”), which Reports may include oral and/or written information, assessments, notes, memoranda and analyses prepared by employees of GE Capital for the limited purpose of preparing an audit of the progress of one or more of the Projects has made with respect to a plan of correction (or similar remedial obligation of Borrower or any Operator under any Healthcare Laws) that may be issued from time to time with respect to one or more of the Projects. With respect to any Reports that may be provided to the Recipient from time to time during the term of the Loan, Lenders and Borrower hereby acknowledge and agree as follows: (a) the Reports may be prepared based on procedures that may not include all procedures deemed necessary for the Recipient’s own purposes; (b) GE Capital will not be able or willing to make any recommendations based on the Reports and GE Capital shall not in any way be deemed a consultant, agent or other representative to the Recipient in any manner; (c) the Recipient does not acquire any rights as a result of the disclosure of the Reports and its access thereto, and GE Capital assumes no duties or obligations in connection with, or as a result of, such access; (d) the Recipient is not entitled to rely on the Report; (e) the Recipient will not distribute or disclose the Reports or the information contained therein to any third party, except if compelled by legal process, and it will, to the extent permitted by applicable Law, indemnify and hold harmless GE Capital, together with its employees, officers, advisors and Affiliates from and against any and all claims, losses or expenses (including attorneys’ fees) arising as a result of GE Capital having disclosed the Reports to the Recipient; (f) the Recipient waives its right to recover from, and releases and discharges any legal action against, GE Capital with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise, including, without limitation, attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the Report; and (g) and with respect to the Reports, GE Capital is not acting as an agent, fiduciary or representative for the Recipient, and the Recipient will (i) make its own independent investigation of the subject matter of the Reports and (ii) be solely responsible for its own review, assessments, conclusions and decisions with respect to the Loan, the Projects and the relevant Borrower and/or Operator.

ARTICLE XIII

LIMITATIONS ON LIABILITY

Section 13.1.  Limitation on Liability.

(a)          Subject to the qualifications below, neither the Administrative Agent nor any Lender shall enforce the liability and obligation of Borrower to perform and observe the Obligations by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Administrative Agent and the Lenders may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Administrative Agent and the Lenders to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Projects, or any other Collateral given to Administrative Agent and the Lenders pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Projects and in any other collateral given to Administrative Agent and the Lenders to secure the Obligations, and Administrative Agent and each Lender, as applicable, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents.

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(b)          The provisions of this Section 13.1 shall not, however, (i) constitute a waiver, release or impairment of any Obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Administrative Agent or any Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (iii) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Administrative Agent or any Lender thereunder; (iv) impair the right of Administrative Agent or any Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases and Rents; (vi) constitute a prohibition against Administrative Agent or any Lender to commence any appropriate action or proceeding in order for Administrative Agent or any Lender to exercise its remedies against the Projects; or (vii) constitute a waiver of the right of Administrative Agent or any Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation (including attorneys’ fees and costs reasonably incurred), causes of action, suits, claims, demands and judgments of any nature or description whatsoever, which may be imposed upon, incurred by or awarded against Administrative Agent or any Lender or any affiliate thereof as a result of, arising out of or in connection with (and Borrower shall be personally liable and shall indemnify Administrative Agent and such Lender for) the following:

(A)	any failure by Borrower or any Guarantor or any of their Affiliates or their respective employees, managers, contractors, agents or other representatives after the occurrence and during the continuance of any Event of Default to apply any portion of the gross income from the Projects at any time received by or payable to Borrower or any Guarantor or any of their Affiliates or their respective employers, managers, contractors, agents or other representatives to the Loan or to customary operating expenses of the Projects;

(B)	Borrower’s commission of a criminal act;

(C)	Borrower’s failure to permit on-site inspections of any Project or to provide the financial reports and other financial information, each as required by, and in accordance with the terms and provisions of, this Agreement and the other Loan Documents;

(D)	the failure by Borrower or any Borrower Party to apply any funds derived from the Projects, including Security Deposits, Adjusted Revenue, insurance proceeds and condemnation awards as required by the Loan Documents;

(E)	any intentional misrepresentation by Borrower or any Borrower Party made in or in connection with the Loan Documents or the Loan;

(F)	Borrower’s collection of rents more than one month in advance or entering into or modifying or canceling Leases, or receipt of monies by Borrower or any Borrower Party in connection with the modification or cancellation of any Leases, in violation of this Agreement or any of the other Loan Documents;

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(G)	Borrower, any Guarantor or any Affiliate of any of them contesting or in any way interfering with, directly or indirectly (collectively, a “Contest”), any foreclosure action or sale commenced by Administrative Agent or any Lender or with any other enforcement of Administrative Agent’s or any Lender’s rights, powers or remedies under any of the Loan Documents or under any document evidencing, securing or otherwise relating to any of the Security (whether by making any motion, bringing any counterclaim, claiming any defense, seeking any injunction or other restraint, commencing any action seeking to consolidate any such foreclosure or other enforcement with any other action, or otherwise);

(H)	Borrower’s failure to turn over to Administrative Agent all Security Deposits upon Administrative Agent’s demand following an Event of Default;

(I)	any amendment or modification of the Master Lease, or any guaranty thereof, or any termination or surrender of the Master Lease or any guaranty thereof (except only to the extent expressly permitted under this Agreement), without the prior written consent of Administrative Agent in each instance;

(J)	Borrower’s failure to maintain insurance as required by this Agreement or to pay any Taxes or assessments affecting the Projects;

(K)	damage or destruction to any Project caused by the negligent or intentional acts or omissions of Borrower, its agents, employees, or contractors;

(L)	Borrower’s failure to perform its obligations under the Environmental Indemnity Agreement or with respect to environmental matters under Article 4;

(M)	Borrower’s failure to pay for any loss, liability or expense (including attorneys’ fees) incurred by Administrative Agent or any Lender arising out of any claim or allegation made by Borrower, its successors or assigns, or any creditor of Borrower, that this Agreement or the transactions contemplated by the Loan Documents and the Environmental Indemnity Agreement establish a joint venture, partnership or other similar arrangement among Borrower, the Administrative Agent, or any Lender;

(N)	any brokerage commission or finder’s fees claimed in connection with the transactions contemplated by the Loan Documents;

(O)	uninsured damage to any Project resulting from acts of terrorism;

(P)	the physical waste of any Project;

(Q)	the removal or disposal of any personal property from any Project in which Administrative Agent or the Lenders have a security interest in violation of the terms and conditions of the Loan Documents;

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(R)	the payment of any distributions to Borrower or any Guarantor or any of their Affiliates, employees, managers or contractors, other than as permitted in this Agreement; or

(S)	any fees paid by Borrower to any Guarantor or any of their Affiliates, employees, managers or contractors after the occurrence and during the continuation of an Event of Default under the Loan Documents.

(c)          Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, all of the Obligations shall be fully recourse to Borrower and Borrower shall be personally liable therefor in the event of: (i) any Sale or Pledge of any Project or any part thereof or a Sale or Pledge of an interest in any Restricted Party in breach of any of the covenants in this Agreement or the Mortgage, (ii) Borrower’s or SPE Party’s failure to comply with the covenants in Section 6.17 hereof; (iii) the commission of fraud by Borrower or any Borrower Party in connection with the Loan, or (iv) the filing by Borrower or any Borrower Party or the filing against Borrower or any Borrower Party by Borrower, any Borrower Party or any Affiliate of Borrower of any proceeding for relief under any federal or state bankruptcy, insolvency or receivership laws or any assignment for the benefit of creditors made by Borrower or any Borrower Party or the consenting to, acquiescing in or joining in any such proceeding by Borrower or Borrower Party.

(d)          Borrower also shall be personally liable to Administrative Agent and the Lenders for any and all attorneys’ fees and expenses and court costs incurred by Administrative Agent and the Lenders in enforcing this Section 13.1 or otherwise incurred by Administrative Agent or any Lender in connection with any of the foregoing matters, regardless whether such matters are legal or equitable in nature or arise under tort or contract law. The limitation on the personal liability of Borrower in this Section 13.1 shall not modify, diminish or discharge the personal liability of any Guarantor. Nothing herein shall be deemed to be a waiver of any right which Administrative Agent or any Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, as such sections may be amended, or corresponding or superseding sections of the Bankruptcy Amendments and Federal Judgeship Act of 1984, to file a claim for the full amount due to Administrative Agent and the Lenders under the Loan Documents or to require that all collateral shall continue to secure the amounts due under the Loan Documents.

Section 13.2.  Limitation on Liability of Lender’s Officers, Employees, etc. Any obligation or liability whatsoever of Administrative Agent or any Lender which may arise at any time under this Agreement, any other Loan Document, or the Environmental Indemnity Agreement shall be satisfied, if at all, out of the Administrative Agent’s or such Lender’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Administrative Agent’s or such Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

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ARTICLE XIV

cross-guaranty

Section 14.1.  Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Administrative Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Article XIV shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Article XIV shall be absolute and unconditional, irrespective of, and unaffected by:

(a)          the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b)          the absence of any action to enforce this Agreement (including this Article XIV) or any other Loan Document or the waiver or consent by Administrative Agent and Lenders with respect to any of the provisions thereof;

(c)          the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(d)          the insolvency of any Borrower or Guarantor; or

(e)          any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

Section 14.2.  Waivers By Borrower. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Administrative Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Article XIV and such waivers, Administrative Agent and Lenders would decline to enter into this Agreement.

Section 14.3.  Benefit of Guaranty. Each Borrower agrees that the provisions of this Article XIV are for the benefit of Administrative Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Administrative Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

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Section 14.4.  Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 14.7, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Article XIV, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 14.4.

Section 14.5.  Election of Remedies. If Administrative Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Administrative Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article XIV. If, in the exercise of any of its rights and remedies, Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Administrative Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. In the event Administrative Agent or any Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Administrative Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Administrative Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Article XIV, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

Section 14.6.  Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower's liability under this Article XIV (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Article II) shall be limited to an amount not to exceed as of any date of determination the greater of:

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(a)          the net amount of all Loan advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(b)          the amount that could be claimed by Agent and Lenders from such Borrower under this Article XIV without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Borrower under Section 14.7.

Section 14.7.  Contribution with respect to Guarantee Obligations.

(a)          To the extent that any Borrower shall make a payment under this Article XIV of all or any of the Obligations (other than Loan made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)          As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Article XIV without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)          This Section 14.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 14.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 14.1. Nothing contained in this Section 14.7 shall limit the liability of any Borrower to pay the Loan made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d)          The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(e)          The rights of the indemnifying Borrower against each other Borrower under this Section 14.7 shall be exercisable upon the full and indefeasible payment of the Obligations.

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Section 14.8.  Liability Cumulative. The liability of Borrower under this Article XIV is in addition to and shall be cumulative with all liabilities of each Borrower to Administrative Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[Signatures Begin on Following Page]

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EXECUTED as of the date first written above.

ADMINISTRATIVE AGENT:	GENERAL ELECTRIC CAPITAL CORPORATION,
a Delaware corporation

	By:	/s/ Dague Retzlaff
Dague Retzlaff, its Duly Authorized Signatory

LENDERS:	GENERAL ELECTRIC CAPITAL CORPORATION,
a Delaware corporation

	By:	/s/ Dague Retzlaff
Dague Retzlaff, its Duly Authorized Signatory

Signature Page – Loan Agreement

[Cornerstone Portfolio]

BORROWER:	CHP PORTLAND, LLC,
CHP MEDFORD 1, LLC,
CHP FRIENDSWOOD SNF, LLC,
each, a Delaware limited liability company

	By:	Cornerstone Core Properties REIT, Inc.,
a Maryland corporation, its Manager

		By:	/s/ Kent Eikanas
Kent Eikanas, its Chief Operating Officer

Signature Page – Loan Agreement

[Cornerstone Portfolio]

EXHIBIT A

Description of Projects

Part 1. Portland Project:

Name of Facility:	Fernhill Manor
Address of Land:	5737 NE 37th Avenue
Portland, Oregon

Number of Residential Units:	51 skilled nursing beds (up to 62 permitted under existing Conditional Use Permit)
Number of Parking Spaces:	10

Name of Master Tenant:	Fernhill Estates LLC, an Oregon limited liability company doing business as Fernhill Estates

Name of Property Manager:	Dakavia Management, Corp.

Allocated Loan Amount:	$5,800,000 (collectively with the Project described on Part 2 of this Exhibit A, allocated between such Projects in such manner as Administrative Agent may deem reasonably satisfactory)

Legal Description of Land:

Lots 12, 13, 14 and 15, the East 50 feet of Lot 3, the East 50 feet of Lot 4 and the South 30 feet of Lot 5, Block 2, KENNEDY'S ADDITION TO EAST PORTLAND, in the City of Portland, Multnomah County, Oregon.

EXHIBIT A

Part 2. Sheridan Project

Name of Facility:	Sheridan Care Center
Address of Land:	411 SE Sheridan Road
Sheridan, Oregon

Number of Residential Units:	51 skilled nursing beds
Number of Parking Spaces:	24

Name of Master Tenant:	Sheridan Care Center LLC, an Oregon limited liability company doing business as Sheridan Care Center

Name of Property Manager:	Dakavia Management, Corp.

Allocated Loan Amount:	Allocated Loan Amount: $5,800,000 (collectively with the Project described on Part 1 of this Exhibit A, allocated between such Projects in such manner as Administrative Agent may deem reasonably satisfactory)

Legal Description of Land:

Parcel 1:

A tract of land in Section 35, Township 5 South, Range 6 West of the Willamette Meridian in Yamhill County, Oregon, more particularly described as follows:

Beginning at a point in the center of Sheridan Road, which said point is reached by running South 78° East 455.40 feet; South 77° East 50.16 feet and South 70° 15' East 142.56 feet from the intersection of the center lines of Schley Street and Second Street in South Sheridan, said beginning point being the Southeast corner of that certain tract conveyed by Helen and Robert Dixon to Mark and Bernice Smith by Deed as recorded on Page 334 of Volume 148 of the Deed Records of Yamhill County, and being also the Southwest corner of that certain tract described in Deed from Emil and Maude Schuman and others to George and Delia Epley as recorded on Page 298 of Volume 103 of the Deed Records of Yamhill County, and running thence from said point of beginning North 1° East along the East line of said Smith Tract, 428.0 feet to the South bank of the Yamhill River, from which point an iron pipe bears South 1° West 40.0 feet; thence continuing North 1° East to the North line of said Graves Claim; thence North 77° West along said Claim line 96.8 feet; thence South 1° West to a point on the South bank of the Yamhill River, from which point an iron pipe bears South 1° West 40.0 feet; thence continuing South 1° West 412.4 feet to a point in the center of Sheridan Road, from which point an iron pipe bears North 1° East 26.4 feet; thence South 70° 15' East along center of said Road, 100.0 feet to the place of beginning.

EXHIBIT A

Parcel 2:

Being a part of the Charles B. Graves Donation Land Claim No. 57, Notification No. 5329 in Section 35, Township 5 South, Range 6 West of the Willamette Meridian in Yamhill County, Oregon, said part being described as follows:

Beginning at a point which is North 1° East 207 feet from a stone set South 78° East 6.90 chains from the intersection of the lines of Schley and Second Streets in South Sheridan in Yamhill County; thence North 1° East 340.8 feet to the North line of said Graves Donation Land Claim; thence South 77° East to the Northwest corner of a certain tract of land conveyed by Mark D. Smith, et ux. to Charles A. Casteel, et ux. by deed recorded November 25, 1957 in Book 186, Page 110 (erroneously described as Book 185, Page 662), Deed Records; thence South 1° West along the West line of said Casteel tract 340.8 feet; thence North 77° West to the place of beginning.

Parcel 3:

Beginning at a 1/2 inch iron pipe at the Southeast corner of a tract of land described in a deed recorded November 25, 1957 in Book 185, Page 662, Deed Records of Yamhill County, Oregon, being South 80° 58 1/2' East 277.54 feet and North 70° 15' West 121.6 feet from the Northeast corner of Block 1 of Gutbrod Addition to the City of Sheridan in Township 5 South, Range 6 West of the Willamette Meridian in Yamhill County, Oregon; thence South 70° 15' East 67.2 feet to an iron rod; thence North 01° 11' East 86.71 feet to an iron rod; thence North 01° 33' West to the North boundary of the C.B. Graves Donation Land Claim; thence along the North boundary of the Graves Donation Land Claim North 77° West 50 feet, more or less, to a point North 01° 00' East of the point of beginning; thence South 01° West 560 feet, more or less, to the point of beginning.

SAVING AND EXCEPTING the following described tract of land:

Beginning at a 1/2 inch iron pipe at the Southeast corner of a tract of land described in deed recorded November 25, 1957 in Book 185, Page 662, Deed Records, said iron pipe being South 80° 50' 30" East 277.54 feet and North 70° 15' West 121.6 feet from the Northeast corner of Block 1 of Gutbrod's Addition to the Town of Sheridan in Yamhill County, Oregon; thence South 70° 15' East 67.2 feet to an iron rod; thence North 01° 11' East 86.71 feet to an iron rod; thence North 01° 33' West 104.60 feet to a 1/2 inch iron rod; thence South 89° West 59.26 feet to a 1/2 inch iron rod; thence South 1° West 169.60 feet to the place of beginning.

Parcel 4:

Beginning at a point in Section 35, Township 5 South, Range 6 West of the Willamette Meridian, Yamhill County, Oregon, said point being 207.00 feet North 1° East of a stone, said stone being 455.40 feet South 78° East of the intersection of the lines of Schley and Second Streets in South Sheridan; thence South 77° East 91.36 feet; thence North 87° 04' 54" West 89.42 feet; thence North 1° East 16.00 feet to the place of beginning.

EXHIBIT A

Part 3. Medford Project

Name of Facility:	Medford Memory Care
Address of Land:	1530 Poplar Drive
Medford, Oregon

Number of Residential Units:	71 Alzheimer’s beds
Number of Parking Spaces:	32

Name of Master Tenant:	RSL Medford, LLC, an Oregon limited liability company

Name of Property Manager:	Radiant Senior Living, Inc.

Allocated Loan Amount:	$5,800,000

Legal Description of Land:

Commencing at the northwest corner of Donation Land Claim No. 40, Township 37 South, Range 1 West of the Willamette Meridian in Jackson County, Oregon, from which the northwest corner of Donation Land Claim No. 61, Township 37 South, Range 2 West of the Willamette Meridian, bears West 20.46 chains; thence North 89° 57' East, along the north line of Donation Land Claim No. 40, a distance of 157.73 feet to the east line of the Old Pacific and Eastern Railroad right of way, as described in Volume 80, Page 609, of the Deed Records of Jackson County, Oregon; thence continue North 89° 57' East, along the north line of said Donation Land Claim No. 40, a distance of 465.5 feet; thence South 00° 05' East 579.0 feet, to the south right of way line of Morrow Road; thence South 89° 57' 22" East (Record South 89° 57' East), along said south right of way line, 1105.73 feet, to the northwest corner of parcel described in Volume 413, Page 420, Deed Records; thence continue South 89° 57' 22" East (Record South 89° 57' East) 22.11 feet, to the True Point of Beginning; thence continue South 89° 57' 22" East (Record South 89° 57' East) 147.30 feet, to the east line of tract described in No. 88-17233, of the Official Records of Jackson County, Oregon; thence along said east line, along the center of a drain ditch, the following courses: South 14° 36' 27" East 29.18 feet; South 12° 44' 16" East 22.12 feet; South 10° 56' 59" East 24.29 feet; South 21° 28' 11" East , 14.50 feet; South 17° 51' 23" East 17.51 feet; South 15° 50' 57" East 23.19 feet; South 18° 36' 50" East 21.90 feet; South 16° 03' 34" East 21.64 feet; South 16° 05' 03" East 20.96 feet; South 17° 34' 04" East 26.28 feet; South 16° 14' 39" East 30.02 feet; South 16° 23' 24" East 23.56 feet; South 12° 59' 47" East 21.77 feet; South 19° 39' 18" East 26.58 feet; South 14° 38' 52" East 22.65 feet; South 16° 59' 48" East 21.80 feet; South 09° 52' 27" East 18.69 feet; South 16° 50' 22" East 24.00 feet; South 12° 44' 27" East 15.77 feet, to the northeast corner of tract described in No. 73-11542, Official Records; thence West, along the northerly line of said tract and its westerly prolongation, 320.19 feet to the easterly right of way line of Poplar Drive, as described in No. 89-00633, Official Records; thence along said easterly right of way line, North 10° 23' 02" East 189.51 feet; thence North 00° 35' 20" East 20.94 feet; thence North 10° 10' 46" East 97.05 feet; thence along the arc of a 425.00 foot radius curve to the left, through a central angle of 09° 35' 26", a distance of 71.14 feet; thence North 00° 35' 20" East 36.70 feet, to the True Point of Beginning. EXCEPTING THEREFROM a 5.0 foot strip of land adjoining Morrow Road, deeded to the City of Medford by No. 89-19214, Official Records of Jackson County, Oregon. ALSO EXCEPTING THEREFROM a strip of land along the west boundary of Poplar Drive deeded to the City of Medford by instrument recorded July 16, 1993 as No. 93-23314, Official Records.

EXHIBIT A

Part 4. Friendswood Project

Name of Facility:	Friendship Haven Healthcare and Rehabilitation Center
Address of Land:	1500 Sunset Drive
Friendswood, Texas

Number of Residential Units:	150 skilled nursing beds
Number of Parking Spaces:	79

Name of Master Tenant:	HMG Services, LLC

Name of Property Manager:	Radiant Senior Living, Inc.

Allocated Loan Amount:	$10,700,000

Legal Description of Land:

TRACT I:

A tract or parcel of land containing 4.3698 acres of land, more or less, being out of Reserve "A", Tract "A" of Commercial Reserve of Regency Estates, Section II, a subdivision in Galveston County, Texas, according to the map or plat thereof recorded in Volume 18, Page 304, in the Office of the County Clerk of Galveston County, Texas, and being more particularly described by metes and bounds as follows:

BEGINNING at a point in the southwesterly right-of-way line of Sunset Drive (80 feet wide) for the northerly corner of said 7.7763-acre Commercial Reserve, for the northerly corner of said 4.5660-acre tract, and for the northerly corner of said tract herein described,

THENCE South 45 deg. 21 min. 35 sec. East along the southwesterly right-of-way line of said Sunset Drive, a distance of 265.02 feet to a 1/2 inch iron rod set with cap "Survey 1" for corner,

THENCE South 45 deg. 00 min. 00 sec. West, a distance of 90.00 feet to an "X" in concrete set for corner,

THENCE South 45 deg. 21 min. 35 sec. East, a distance of 95.00 feet to a 5/8-inch iron found for corner,

THENCE South 45 deg. 00 min. 00 sec. West, along the northwesterly line of Parkwood Commercial Center recorded in 9523542, a distance of 468.60 feet to a 1/2 inch iron rod set with cap "Survey 1", for corner,

THENCE North 45 deg. 00 min. 00 sec. West, a distance of 300.01 feet to a 1/2-inch iron rod set with cap "Survey 1", for corner,

THENCE North, a distance of 84.66 feet to a 1/2 inch iron rod with cap "Survey 1", for corner,

EXHIBIT A

THENCE North 45 deg. 00 min. 00 sec. East, a distance of 496.34 feet to the POINT-OF-BEGINNING of the herein described tract of land, and containing 4.3698 acres of land.

TRACT II:

A tract or parcel of land containing 0.1963 acre of land, more or less, being out of Reserve "A", Tract "A", of Commercial Reserve of Regency Estates, Section II, a subdivision in Galveston County, Texas, according to the map or plat thereof recorded in Volume 18, Page 304, in the Office of the County Clerk of Galveston County, Texas, and being more particularly described by metes and bounds as follows,

COMMENCING at a point in the Southwesterly right-of-way line of Sunset Drive (80.00' ROW) for the Northerly corner of said 7.7763 acre Commercial Reserve and for the Northerly corner of said 4.5660 acre tract,

THENCE South 45 deg. 21 min. 35 sec. East, with the Southwesterly right-of-way line of said Sunset Drive, a distance of 265.02 feet to a 1/2 inch iron rod set with cap "Survey 1" to the POINT OF BEGINNING of the herein described tract of land,

THENCE continuing South 45 deg. 21 min. 35 sec. East, continuing along the Southwesterly right-of-way line of said Sunset Drive, a distance of 95.00 feet to 1/2 inch iron rod set with cap "Survey 1", for corner,

THENCE South 45 deg. 00 min. 00 sec. West, a distance of 90.00 feet to a 5/8 inch iron rod found for corner,

THENCE North 45 deg. 21 min. 35 sec. West, a distance of 95.00 feet to an "X" in concrete set for corner,

THENCE North 45 deg. 00 min. 00 sec. East, a distance of 90.00 feet to the POINT OF BEGINNING of the herein described tract of land, and containing 0.1963 acres of land, more or less.

EXHIBIT A

EXHIBIT B

Loan Commitments

Lender’s Name	Lender’s Address for Notices	Lender’s Loan Commitment	Lender’s Pro Rata Share
General Electric Capital Corporation	See Section 12.1	$22,300,000	100%

EXHIBIT B

SCHEDULE 2.1

CONDITIONS TO ADVANCE OF LOAN PROCEEDS

The advance of the proceeds of the Loan shall be subject to the terms of the Term Sheet, and Administrative Agent’s receipt, review, approval and/or confirmation of the following items set forth in Part A of this Schedule 2.1 and in the items specified in the Term Sheet, at Borrower’s cost and expense, each in form and content satisfactory to Administrative Agent in its sole discretion:

1.	Loan Documents. The Loan Documents and Environmental Indemnity Agreement executed by Borrower, any Borrower Party and/or Operator, as applicable.

2.	Title Insurance Policy. An ALTA (or equivalent) mortgagee policy or policies of title insurance in the maximum amount of the Loan, with reinsurance and endorsements as Administrative Agent may require, containing no exceptions to title (printed or otherwise) which are unacceptable to Administrative Agent, and insuring that the Mortgage creates a first-priority Lien on the Projects and related collateral (the “Title Policy”).

3.	Organizational and Authority Documents. Certified copies of all documents evidencing the formation, organization, valid existence, good standing, and due authorization of and for Borrower and each Borrower Party for the execution, delivery, and performance of the Loan Documents and the Environmental Indemnity Agreement by each Borrower and each Borrower Party, as applicable.

4.	Legal Opinions. Legal opinions issued by counsel for Borrower and each Borrower Party, opining as to the due organization, valid existence and good standing of Borrower and each Borrower Party, and the due authorization, execution, delivery, enforceability and validity of the Loan Documents and Environmental Indemnity Agreement with respect to, Borrower and each Borrower Party; that the Loan, as reflected in the Loan Documents is not usurious; and as to such other matters as Administrative Agent and Administrative Agent’s counsel reasonably may specify, including, without limitation, non-consolidation opinions.

5.	Searches. Current Uniform Commercial Code, tax, judgment lien and litigation searches for Borrower and each Borrower Party, and the immediately preceding owner of the Projects.

6.	Insurance. Evidence of insurance as required by this Agreement, and conforming in all respects to the requirements of Administrative Agent.

7.	Survey. Three (3) originals of a current “as built” survey of each Project, dated or updated to a date not earlier than forty-five (45) days prior to the Closing Date, prepared by a registered land surveyor in accordance with the American Land Title Association/ American Congress on Surveying and Mapping Standards and containing Administrative Agent’s approved form of certification in favor of Administrative Agent (on behalf of itself and the Lenders) and the title insurer (collectively, the “Survey”). The Survey shall conform to Administrative Agent’s current survey requirements and shall be sufficient for the title insurer to remove the general survey exception.

SCHEDULE 2.1

1

8.	Property Condition Report. A current engineering report or architect’s certificate with respect to each Project, covering, among other matters, inspection of heating and cooling systems, roof and structural details and showing no failure of compliance with building plans and specifications, applicable legal requirements (including requirements of the Americans with Disabilities Act) and fire, safety and health standards (the “Property Condition Report”, whether one or more). As requested by Administrative Agent, the Property Condition Report shall also include an assessment of each Project’s tolerance for earthquake and seismic activity.

9.	Environmental Reports. A current Site Assessment (as defined in the Environmental Indemnity Agreement) for each Project.

10.	Rent Roll. A current rent roll or Census Report for each Project, certified by Borrower or the current owner of such Project. Such rent roll and/or Census Report shall include such information as reasonably required by Administrative Agent.

11.	Operators’ Agreements. A copy of each fully executed Operators’ Agreement in form and substance satisfactory to Administrative Agent, certified by Borrower as being true, correct and complete.

12.	Tax and Insurance Impounds. Borrower’s deposit with Administrative Agent of the amount required under this Agreement to impound for taxes and assessments, insurance premiums and to fund any other required escrows or reserves.

13.	Compliance With Laws. Evidence that each Project and the operation thereof comply with all legal requirements, including that all requisite certificates of occupancy, building permits, and other licenses, certificates, approvals or consents required of any Governmental Authority have been issued without variance or condition and that there is no litigation, action, citation, injunctive proceedings, or like matter pending or threatened with respect to the validity of such matters. If title insurance with respect to a Project described in item 3 above does not include a Zoning 3.1 (with parking) endorsement because such an endorsement is not available in the state where such Project is located, then Borrower shall furnish to Administrative Agent a zoning letter from the applicable municipal agency with respect to such Project or a zoning report that verifies the zoning classification of such Project and such Project’s compliance with such zoning classification (the “Zoning Report”).

14.	No Casualty or Condemnation. No condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against the Projects; the Projects shall not have suffered any significant damage by fire or other casualty which has not been repaired; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any Governmental Authority, which would have, in Administrative Agent’s judgment, a material adverse effect on Borrower, any Borrower Party or the Projects.

SCHEDULE 2.1

2

15.	Broker’s Fees. All fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or lenders in connection with the Loan or the acquisition of the Projects have been paid, such evidence to be accompanied by any waivers or indemnifications deemed necessary by Administrative Agent.

16.	Costs and Expenses. Payment of Administrative Agent’s and each Lender’s costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of Administrative Agent’s and such Lender’s inspecting engineers, consultants and counsel.

17.	Representations and Warranties. The representations and warranties contained in this Loan Agreement and in all other Loan Documents and Environmental Indemnity Agreement are true and correct.

18.	No Defaults. No Potential Default or Event of Default or default shall have occurred or exist.

19.	Appraisal. Administrative Agent shall obtain an appraisal report for each Project, in form and content acceptable to Administrative Agent, prepared by an independent MAI appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”) and the regulations promulgated pursuant to such act.

20.	Management. The Operator and any Operators’ Agreement for each Project shall be satisfactory to Administrative Agent in its sole discretion.

21.	Other Items. Administrative Agent and the Lenders shall have received such other items as Administrative Agent and the Lenders may reasonably require.

SCHEDULE 2.1

3

SCHEDULE 2.3(a)

AMORTIZATION SCHEDULE

Period	Date	Days	Ending Balance	Principal	Prepayment	Balloon Amount
0	9/13/2012		22,300,000.00
1	10/1/2012	17	22,300,000.00	0.00	0.00	0.00
2	11/1/2012	31	22,300,000.00	0.00	0.00	0.00
3	12/1/2012	30	22,300,000.00	0.00	0.00	0.00
4	1/1/2013	31	22,300,000.00	0.00	0.00	0.00
5	2/1/2013	31	22,300,000.00	0.00	0.00	0.00
6	3/1/2013	28	22,300,000.00	0.00	0.00	0.00
7	4/1/2013	31	22,300,000.00	0.00	0.00	0.00
8	5/1/2013	30	22,300,000.00	0.00	0.00	0.00
9	6/1/2013	31	22,300,000.00	0.00	0.00	0.00
10	7/1/2013	30	22,300,000.00	0.00	0.00	0.00
11	8/1/2013	31	22,300,000.00	0.00	0.00	0.00
12	9/1/2013	31	22,300,000.00	0.00	0.00	0.00
13	10/1/2013	30	22,267,820.79	32,179.21	0.00	0.00
14	11/1/2013	31	22,239,191.98	28,628.81	0.00	0.00
15	12/1/2013	30	22,206,708.73	32,483.25	0.00	0.00
16	1/1/2014	31	22,177,764.18	28,944.55	0.00	0.00
17	2/1/2014	31	22,148,670.08	29,094.10	0.00	0.00
18	3/1/2014	28	22,108,351.33	40,318.75	0.00	0.00
19	4/1/2014	31	22,078,898.60	29,452.73	0.00	0.00
20	5/1/2014	30	22,045,613.88	33,284.72	0.00	0.00
21	6/1/2014	31	22,015,837.00	29,776.87	0.00	0.00
22	7/1/2014	30	21,982,236.98	33,600.03	0.00	0.00
23	8/1/2014	31	21,952,132.66	30,104.32	0.00	0.00
24	9/1/2014	31	21,921,872.80	30,259.86	0.00	0.00
25	10/1/2014	30	21,887,802.95	34,069.85	0.00	0.00
26	11/1/2014	31	21,857,210.72	30,592.23	0.00	0.00
27	12/1/2014	30	21,822,817.56	34,393.16	0.00	0.00
28	1/1/2015	31	21,791,889.57	30,927.99	0.00	0.00
29	2/1/2015	31	21,760,801.79	31,087.78	0.00	0.00
30	3/1/2015	28	21,718,672.98	42,128.80	0.00	0.00
31	4/1/2015	31	21,687,206.91	31,466.07	0.00	0.00
32	5/1/2015	30	21,651,963.73	35,243.18	0.00	0.00
33	6/1/2015	31	21,620,153.00	31,810.73	0.00	0.00
34	7/1/2015	30	21,584,574.55	35,578.45	0.00	0.00
35	8/1/2015	31	21,552,415.64	32,158.91	0.00	0.00
36	9/1/2015	31	21,520,090.58	32,325.07	0.00	0.00
37	10/1/2015	30	21,484,011.82	36,078.76	0.00	0.00
38	11/1/2015	31	21,451,333.33	32,678.48	0.00	0.00
39	12/1/2015	30	21,414,910.79	36,422.55	0.00	0.00
40	1/1/2016	31	21,381,875.28	33,035.51	0.00	0.00
41	2/1/2016	31	21,348,669.09	33,206.19	0.00	0.00
42	3/1/2016	29	21,308,175.11	40,493.98	0.00	0.00
43	4/1/2016	31	21,274,588.14	33,586.97	0.00	0.00

SCHEDULE 2.3(a)

44	5/1/2016	30	21,237,281.87	37,306.27	0.00	0.00
45	6/1/2016	31	21,203,328.61	33,953.26	0.00	0.00
46	7/1/2016	30	21,165,666.04	37,662.57	0.00	0.00
47	8/1/2016	31	21,131,342.77	34,323.27	0.00	0.00
48	9/1/2016	31	21,096,842.16	34,500.61	0.00	0.00
49	10/1/2016	30	21,058,647.16	38,195.00	0.00	0.00
50	11/1/2016	31	21,023,770.96	34,876.20	0.00	0.00
51	12/1/2016	30	20,985,210.60	38,560.36	0.00	0.00
52	1/1/2017	31	20,949,954.97	35,255.62	0.00	0.00
53	2/1/2017	31	20,914,517.20	35,437.78	0.00	0.00
54	3/1/2017	28	20,868,439.06	46,078.13	0.00	0.00
55	4/1/2017	31	20,832,580.12	35,858.94	0.00	0.00
56	5/1/2017	30	20,793,063.81	39,516.31	0.00	0.00
57	6/1/2017	31	20,756,815.43	36,248.38	0.00	0.00
58	7/1/2017	30	20,716,920.29	39,895.14	0.00	0.00
59	8/1/2017	31	20,680,278.50	36,641.79	0.00	0.00
60	9/1/2017	31	20,643,447.39	36,831.11	0.00	0.00
61	9/11/2017	10	0.00	109,273.47	20,534,173.92	20,643,447.39

SCHEDULE 2.3(a)

SCHEDULE 2.5(b)

REQUIRED REPAIRS

None.

SCHEDULE 2.5(b)

SCHEDULE 2.7

SOURCES AND USES

Sources

Source	Amount
Loan:	$22,300,000
Borrower Equity Contribution:	$9,873,000
Total:	$32,173,000

Uses

Use	Amount
Acquisition of Projects:	$31,400,000
Acquisition Fee:	$350,000
Commitment Fee:	$223,000
Closing Costs (est.)	$200,000
Total:	$32,173,000

SCHEDULE 2.7

SCHEDULE 6.1

ORGANIZATION; FORMATION

A.           Borrower’s Organizational Structure. See attached chart.

B.           Organizational Information. (Borrower and each entity comprising Borrower Party).

Legal Name	State of Formation	Type of Entity	State Organization ID No.	Federal Tax ID No.
CHP Portland, LLC	Delaware	Limited liability company	5165986	45-5475756
CHP Medford 1, LLC	Delaware	Limited liability company	5165987	46-0854163
CHP Friendswood SNF 1, LLC	Delaware	Limited liability company	5200025	46-0862893
Cornerstone Healthcare Holdings 1, LLC	Delaware	Limited liability company	5165903	45-5495453
Cornerstone Core Properties REIT, Inc.	Maryland	Corporation	D10272573	73-1721791

C.           Location Information.

1.		Borrower:

	a.	Chief Executive Office:	1920 Main Street, Suite 400 Irvine, California 92614

	b.	Location of any prior Chief Executive Office (during last 5 years):	N/A

	c.	Other Office Location:	N/A

	d.	Location of Collateral:	At the Projects

2.		Borrower Parties:

	a.	Chief Executive Office:	1920 Main Street, Suite 400 Irvine, California 92614

	b.	Location of any prior Chief Executive Office (during last 5 years):	N/A

	c.	Other Office Location:	N/A

ORGANIZATIONAL CHART

[See Attached]

SCHEDULE 6.1

1

SCHEDULE 6.22

DISCLOSURES REGARDING HEALTHCARE MATTERS

None.

SCHEDULE 6.22

1

SCHEDULE 6.22(a)

THIRD PARTY PAYOR PROGRAMS

Sheridan Project

Medicare Provider No. 385275

Medicaid Provider No. 800092

NPI Number 1316992347

Portland Project

Medicare Provider No. 385237

Medicaid Provider No. 800034

NPI Number 1811987779

Medford Project

Medicaid Provider No. 135955

Friendswood Project

Medicaid Vendor No.     4286

Medicare Provider No.  67-5744

SCHEDULE 6.22(a)

1

SCHEDULE 6.22(b)

PRIMARY LICENSES

1.	Nursing Facility License #1780937313, issued for Fernhill Estates, 5737 NE 37th, Portland, OR 97211 (expiration: 12/31/2012).

2.	Nursing Facility License #1361721217, issued for Sheridan Care Center, 411 SE Sheridan Rd., Sheridan, OR 97378 (expiration: 12/31/2012).

3.	Residential Care Facility License #1845022081, issued for Farmington Square – Medford, 1530 Poplar Drive, Medford, OR 97504 (expiration 9/3/2014).

4.	Nursing Facility License #132738, issued for Friendship Haven Healthcare and Rehabilitation Center, 1500 Sunset Drive, Friendswood, Galveston County, Texas. 77546.

SCHEDULE 6.22(b)

1

SCHEDULE 7.2

FORM OF COMPLIANCE CERTIFICATE

Compliance Certificate

Date: ________________, ______

General Electric Capital Corporation,

as Administrative Agent

500 West Monroe Street

Chicago, Illinois 60661

Attention:	Managing Director, HFS Real Estate

Portfolio Management Group

Re: Compliance Certificate – Loan No. 07-0004432

Ladies and Gentlemen:

This certificate is given in accordance with Section 7.2 and Section 9.10 of the Loan Agreement dated __________________ (as amended from time to time, the “Loan Agreement”), among CHP Portland, LLC, CHP Medford 1, LLC and CHP Friendswood SNF, LLC (the foregoing, collectively, “Borrower”) and General Electric Capital Corporation, as Administrative Agent on behalf of the financial institutions from time to time party to the Loan Agreement (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

I hereby certify that:

1.	I am an officer of the manager of each Borrower, and

2.	Based on my review of the financial statements delivered with this certificate in accordance with the Section 7.1 of the Loan Agreement, such (a) financial statements fairly present the financial condition of each Borrower as the dates of such financial statements in all material respects and (b) have been prepared in accordance with GAAP consistently applied. There have been no material changes in accounting policies or financial reporting practices of any Borrower Party since ____________, 201_ [insert date of last year-end financial statement provided by Borrower], or, if any such change has occurred, I have attached a description of such changes.

SCHEDULE 7.2

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3.	I have reviewed the terms of the Loan Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of each Borrower during the accounting period covered by such financial statements.

4.	Such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge whether arising out of such review or otherwise, of the existence during or at the end of such accounting period or as of the date hereof, of any condition or event that constitutes a Potential Default or an Event of Default, or if any Potential Default or Event or Default existed or exists, attached as Schedule 1 hereto is a description of the nature and period of existence thereof and what action Borrower has taken or propose to take with respect thereto.

5.	Guarantor is in compliance with the covenants contained in the Recourse Guaranty constituting a part of the Loan Documents, except as set forth in Schedule 4 attached hereto.

6.	Except as noted on Schedule 2 attached hereto, the undersigned has no knowledge of any federal or state tax liens having been filed against the Borrower, Guarantor, the Operator or all or any portion of any Project.

7.	Except as noted on Schedule 2 attached hereto, the undersigned has no knowledge of any failure of any Borrower, Guarantor or Operator to make required payments of withholding or other tax obligations of such Borrower, Guarantor or Operator during the accounting period to which the attached statements pertain or any subsequent period.

8.	If the Loan Agreement contemplates payments into a lockbox or restricted account, or directly to Lender, Administrative Agent, Borrower and Operator (as required under the Loan Agreement or in the Loan Documents) have directed all of its account debtors, residents and/or lessees, as applicable, to make payments into such account or to Administrative Agent.

9.	If the Loan Agreement contemplates a lien on the deposit accounts of the Borrower in favor of Administrative Agent, Schedule 3 attached hereto contains a complete and accurate statement of all deposit or investment accounts maintained by Borrower, Guarantor or any Operator.

10.	With respect to each Project:

(a)	there are no current, pending or threatened proceedings relating to a condemnation or other public taking of such Project;

(b)	the Project has suffered no casualty or other damage or loss of the type typically covered by hazard insurance;

SCHEDULE 7.2

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(c)	all insurance required to be maintained by Borrower, Guarantor or Operator under the Loan Agreement is in force;

(d)	all real estate taxes or other assessments pertaining to such Project have been paid as and when due.

(e)	the undersigned has no knowledge of any current, pending or threatened changes to the zoning classification or permitted uses of such Project.

11.	All of the other covenants (i.e., those not specifically described in the prior paragraphs above) set forth in the Loan Agreement and Security Documents are fully performed and the representations and warranties set forth in the Loan Agreement and Security Documents are and remain true, correct, and complete (except as set forth on Schedule 4 attached hereto).

12.	Except as set forth in the Loan Agreement or on Schedule 5 attached hereto, Borrower not has received (a) any notice of default under other obligations relating to the Projects or otherwise material to Borrower’s business, including any notices of violations of any laws, regulations, codes or ordinances; (b) any notice of threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any Governmental Authority, materially adversely affecting Borrower, any Borrower Party or Projects; (c) Healthcare Investigations; (d) any notice of default or termination given or made to any Operator by Borrower or received from any Operator; and (e) any notice of default or termination under any license or permit necessary for the operation of the Projects in the manner required by the Loan Agreement. If any such notices or Healthcare Investigations have been received or commenced, they are listed on Schedule 5 and Borrower has provided (or are providing concurrently with this Certificate) Administrative Agent with copies of such notices and relevant materials referred to herein. With respect to any such notices or Healthcare Investigations, Borrower is providing the following information: (a) number of records requested, (b) dates of service, (c) dollars at risk, (d) date records submitted, (e) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied, (f) additional remedies proposed or imposed, (g) status update, including appeals, and (h) any other pertinent information related thereto.

13.	The calculations set forth on Schedule 6 have been made to determine Borrower’s compliance with Section 8.15 of the Loan Agreement, which calculations are true, correct, and complete.

SCHEDULE 7.2

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The foregoing certification and computations are made as of _____________, 20___ and delivered this _____day of _____________, 20___.

Sincerely,

___________________________________
in his capacity as _____________________ of Cornerstone Core Properties REIT, Inc., the manager of each of CHP Portland, LLC, CHP Medford 1, LLC and CHP Friendswood SNF, LLC

SCHEDULE 7.2

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Schedule 1

Description of Defaults or Potential

Defaults and Cures Being Undertaken

SCHEDULE 7.2

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Schedule 2

Tax Liens or Withholding Obligations

SCHEDULE 7.2

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Schedule 3

List of all Deposit Accounts

SCHEDULE 7.2

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Schedule 4

Exceptions to Covenant Compliance

SCHEDULE 7.2

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Schedule 5

Schedule of Notices of Default, Litigation, etc.

SCHEDULE 7.2

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Schedule 6

Financial Covenant Analysis

As of: ____________ __, 20__

A. NET OPERATING INCOME (“NOI”):

(1) Name of Borrower:	CHP Portland, LLC

(a) Calculation Period:	(a) Trailing 12 Months

(b) Adjusted Revenue	(b) $___________________

(c) Less Adjusted Expenses:	(c) $___________________
(including real estate tax, management fee equal to 5% of effective gross income regardless of whether paid & replacement reserve of $350 per licensed bed/unit)

(d) Adjusted Net Operating Income:	(d) $___________________

(2) Name of Borrower:	CHP Medford 1, LLC

(a) Calculation Period:	(a) Trailing 12 Months

(b) Adjusted Revenue	(b) $___________________

(c) Less Adjusted Expenses:	(c) $___________________
(including real estate tax, management fee equal to 5% of effective gross income regardless of whether paid & replacement reserve of $350 per licensed bed/unit)

(d) Adjusted Net Operating Income:	(d) $___________________

(3) Name of Borrower:	CHP Friendswood, SNF, LLC

(a) Calculation Period:	(a) Trailing 12 Months

(b) Adjusted Revenue	(b) $___________________

(c) Less Adjusted Expenses:	(c) $___________________
(including real estate tax, management fee equal to 5% of effective gross income regardless of whether paid & replacement reserve of $350 per licensed bed/unit)

(d) Adjusted Net Operating Income:	(d) $___________________

SCHEDULE 7.2

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B. DEBT SERVICE OF BORROWER:

(1) Calculation Period:	(1) Trailing 12 Months

(2) Debt Service Calculation:

(a) Interest Expense	(a) $___________________

(b) Scheduled Amortization of Principal	(b) $___________________

(c) Other Payments on Permitted Debt	(c) $___________________

(d) Total Debt Service	(d) $___________________

(3) Debt Service Coverage Ratio (ANOI/Debt Service):	(3) :1.00

(4) Required Minimum Debt Service Coverage Pursuant to Section 8.15):	(4) 2.00:1.00

(5) In Compliance:	(5) ☐ Yes ☐ No

C. AVERAGE OCCUPANCY RATE:

(1) Calculation Period:	(1) Trailing 3 Months

(2) Average Occupancy Rate for Calculation Period – Portland Project (described on Part 1 of Exhibit A to the Loan Agreement):	(2) _______________%

(3) Average Occupancy Rate for Calculation Period – Sheridan Project (described on Part 2 of Exhibit A to the Loan Agreement)	(3) _______________%

(4) Average Occupancy Rate for Calculation Period – Medford Project (described on Part 3 of Exhibit A to the Loan Agreement)	(4) _______________%

(5) Average Occupancy Rate for Calculation Period – Friendswood Project (described on Part 4 of Exhibit A to the Loan Agreement)	(5) _______________%

(6) Average Occupancy Rate for Calculation Period (average of lines 2, 3, 4 and 5):	(6) _______________%

(7) Required Minimum Occupancy Rate:	(7) 66%

(8) In Compliance:	(8) ☐ Yes ☐ No

SCHEDULE 7.2

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D. PROJECT YIELD:

(1) Calculation Period:	(1) Trailing ___ Months

(2) NOI:	(2) $___________________

(a) Interest Expense

(3) Outstanding Principal Balance of Loan:	(3) $___________________

(4) Project Yield for Calculation Period (ANOI ÷ Principal Balance of Loan):	(4) $___________________

(5) Required Project Yield:	(5) 15.3%

(6) In Compliance:	(6) ☐ Yes ☐ No

SCHEDULE 7.2

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SCHEDULE 12.37

POST-CLOSING OBLIGATIONS

Project	Description of Post Closing Obligation	Required Completion Date
Friendswood Project	Remove and remediate existing mold growth; identify site of water intrusion into site of mold incursion and restore same to watertight condition; deliver evidence reasonably acceptable to Administrative Agent confirming completion of work.	Within ninety days following the Closing Date

Portland Project	Deliver evidence reasonably satisfactory to Administrative Agent that commercial general liability insurance that complies with the requirements specified in Sections 3.1(b) and 3.1(c) and otherwise reasonably acceptable to Administrative Agent has been obtained from an insurance company in compliance with the requirements specified in Section 3.1(c); deliver to Administrative Agent the endorsements to such policy required under Section 3.1(c).	On or before October 1, 2012

Medford Project	Deliver to Administrative documentation reasonably acceptable to Administrative Agent evidencing premium financing arrangement.	Within thirty (30) days following the Closing Date

Medford Project	Deliver to Administrative Agent a waiver of subrogation for insurance policies in form reasonably acceptable to Administrative Agent.	Within 5 Business Days following Closing Date

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Medford Project	Deliver to Administrative Agent mortgagee/loss payee endorsements to insurance policies as required under Section 3.1(c).	Within 10 Business Days following Closing Date
Friendswood Project
Sheridan Project	Deliver evidence reasonably satisfactory to Administrative Agent that Borrowers have obtained excess flood insurance coverage amount providing additional coverage in an amount equal to or in excess of $500,000	Within 5 Business Days following the Closing Date

All Projects	Deliver information for deposit accounts form which debt service payments will be made.	Within five (5) business days following the Closing Date

All Projects	Deliver Deposit Account Control Agreement, in form and substance reasonably satisfactory to Agent, executed by each Deposit Account Bank and Borrower and covering each Borrower’s Deposit Accounts.	Within thirty (30) days following the Closing Date, which period may be extended by Agent in its reasonable discretion

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